Exhibit 10.1

$65,000,000

CREDIT AGREEMENT

among

FLUENT, LLC,
as the Borrower,

CERTAIN SUBSIDIARIES OF THE BORROWER
FROM TIME TO TIME PARTY HERETO,
as Guarantors,

THE LENDERS PARTY HERETO,

and

CITIZENS BANK, N.A.,
as Administrative Agent

Dated as of March 31, 2021

CITIZENS BANK, N.A.,

as Lead Arranger and Bookrunner

TABLE OF CONTENTS

i

Schedules

Schedule 1.1(a)	Investments
Schedule 1.1(b)	Liens
Schedule 2.1(a)	Lenders and Commitments
Schedule 3.3	Patriot Act Information
Schedule 3.6	Litigation
Schedule 3.12	Subsidiaries; Joint Ventures; Partnerships
Schedule 3.15	Taxes
Schedule 3.16(a)	Intellectual Property
Schedule 3.16(b)	Instruments and Tangible Chattel Paper
Schedule 3.16(c)	Deposit Accounts
Schedule 3.16(d)	Commercial Tort Claims
Schedule 3.16(e)	Pledged Equity Interests
Schedule 3.16(f)(i)	Mortgaged Properties
Schedule 3.16(f)(ii)	Other Collateral Locations
Schedule 3.21	Collective Bargaining Agreements
Schedule 5.12	Mortgage Requirements
Schedule 5.17	Post-Closing Matters
Schedule 6.1(b)	Indebtedness

Exhibits
Exhibit 1.1(a)	Form of Account Designation Notice
Exhibit 1.1(b)	Form of Assignment and Assumption
Exhibit 1.1(c)	Form of Joinder Agreement
Exhibit 1.1(d)	Form of Notice of Borrowing
Exhibit 1.1(e)	Form of Notice of Conversion/Extension
Exhibit 1.1(f)	Form of Bank Product Provider Notice
Exhibit 2.1(a)	Form of Funding Indemnity Letter
Exhibit 2.1(e)	Form of Revolving Loan Note
Exhibit 2.2(d)	Form of Term Loan Note
Exhibit 2.4(d)	Form of Swingline Loan Note
Exhibit 2.16(a)	Form of U.S. Tax Compliance Certificate
Exhibit 2.16(b)	Form of U.S. Tax Compliance Certificate
Exhibit 2.16(c)	Form of U.S. Tax Compliance Certificate
Exhibit 2.16(d)	Form of U.S. Tax Compliance Certificate
Exhibit 4.1(l)	Form of Solvency Certificate
Exhibit 4.1(p)	Form of Financial Condition Certificate
Exhibit 5.2(b)	Form of Officer’s Compliance Certificate
Exhibit 6.1(d)	Form of Global Intercompany Note

v

THIS CREDIT AGREEMENT, dated as of March 31, 2021, is by and among FLUENT, LLC, a Delaware limited liability company (the “Borrower”), the Guarantors (as hereinafter defined), the Lenders (as hereinafter defined) and CITIZENS BANK, N.A., a national banking association, as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Credit Parties (as hereinafter defined) have requested that the Lenders make loans and other financial accommodations to the Credit Parties in an aggregate amount of up to $65,000,000, as more particularly described herein; and

WHEREAS, the Lenders have agreed to make such loans and other financial accommodations to the Credit Parties on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1         Defined Terms.

As used in this Agreement, terms defined in the preamble to this Agreement have the meanings therein indicated, and the following terms have the following meanings:

“Accessible Borrowing Availability” shall mean, as of any date of determination, the amount that the Borrower is able to borrow on such date under the Revolving Committed Amount.

“Account Designation Notice” shall mean the Account Designation Notice dated as of the Closing Date from the Borrower to the Administrative Agent in substantially the form attached hereto as Exhibit 1.1(a).

“Additional Credit Party” shall mean each Person that becomes a Guarantor by execution of a Joinder Agreement in accordance with Section 5.10.

“Additional Term Loan Lender” shall mean, at any time, any bank or other financial institution that agrees to provide any portion of any Other Term Loans or Other Term Commitments pursuant to a Refinancing Amendment in accordance with Section 2.23; provided that each Additional Term Loan Lender (other than any Person that is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender at such time) shall be subject to the consent of the Borrower and the Administrative Agent (such consent not to be unreasonably withheld or delayed) (if and to the extent such consent would be required under Section 9.6(b)).

“Administrative Agent” or “Agent” shall have the meaning set forth in the first paragraph of this Agreement and shall include any successors in such capacity.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any U.K. Financial Institution.

“Affiliate” shall mean, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the Person specified.

“Agreement” or “Credit Agreement” shall mean this Agreement, as amended, modified, extended, restated, replaced, or supplemented from time to time in accordance with its terms.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, (b) the Prime Rate in effect on such day, and (c) the sum of (i) LIBOR (as determined pursuant to the definition of LIBOR), for an Interest Period of one (1) month commencing on such day plus (ii) 1.00%, in each instance as of such date of determination. For purposes hereof: “Prime Rate” shall mean a rate per annum equal to the prime rate of interest announced from time to time by Citizens or its parent company (which such rate is an index or base rate and does not necessarily reflect the lowest or best rate charged to its customers or other banks), changing when and as said prime rate changes. For purposes hereof: “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive in the absence of manifest error) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms above, the Alternate Base Rate shall be determined without regard to clause (a) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in any of the foregoing will become effective at the opening of business on the effective date of such change in the Federal Funds Rate, the Prime Rate or LIBOR for an Interest Period of one (1) month. Notwithstanding anything contained herein to the contrary, to the extent that the provisions of Section 2.13 shall be in effect in determining LIBOR pursuant to clause (c) hereof, the Alternate Base Rate shall be the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. In no event shall the Alternate Base Rate be less than 0.25%.

“Alternate Base Rate Loans” shall mean Loans that bear interest at an interest rate based on the Alternate Base Rate.

“Anti-Terrorism Law” shall mean any Requirement of Law related to money laundering or financing terrorism, including, without limitation, (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (“USA PATRIOT Act”) of 2001 (Title III of Pub. L. 107-56), (b) The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), (c) the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended), (d) Executive Order 13224 (effective September 24, 2001) and (e) the Proceeds of Crime Act 2002 (as amended by the Crime and Courts Act 2013 and the Serious Crime Act 2015), the Money Laundering Regulations 2007 and the Terrorism Act 2000 (as amended by the Anti-Terrorism, Crime and Security Act 2001, the Terrorism Act 2006 and the Terrorism Act 2000 and Proceeds of Crime Act 2002 (Amendment) Regulations 2007).

“Applicable Daily SOFR” shall mean the Daily Simple SOFR unless the Administrative Agent and the Borrower shall mutually agree in writing to select Daily Compounded SOFR as the replacement for the then-current Benchmark for the applicable Corresponding Tenor.

“Applicable Margin” shall mean, for any day, the rate per annum set forth below opposite the applicable level then in effect (based on the Total Leverage Ratio), it being understood that the Applicable Margin for (a) Revolving Loans and Term Loans that are Alternate Base Rate Loans shall be the percentage set forth under the column “Base Rate Margin”, (b) Revolving Loans and Term Loans that are LIBOR Rate Loans shall be the percentage set forth under the column “LIBOR Margin & L/C Fee” and (c) the Letter of Credit Fee shall be the percentage set forth under the column “LIBOR Margin & L/C Fee”:

Applicable Margin
Level	Total Leverage Ratio	LIBOR Margin & L/C Fee	Base Rate Margin
I	Greater than 2.25 to 1.00	2.75%	1.75%
II	Greater than 1.75 to 1.00 but less than or equal to 2.25 to 1.00	2.25%	1.25%
III	Less than or equal to 1.75 to 1.00	1.75%	0.75%

The Applicable Margin shall, in each case, be determined and adjusted quarterly on the date five (5) Business Days after the date on which the Administrative Agent has received from the Borrower the financial information required to be delivered to the Administrative Agent and the Lenders in accordance with the provisions of Sections 5.1(a) or 5.1(b), as applicable, and the Officer’s Compliance Certificate required to be delivered in accordance with Section 5.2(b) (each an “Interest Determination Date”). Such Applicable Margin shall be effective from such Interest Determination Date until the next such Interest Determination Date. After the Closing Date, if the Credit Parties shall fail to provide the financial information or Officer’s Compliance Certificate in accordance with the provisions of Sections 5.1(a) or 5.1(b), as applicable, and Section 5.2(b), the Applicable Margin shall, on the date five (5) Business Days after the date by which the Credit Parties were so required to provide such financial information or Officer’s Compliance Certificate to the Administrative Agent, be based on Level I until such time as such financial information and Officer’s Compliance Certificate or corrected information or a corrected Officer’s Compliance Certificate is provided, whereupon the Level shall be determined by the then current Total Leverage Ratio. Notwithstanding the foregoing, the initial Applicable Margins shall be set at Level II until the financial information and Officer’s Compliance Certificate required to be delivered pursuant to Section 5.1(b) and 5.2(b) for the first full fiscal quarter to occur following the Closing Date have been delivered to the Administrative Agent, for distribution to the Lenders. In the event that any financial information or Officer’s Compliance Certificate delivered pursuant to Sections 5.1 or 5.2(b) is shown to be inaccurate (but in any event not beyond the date which is 180 days after the termination of this Agreement, the Commitments and the Obligations hereunder), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, the Borrower shall immediately (a) deliver to the Administrative Agent a corrected Officer’s Compliance Certificate for such Applicable Period, (b) determine the Applicable Margin for such Applicable Period based upon the corrected Officer’s Compliance Certificate, and (c) immediately pay to the Administrative Agent for the benefit of the Lenders the accrued additional interest and other fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly distributed by the Administrative Agent to the Lenders entitled thereto. It is acknowledged and agreed that nothing contained herein shall limit the rights of the Administrative Agent and the Lenders under the Credit Documents, including their rights under Sections 2.8 and 7.1.

Notwithstanding the foregoing, the Applicable Margin in respect of any Other Term Loans shall be the applicable percentages per annum set forth in the relevant Incremental Assumption Agreement.

“Applicable Percentage” shall mean, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Revolving Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentage shall be determined based on the Revolving Commitments most recently in effect, giving effect to any assignments.

“Approved Bank” shall have the meaning set forth in the definition of “Cash Equivalents.”

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” shall mean Citizens.

“Asset Coverage Ratio” shall mean, as of any date of determination, for the Credit Parties and their Subsidiaries on a Consolidated basis, the ratio of (a) Domestic Unrestricted Cash on the balance sheet of the Credit Parties and their Subsidiaries (but excluding any cash received on such date in connection with any Loan or other incurrence of Indebtedness) plus accounts receivable to (b) Consolidated Funded Debt on such date.

“Asset Disposition” shall mean the disposition of any or all of the assets (including, without limitation, the Equity Interests of a Subsidiary or any ownership interest in a joint venture) of any Credit Party or any Subsidiary whether by sale, lease, transfer or otherwise, in a single transaction or in a series of transactions. The term “Asset Disposition” shall not include any Disposition permitted by Subsections 6.4(a)(i) through (v), 6.4(a)(vii) through (xi) or 6.4(a)(xiii), or other Dispositions resulting in aggregate Net Proceeds not exceeding $1,000,000 in any fiscal year of the Borrower.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.6), and accepted by the Administrative Agent, in substantially the form of Exhibit 1.1(b) or any other form approved by the Administrative Agent.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (iv) of Section 2.13(b).

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean, with respect to (a) any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Product” shall mean any of the following products, services or facilities extended to any Credit Party or any Subsidiary by any Bank Product Provider: (a) Cash Management Services; (b) products under any Hedging Agreement; (c) commercial credit card, purchase card and merchant card services; and (d) other banking products or services as may be requested by any Credit Party; provided, however, that for any of the foregoing to be included as “Credit Party Obligations” for purposes of a distribution under Section 2.11(b), the applicable Bank Product Provider must have previously provided a Bank Product Provider Notice to the Administrative Agent which shall provide the following information: (i) the existence of such Bank Product and (ii) the maximum dollar amount (if reasonably capable of being determined) of obligations arising thereunder (the “Bank Product Amount”). The Bank Product Amount may be changed from time to time upon written notice to the Administrative Agent by the Bank Product Provider.

“Bank Product Amount” shall have the meaning set forth in the definition of Bank Product.

“Bank Product Debt” shall mean the Indebtedness and other obligations of any Credit Party or Subsidiary relating to Bank Products.

“Bank Product Provider” shall mean any Person that provides Bank Products to a Credit Party or any Subsidiary to the extent that (a) such Person is a Lender, an Affiliate of a Lender or any other Person that was a Lender (or an Affiliate of a Lender) at the time it entered into the Bank Product but has ceased to be a Lender (or whose Affiliate has ceased to be a Lender) under the Credit Agreement or (b) such Person is a Lender or an Affiliate of a Lender on the Closing Date and the Bank Product was entered into on or prior to the Closing Date (even if such Person ceases to be a Lender or such Person’s Affiliate ceases to be a Lender).

“Bank Product Provider Notice” shall mean a notice substantially in the form of Exhibit 1.1(f).

“Bankruptcy Code” shall mean the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Bankruptcy Event” shall mean any of the events described in Section 7.1(e) or (f).

“Benchmark” shall mean, initially, USD LIBOR; provided that if a Benchmark Transition Event, a Term SOFR Transition Event, or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (i) of Section 2.13(b).

“Benchmark Replacement” shall mean, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)	the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2)	the sum of: (a) Applicable Daily SOFR and (b) the related Benchmark Replacement Adjustment;

(3)

the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1) above, such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then- current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)    for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a)

the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b)

the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2)    for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar denominated syndicated credit facilities;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:

(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;

(3)    in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders; or

(4)    in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Borrower pursuant to Section 2.13(b).

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or a Governmental Authority having jurisdiction over the Administrative Agent announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” shall mean the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.13(b) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.13(b).

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Blocking Regulation” shall have the meaning set forth in Section 3.27.

“Borrower” shall have the meaning set forth in the first paragraph of this Agreement.

“Borrowing Date” shall mean, in respect of any Loan, the date such Loan is made.

“Business” shall have the meaning set forth in Section 3.10.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in Boston, Massachusetts or New York, New York are authorized or required by law to close; provided, however, that when used in connection with a rate determination, borrowing or payment in respect of a LIBOR Rate Loan, the term “Business Day” shall also exclude any day on which banks in London, England are not open for dealings in Dollar deposits in the London interbank market.

“Capital Lease” shall mean any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

“Capital Lease Obligations” shall mean the capitalized lease obligations relating to a Capital Lease determined in accordance with GAAP.

“Cash Collateralize” shall mean to deposit in a Controlled Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Lenders or Lenders, as collateral for LOC Obligations or obligations of Lenders to fund participations in respect of LOC Obligations, cash or deposit account balances or, if the Administrative Agent and each applicable Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and each applicable Issuing Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” shall mean (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition (“Government Obligations”), (b) Dollar denominated time deposits, certificates of deposit, Eurodollar time deposits and Eurodollar certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (ii) any bank whose short-term commercial paper rating at the time of the acquisition thereof is at least A-2 or the equivalent thereof from S&P or from Moody’s is at least P-2 or the equivalent thereof from Moody’s (any such bank being an “Approved Bank”), in each case with maturities of not more than 364 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by any domestic corporation rated A‑2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements with a term of not more than thirty (30) days with a bank or trust company (including a Lender) or a recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America, (e) obligations of any state of the United States or any political subdivision thereof for the payment of the principal and redemption price of and interest on which there shall have been irrevocably deposited Government Obligations maturing as to principal and interest at times and in amounts sufficient to provide such payment, (f) money market accounts subject to Rule 2a-7 of the Investment Company Act of 1940 (“Rule 2a-7”) which consist primarily of cash and cash equivalents set forth in clauses (a) through (e) above and of which 95% shall at all times be comprised of First Tier Securities (as defined in Rule 2a-7) and any remaining amount shall at all times be comprised of Second Tier Securities (as defined in Rule 2a-7) and (g) shares of any so-called “money market fund”; provided that such fund is registered under the Investment Company Act of 1940 and has net assets of at least $500,000,000.

“Cash Management Services” shall mean any services provided from time to time to any Credit Party or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automatic clearinghouse, controlled disbursement, depository, electronic funds transfer, foreign currency conversion, information reporting, lockbox, stop payment, overdraft and/or wire transfer services and all other treasury and cash management services.

“Casualty Event” shall mean any event that gives rise to the receipt by any Credit Party or any of its Subsidiaries of any insurance proceeds or condemnation awards arising from any damage to, destruction of, or other casualty or loss involving, or any seizure, condemnation, confiscation or taking under power of eminent domain of, or requisition of any equipment, fixed assets or real property (including any improvements thereon) of such Credit Party or any of its Subsidiaries.

“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“CFC Holding Company” shall mean any Domestic Subsidiary with no material assets other than the Equity Interests and other securities in one or more CFCs.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean, at any time, the Parent shall fail to directly or indirectly own, free and clear of all Liens or other encumbrances (other than Liens created pursuant to or permitted by any Credit Document), 100% of the aggregate ordinary voting power and economic interests represented by the issued and outstanding Equity Interests of the Borrower on a fully diluted basis.

“Citizens” shall mean Citizens Bank, N.A., a national banking association, together with its successors and/or assigns.

“Class” shall mean, when used in reference to any Loan or Extension of Credit, refers to whether such Loan, or the Loans comprising such Extension of Credit, are Revolving Loans, Term Loans or Incremental Term Loans, and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, Term Loan Commitment or Incremental Term Loan Commitment.

“Closing Date” shall mean the date of this Agreement.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall have the meaning set forth in the Security Agreement.

“Commitment” shall mean the Revolving Commitments, the LOC Commitment, the Term Loan Commitments, the Swingline Commitment, and any Incremental Term Loan Commitment, individually or collectively, as appropriate.

“Commitment Fee” shall have the meaning set forth in Section 2.5(a).

“Commitment Percentage” shall mean the Revolving Commitment Percentage and/or the Term Loan Commitment Percentage, as appropriate.

“Commitment Period” shall mean (a) with respect to Revolving Loans and Swingline Loans, the period from and including the Closing Date to but excluding the Maturity Date and (b) with respect to Letters of Credit, the period from and including the Closing Date to but excluding the date that is twenty (20) Business Days prior to the Maturity Date.

“Committed Funded Exposure” shall mean, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Loans, LOC Obligations and Participation Interests at such time.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Commonly Controlled Entity” shall mean an entity, whether or not incorporated, which is under common control with the Parent within the meaning of Section 4001(b)(1) of ERISA or is part of a group which includes the Parent and which is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 412 of the Code to the extent required by such Section, Section 414(m) or 414(o) of the Code.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” shall mean, when used with reference to financial statements or financial statement items of the Parent and its Subsidiaries or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.

“Consolidated Capital Expenditures” shall mean, as of any date of determination for the four (4) consecutive fiscal quarter period ending on such date, all expenditures of the Credit Parties and their Subsidiaries on a Consolidated basis for such period that in accordance with GAAP would be classified as capital expenditures, including, without limitation, Capital Lease Obligations. The term “Consolidated Capital Expenditures” shall not include (a) any Permitted Acquisition and other acquisitions that constitute Investments not prohibited hereunder, (b) capital expenditures in respect of the reinvestment of proceeds from Casualty Events in accordance with the terms of Section 2.7(b)(vi), (c) expenditures made in connection with the acquisition, replacement, substitution, improvement or restoration of assets (or the acquisition of other capital assets used or useful in the business of the Credit Parties and their respective Subsidiaries) to the extent financed (i) from insurance, warranty or indemnity proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored, (ii) with cash awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced or (iii) with Net Cash Proceeds of Asset Dispositions (or a sale, transfer or disposition of assets excluded from such definition) that are reinvested in accordance with this Agreement, (d) expenditures that are accounted for as capital expenditures of the Borrower or its Subsidiaries that are actually reimbursed by a third party (other than a Credit Party or any Affiliate of a Credit Party), (e) expenditures made to effect leasehold improvements to any real property leased by the Borrower or its Subsidiaries, to the extent such expenditures have been reimbursed by the landlord or paid directly by the landlord, (f) the purchase price of equipment to the extent purchased substantially contemporaneously with the trade in or exchange of existing equipment (to the extent of the value of such trade or exchange) and (g) expenditures made during such period to the extent made with the proceeds of an issuance of equity securities by the Parent which are contributed to the Borrower, made for the purpose of funding such expenditures and which issuance is not prohibited hereunder.

“Consolidated EBITDA” shall mean, as of any date of determination for the four (4) consecutive fiscal quarter period of the Borrower ending on such date, without duplication, (a) Consolidated Net Income for such period plus (b) the sum of the following to the extent (other than with respect to clause (xiv) below) deducted in calculating Consolidated Net Income for such period:

(i) Consolidated Interest Expense (and, to the extent not included in Consolidated Interest Expense, amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees) of such Person determined on a consolidated basis for such period) for such period,

(ii) provision for taxes based on income or profits or capital gains (including, without limitation, any federal, state, local and foreign income and similar taxes) of the Credit Parties and their Subsidiaries for such period,

(iii) depreciation and amortization expense of the Credit Parties and their Subsidiaries for such period,

(iv) costs, fees and reasonable and documented out-of-pocket expenses incurred in connection with the negotiation, execution and delivery on the Closing Date of the Credit Documents and consummation on the Closing Date of the Transactions in an aggregate amount not to exceed $2,350,000,

(v) one-time costs, fees and expenses paid after the Closing Date to the Administrative Agent and/or the Lenders in connection with amendments, consents or waivers of the Credit Documents, provided, that the aggregate amount of add-backs referred to in this clause (v), together with any add-backs referred to in clauses (vi) and (ix) below, shall not exceed 15% of Consolidated EBITDA during any four (4) consecutive fiscal quarter period after giving effect to such amounts,

(vi) reasonable costs, fees (including brokerage fees) and expenses incurred in connection with the consummation of any transaction (or any transaction proposed and not consummated), including the issuance or offering of equity interests, investments, acquisitions, dispositions, recapitalizations, mergers, consolidations or amalgamations, option buyouts or the incurrence, repayment, refinancing, amendment or modification of Indebtedness (including any amortization or write-off of debt issuance of deferred financing costs, premiums and prepayment penalties) or similar transactions; provided, further, that the aggregate amount of add-backs referred to in this clause (vi), together with any add-backs referred to in clause (v) above and clause (ix) below, shall not exceed 15% of Consolidated EBITDA during any four (4) consecutive fiscal quarter period after giving effect to such amounts,

(vii) all non-recurring or unusual losses, charges and expenses (including, without limitation, legal and regulatory settlement accruals, payments and any associated attorney fees); provided, that amounts included in Consolidated EBITDA pursuant to this clause (vii) shall not exceed $7,500,000 (prior to giving effect to the inclusion of such amount) during any four (4) consecutive fiscal quarter period (excluding any period on or prior to December 31, 2020),

(viii) directors fees paid in cash to members of the boards of directors (or similar governing bodies) of the Credit Parties in an aggregate amount not to exceed $500,000 during any four (4) consecutive fiscal quarter period and reasonable out-of-pocket expenses paid to directors,

(ix) non-recurring restructuring charges or reserves, including business optimization costs or expenses and one-time charges incurred in connection with the severance of any current employees and/or the recruitment of new employees (including any relocation costs associated therewith), provided, that the aggregate amount of add-backs referred to in this clause (ix), together with any add-backs referred to in clauses (v) and (vi) above, shall not exceed 15% of Consolidated EBITDA during any four (4) consecutive fiscal quarter period after giving effect to such amounts,

(x) unrealized losses on Hedging Agreements,

(xi) to the extent covered by insurance under which the insurer has been properly notified (and has not rejected or denied insurance coverage), expenses with respect to liability or casualty events or business interruption; provided, that, if such expenses are not actually reimbursed by the insurer within ninety (90) days after its receipt of the Credit Party’s or the Subsidiary’s written claim, the amount of such add back shall be deducted from Consolidated Net Income for the then applicable four fiscal quarter period after the expiration of such ninety (90) day period, unless and until all or a portion of such claim is paid,

(xii) charges, losses or expenses deducted in the determination of Consolidated Net Income and paid or reimbursed in cash by third parties who are not Affiliates of a Credit Party or a Subsidiary (including unaffiliated third party reimbursements to the extent paid or reimbursed by indemnity, insurance, reimbursement, guaranty, purchase price adjustment or similar arrangement) and not otherwise included in Consolidated Net Income,

(xiii) non-cash adjustments resulting from the application of purchase accounting or similar acquisition accounting under GAAP,

(xiv) pro forma “run rate” cost savings, operating expense reductions and synergies related to Permitted Acquisitions, permitted Investments, permitted asset dispositions or permitted discontinued operations that are reasonably identifiable and projected by the Borrower in good faith and certified in writing to the Administrative Agent to result from actions that have been taken or with respect to which substantial steps have been taken or initiated within 12 months after the relevant Permitted Acquisition, permitted Investment, or permitted asset disposition, net of the amount of actual benefits realized during such period from such actions to the extent already included in the Consolidated Net Income for such period; provided, that amounts included in Consolidated EBITDA pursuant to this clause (xiv) shall not exceed 15% of Consolidated EBITDA (prior to giving effect to the inclusion of such amount) in any four (4) consecutive fiscal quarter period, and

(xv) other non-cash charges, losses or expenses (excluding reserves for future cash charges) of the Credit Parties and their Subsidiaries for such period,

(xvi) other non-cash charges, losses or expenses as a result of any grant of Equity Interests to employees, officers or directors of the Credit Parties and their Subsidiaries for such period,

minus (c) non-cash charges previously added back to Consolidated Net Income in determining Consolidated EBITDA to the extent such non-cash charges have become cash charges during such period minus (d) any other non-recurring or non-cash gains during such period (including, without limitation, (i) gains from the sale or exchange of assets, (ii) gains from early extinguishment of Indebtedness or Hedging Agreements of the Credit Parties and their Subsidiaries and (iii) an accrual of a reserve taken during such period for a cash expenditure or payment to be made, or anticipated to be made, in a future period).

Notwithstanding anything herein to the contrary, Consolidated EBITDA shall be deemed to be $9,023,943 for the fiscal quarter ended March 31, 2020, $9,394,895 for the fiscal quarter ended June 30, 2020, $11,606,972 for the fiscal quarter ended September 30, 2020 and $11,145,048 for the fiscal quarter ended December 31, 2020.

“Consolidated Funded Debt” shall mean, as of any date of determination, Funded Debt of the Credit Parties and their Subsidiaries on a Consolidated basis.

“Consolidated Interest Expense” shall mean, as of any date of determination for the four (4) consecutive fiscal quarter period ending on such date, all interest expense (excluding amortization of debt discount and premium, but including the interest component under Capital Leases and synthetic leases, tax retention operating leases, off-balance sheet loans and similar off-balance sheet financing products) for such period of the Credit Parties and their Subsidiaries on a Consolidated basis.

“Consolidated Net Income” shall mean, as of any date of determination for the four (4) consecutive fiscal quarter period ending on such date, the net income of the Credit Parties and their respective Subsidiaries on a Consolidated basis for such period, all as determined in accordance with GAAP; provided that there shall be excluded (a) the income of any Person that is not a Subsidiary except to the extent of the amount of cash dividends or similar cash distributions actually paid by such Person to the Borrower or, subject to clauses (b) and (c) below, any other Consolidated Subsidiary during such period, (b) the income of, and any amounts referred to in clause (a) above paid to, any Consolidated Subsidiary (other than a Credit Party) to the extent that, on the date of determination, the declaration or payment of cash dividends or similar cash distributions by such Subsidiary is not permitted without any prior approval of any Governmental Authority that has not been obtained or is not permitted by the operation of the terms of the organizational documents of such Subsidiary, any agreement or other instrument binding upon the Borrower or any Subsidiary or any law applicable to the Borrower or any Subsidiary, unless such restrictions with respect to the payment of cash dividends and other similar cash distributions has been legally and effectively waived, and (c) the income or loss of, and any amounts referred to in clause (a) above paid to, any Consolidated Subsidiary that is not directly or indirectly wholly-owned by the Borrower to the extent such income or loss or such amounts are attributable to the noncontrolling interest in such Subsidiary; provided that Consolidated Net Income of the Credit Parties and their respective Subsidiaries will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Cash Equivalents in respect of such period, to the extent not already included therein.

“Consolidated Working Capital” shall mean, as of any date of determination, the excess of (a) current assets (excluding cash and Cash Equivalents) of the Credit Parties and their Subsidiaries on a Consolidated basis as of such date of determination less (b) current liabilities (excluding (i) the current portion of long term Indebtedness, (ii) without duplication of clause (i) above, all Loans then outstanding hereunder, (iii) the current portion of interest expense, (iv) the current portion of Capital Leases, (v) the current portion of current and deferred taxes based on income, profits or capital, (vi) the current portion of any other long-term liabilities, (vii) any liabilities recorded in connection with stock-based awards, partnership interest-based awards, awards of profits interests, deferred compensation awards and similar incentive based compensation awards or arrangement and (viii) liabilities related to Restricted Payments declared but not yet paid) of the Credit Parties and their Subsidiaries on a Consolidated basis as of such date of determination, all as determined in accordance with GAAP.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any contract, agreement, instrument or undertaking to which such Person is a party or by which it is bound.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” shall have meanings correlative thereto.

“Controlled Account” shall mean each deposit account that is subject to an account control agreement in form and substance reasonably satisfactory to the Administrative Agent and each applicable Issuing Lender.

“Copyright Licenses” shall mean any written agreement providing for the grant by or to a Person of any right under any Copyright.

“Copyrights” shall mean all copyrights in all Works, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state thereof and all renewals thereof. For the avoidance of doubt, “Copyrights” shall not include any copyright that is not subject to a registration or application with the United States Copyright Office or in any similar office or agency of the United States.

“Corresponding Tenor” shall mean, with respect to any Available Tenor, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Credit Agreement Refinancing Indebtedness” shall mean Term Loan Refinancing Indebtedness and Revolver Refinancing Indebtedness.

“Credit Documents” shall mean this Agreement, each of the Notes, any Joinder Agreement, each Incremental Assumption Agreement, each Perfection Certificate, the Letters of Credit, LOC Documents and the Security Documents and all other agreements, documents, certificates and instruments delivered to the Administrative Agent or any Lender by any Credit Party in connection therewith (other than any agreement, document, certificate or instrument related to a Bank Product).

“Credit Party” shall mean the Borrower or any of the Guarantors.

“Credit Party Obligations” shall mean, without duplication, (a) the Obligations and (b) for purposes of the Guaranty, the Security Documents and all provisions under the other Credit Documents relating to the Collateral, the sharing thereof and/or payments from proceeds of the Collateral, all Bank Product Debt, but in all cases excluding Excluded Swap Obligations.

“Daily Compounded SOFR” shall mean, for any day, SOFR, with interest accruing on a compounded daily basis, with the methodology and conventions for this rate (which will include compounding in arrears with a lookback) being established by the Administrative Agent in accordance with a methodology and the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Compounded SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Daily Simple SOFR” shall mean, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debt Issuance” shall mean the issuance of any Indebtedness by any Credit Party or any of its Subsidiaries (excluding any issuance by the Borrower or any Subsidiary of its Equity Interests or any Indebtedness of any Credit Party and its Subsidiaries permitted to be incurred hereunder).

“Debtor Relief Laws” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any of the events specified in Section 7.1, whether or not any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.

“Default Rate” shall mean (a) when used with respect to the Obligations, other than Letter of Credit Fees, an interest rate equal to (i) for Alternate Base Rate Loans (A) the Alternate Base Rate plus (B) the Applicable Margin applicable to Alternate Base Rate Loans plus (C) 2.00% per annum and (ii) for LIBOR Rate Loans, (A) the LIBOR Rate plus (B) the Applicable Margin applicable to LIBOR Rate Loans plus (C) 2.00% per annum, (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Margin applicable to Letter of Credit Fees plus 2.00% per annum and (c) when used with respect to any other fee or amount due hereunder, a rate equal to (A) the Alternate Base Rate plus (B) the Applicable Margin applicable to Alternate Base Rate Loans plus (C) 2.00% per annum.

“Defaulting Lender” shall mean, subject to Section 2.21(b), any Lender that, (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Lender or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Lender, each Swingline Lender and each Lender.

“Deposit Account” shall have the meaning set forth in the UCC.

“Deposit Account Control Agreement” shall mean an agreement, among a Credit Party, a depository institution, and the Administrative Agent, which agreement is in a form reasonably acceptable to the Administrative Agent and which provides the Administrative Agent with “control” (as such term is used in Article 9 of the UCC) over the deposit account(s) described therein, as the same may be amended, modified, extended, restated, replaced, or supplemented from time to time.

“Disposition” shall have the meaning set forth in Section 6.4.

“Disqualified Equity Interest” shall mean any Equity Interests that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Equity Interests that is not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior occurrence of the Maturity Date), (b) is redeemable at the option of the holder thereof (other than solely for Equity Interests that is not Disqualified Equity Interests) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior occurrence of the Maturity Date), in whole or in part, (c) provides for the scheduled payment of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date. Notwithstanding the preceding sentence, no Equity Interests held by any future, present or former employee, director, officer or consultant (or their respective Affiliates or immediate family members) of the Borrower or any Subsidiary thereof shall be considered Disqualified Equity Interests because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Lending Office” shall mean, initially, the office of each Lender designated as such Lender’s Domestic Lending Office shown in such Lender’s Administrative Questionnaire; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office of such Lender at which Alternate Base Rate Loans of such Lender are to be made.

“Domestic Subsidiary” shall mean any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia, other than a CFC Holding Company.

“Domestic Unrestricted Cash” shall mean, as of any date of determination, cash and Cash Equivalents on the balance sheet of the Credit Parties and their Subsidiaries on deposit in the United States that are readily available to the Credit Parties and that are not subject to any Lien other than a Lien in favor of the Administrative Agent, on behalf of the Secured Parties.

“Early Opt-in Election” shall mean, if the then-current Benchmark is USD LIBOR, the occurrence of:

(1)    a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)    the joint election by the Administrative Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.

“Earn-Out Obligations” shall mean any earn-out consideration paid to a seller in respect of any Permitted Acquisition as whole or partial consideration in connection with such Permitted Acquisition.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” shall mean, with respect to any Term Loan Facility existing as of any date of determination, the sum of (a) the higher of (i) the LIBOR Rate on such date for a deposit in Dollars with a maturity of one month and (ii) the LIBOR Rate “floor”, if any, with respect thereto as of such date, (b) the Applicable Margin (or other applicable margin) as of such date for LIBOR Rate Loans (or other loans that accrue interest by reference to a similar reference rate) and (c) the amount of original issue discount and upfront fees thereon (converted to yield assuming the lesser of (x) a four year average life and (y) the remaining life to maturity, and without any present value discount), but excluding the effect of any arrangement, structuring, underwriting and syndication fees and other fees payable in connection therewith that are neither shared with nor generally paid to all Lenders.

“Eligible Assignee” shall mean any Person that meets the requirements to be an assignee under Section 9.6(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.6(b)(iii)).

“Employee Benefit Plan” shall mean an employee benefit plan within the meaning of Section 3(3) of ERISA.

“Engagement Letter” shall mean the engagement letter dated February 8, 2021, addressed to the Borrower from Citizens, as amended, modified, extended, restated, replaced, or supplemented from time to time.

“Environmental Laws” shall mean any and all applicable federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirement of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of (a) the environment, (b) occupational health and safety (as it pertains to Materials of Environmental Concern), or (c) public health from environmental or chemical hazards, as now or may at any time be in effect during the term of this Agreement.

“Equity Interests” shall mean (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general, preferred or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers or could confer on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, without limitation, options, warrants and any other “equity security” as defined in Rule 3a11-1 of the Exchange Act.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Plan” shall mean, as of any date of determination, any Employee Benefit Plan which is covered by Title IV of ERISA and in respect of which any Credit Party or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Reserve Percentage” shall mean for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of Eurocurrency liabilities, as defined in Regulation D of such Board as in effect from time to time, or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” shall mean any of the events specified in Section 7.1; provided, however, that any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Deposit Account” shall mean any Deposit Account (i) located with the Administrative Agent, (ii) in which the balance is swept at the end of each Business Day into a Controlled Account, (iii) that is used for the sole purpose of paying Taxes (including sales Tax), (iv) that is established solely as a payroll account, employee benefit account, trust account or escrow account or (v) that is not otherwise subject to this definition so long as any time the average monthly balance in any such account does not exceed $200,000 and the aggregate average monthly balance in all such accounts does not exceed $500,000.

“Excluded Subsidiary” shall mean (i) any Subsidiary to the extent the provision of a Guaranty by such Subsidiary is prohibited by applicable law or regulation, (ii) any Immaterial Subsidiary, (iii) any Subsidiary for which the provision of a Guaranty by such Subsidiary could reasonably be expected to result in material adverse tax consequences as reasonably determined by the Borrower in good faith in consultation with the Administrative Agent, (iv) any CFC, (v) any CFC Holding Company, (vi) any Person that becomes a Subsidiary after the Closing Date and that is prohibited by any contractual obligation, or the guarantee of the Obligations by which would require any approval or consent of any Person (other than the Parent or any of its Subsidiaries), in each case which prohibition or requirement is in existence at the time such Person becomes a Subsidiary (so long as such prohibition or requirement is not created in contemplation of or in connection with such Person becoming a Subsidiary), (vii) to the extent the Administrative Agent and the Borrower mutually determine the cost and/or burden of obtaining a Guaranty from such Subsidiary outweigh the benefit to the Lenders, and (viii) the Winopoly JV. Notwithstanding the foregoing, the Borrower in its sole discretion may cause any Excluded Subsidiary to become a Guarantor in accordance with Section 5.10, provided that no violation of any law, regulation or order of any Government Authority would result at the time of any such joinder.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized or incorporated under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (x) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (y) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16(g) and (d) any withholding Taxes imposed under FATCA.

“Extension of Credit” shall mean, as to any Lender, the making of a Loan by such Lender, any conversion of a Loan from one Type to another Type, any extension of any Loan or the issuance, extension or renewal of, or participation in, a Letter of Credit or Swingline Loan by such Lender.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreement, treaty or convention entered into in connection with any of the foregoing and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement, treaty or convention or otherwise in connection with any of the foregoing.

“Federal Funds Effective Rate” shall have the meaning set forth in the definition of “Alternate Base Rate”.

“Fixed Charge Coverage Ratio” shall mean, as of any date of determination, for the Credit Parties and their Subsidiaries on a Consolidated basis, the ratio of (a) Consolidated EBITDA for the four (4) consecutive fiscal quarters ending on such date minus (i) Consolidated Capital Expenditures made during the four (4) consecutive fiscal quarter period ending on such date and not financed with Funded Debt (other than Revolving Loans), minus (ii) all cash income taxes paid or payable during the four (4) consecutive fiscal quarter period ending on such date, minus (iii) any Restricted Payments made in cash pursuant to Section 6.9 during such period (other than to the Borrower or a Subsidiary thereof) to (b) the sum of (i) Consolidated Interest Expense, net of interest income, paid or payable in cash during the four (4) consecutive fiscal quarter period ending on such date, plus (ii) Scheduled Funded Debt Payments made (or required to be made) during the four (4) consecutive fiscal quarter period ending on such date (including the principal component of payments due on Capital Leases).

“Flood Hazard Property” shall mean any Mortgaged Property that is in an area designated by the Federal Emergency Management Agency as having special flood or mudslide hazards.

“Floor” shall mean the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the LIBOR Rate.

“Foreign Lender” shall mean a Lender that is not a U.S. Person.

“Foreign Subsidiary” shall mean any Subsidiary that either (i) is not a Domestic Subsidiary or (ii) is a CFC Holding Company.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Applicable Percentage of the outstanding LOC Obligations with respect to Letters of Credit issued by such Issuing Lender other than LOC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swingline Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swingline Loans made by such Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” shall mean, with respect to any Person, without duplication, all Indebtedness of such Person (other than Indebtedness set forth in clauses (c), (f) (other than Guaranty Obligations of Funded Debt), (h), (i) (except to the extent such letters of credit or bankers’ acceptances are drawn and remain unreimbursed) and (l) (except to the extent such Indebtedness would otherwise constitute Funded Debt) of such definition), including, without limitation, the put and call options relating to the Winopoly JV that appear as liabilities on a balance sheet of such Person in conformity with GAAP.

“GAAP” shall mean generally accepted accounting principles in effect in the United States of America (or, in the case of Foreign Subsidiaries with significant operations outside the United States of America, generally accepted accounting principles in effect from time to time in their respective jurisdictions of organization or formation) applied on a consistent basis, subject, however, in the case of determination of compliance with the financial covenants set out in Section 5.9 to the provisions of Section 1.3.

“Global Intercompany Note” shall mean the Global Intercompany Note substantially in the form of Exhibit 6.1(d) or any other form approved by the Administrative Agent and the Borrower.

“Government Acts” shall have the meaning set forth in Section 2.17.

“Government Obligations” shall have the meaning set forth in the definition of “Cash Equivalents.”

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” shall mean the Domestic Subsidiaries of the Borrower, as are, or may from time to time become parties to this Agreement.

“Guaranty” shall mean the guaranty of the Guarantors set forth in Article X.

“Guaranty Obligations” shall mean, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including, without limitation, any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligations shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Hedging Agreements” shall mean, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including, without limitation, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements or other interest or exchange rate hedging agreements.

“Immaterial Subsidiary” shall mean, at any date of determination, each of the Borrower’s Subsidiaries (not constituting Excluded Subsidiaries pursuant to clauses (i), (iii) or (iv) of the definition thereof) (i) the Consolidated EBITDA of which (x) does not exceed 2.5% of, and (y) when combined with the aggregate Consolidated EBITDA of all Immaterial Subsidiaries existing at such time, does not exceed 2.5% of, in each case, the Consolidated EBITDA of the Borrower and its Subsidiaries for the four fiscal quarter period ending on the last day of the most recent period for which financial statements have been delivered pursuant to Section 5.1(a) or Section 5.1(b) and (ii) the aggregate value of the assets owned by which (x) does not exceed 2.5% of, and (y) when combined with the aggregate assets of all Immaterial Subsidiaries existing at such time, does not exceed 2.5% of, in each case, the aggregate value of the consolidated total assets owned by the Parent and its Subsidiaries for the four fiscal quarter period ending on the last day of the most recent period for which financial statements have been delivered pursuant to Section 5.1(a) or Section 5.1(b).

“Incremental Assumption Agreement” shall mean an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, among the Borrower, the Administrative Agent and each Incremental Term Lender party thereto.

“Incremental Commitments” has the meaning assigned to such term in Section 2.22(a).

“Incremental Term Facility” shall mean a term loan credit facility evidenced by Incremental Term Loan Commitments, if any.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.22, to make an Incremental Term Loan to the Borrower.

“Incremental Term Loan Maturity Date” shall mean the final maturity date of any Incremental Term Loan, as set forth in the applicable Incremental Assumption Agreement.

“Incremental Term Loan Repayment Date” shall mean each date regularly scheduled for the payment of principal of any Incremental Term Loan, as set forth in the applicable Incremental Assumption Agreement.

“Incremental Term Loans” shall mean term loans made by one or more Lenders to the Borrower pursuant to Section 2.1(c). Incremental Term Loans may be made in the form of additional Term Loans or, to the extent permitted by Section 2.22 and provided for in the relevant Incremental Assumption Agreement, Other Term Loans.

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations (including, without limitation, Seller Notes and Earnout Obligations) of such Person incurred, issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade accounts and accrued liabilities payable in the ordinary course of business and any such obligations incurred under ERISA) which would appear as liabilities on a balance sheet of such Person in conformity with GAAP, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed (with the amount thereof being measured as the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of such property), (f) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (g) all Capital Lease Obligations that are required to be classified as a liability on a balance sheet in conformity with GAAP, (h) all net obligations of such Person under Hedging Agreements, (i) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (j) all preferred Equity Interests constituting Disqualified Equity Interests, (k) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product plus any accrued interest thereon, and (l) all Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise expressly limited. Notwithstanding the foregoing, in no event shall the following constitute Indebtedness: (i) deferred revenues, liabilities associated with customer prepayments and deposits (including cash that is received from clients of AdParlor, LLC for media reimbursement and owing to third party media suppliers) and other accrued obligations (including transfer pricing and accruals for payroll and other operating expenses accrued in the ordinary course of business), in each case incurred in the ordinary course of business, (ii) operating leases, (iii) customary obligations under employment agreements and deferred compensation, (iv) deferred revenue and deferred tax liabilities or (v) contingent post-closing purchase price adjustments, deferred compensation, non-compete or consulting obligations or earn-outs to which the seller in a Permitted Acquisition or Investment may become entitled, unless and to the extent such adjustments, compensation, obligations or earn-outs would appear as fixed liabilities on a balance sheet of such Person (or as otherwise set forth in this Agreement).

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnified Person” shall have the meaning set forth in Section 9.5(b).

“Insolvency” shall mean, with respect to any Multiemployer Plan, the condition that such ERISA Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

“Intellectual Property” shall mean, collectively, all Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses of the Credit Parties and their Subsidiaries, all goodwill associated therewith and all rights to sue for infringement thereof.

“Interest Determination Date” shall have the meaning specified in the definition of “Applicable Margin”.

“Interest Payment Date” shall mean (a) as to any Alternate Base Rate Loan, the last Business Day of each March, June, September and December and on the applicable Maturity Date, (b) as to any LIBOR Rate Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any LIBOR Rate Loan having an Interest Period longer than three months, (i) each three (3) month anniversary following the first day of such Interest Period and (ii) the last day of such Interest Period and (d) as to any Loan which is the subject of a mandatory prepayment required pursuant to Section 2.7(b), the date on which such mandatory prepayment is due.

“Interest Period” shall mean, with respect to any LIBOR Rate Loan,

(a)         initially, the period commencing on the Borrowing Date or conversion date, as the case may be, with respect to such LIBOR Rate Loan and ending one, three or six months thereafter (or twelve months thereafter, subject to availability to all applicable Lenders), as selected by the Borrower in the Notice of Borrowing or Notice of Conversion/Extension given with respect thereto; and

(b)         thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Rate Loan and ending one, three, six, or twelve months thereafter, subject to availability to all applicable Lenders, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that the foregoing provisions are subject to the following:

(i)         if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)         any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month;

(iii)         if the Borrower shall fail to give notice as provided above, the Borrower shall be deemed to have selected an Alternate Base Rate Loan to replace the affected LIBOR Rate Loan;

(iv)         no Interest Period in respect of any Loan shall extend beyond the applicable Maturity Date; and

(v)         no more than six (6) LIBOR Rate Loans may be in effect at any time. For purposes hereof, LIBOR Rate Loans with different Interest Periods shall be considered as separate LIBOR Rate Loans, even if they shall begin on the same date and have the same duration, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new LIBOR Rate Loan with a single Interest Period.

“Investment” shall mean (a) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of Equity Interests, other ownership interests or other securities of any Person or bonds, notes, debentures or all or substantially all of the assets of any Person, (b) any advance, loan or other extension of credit to, any Person (other than deposits made in the ordinary course of business) or (c) any other capital contribution to or investment in any Person, including, without limitation, any Guaranty Obligation (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such Person. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Borrower or a Subsidiary thereof in respect of such Investment.

“IRS” shall mean the United States Internal Revenue Service.

“ISDA Definitions” shall mean the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Issuing Lender” shall mean Citizens, in its capacity as issuer of Letters of Credit hereunder, or such other Lender as designated by the Borrower and approved by the Administrative Agent; provided that such Lender has agreed to be an Issuing Lender, together with any successor thereto.

“Issuing Lender Fees” shall have the meaning set forth in Section 2.5(c).

“Joinder Agreement” shall mean a Joinder Agreement in substantially the form of Exhibit 1.1(c), executed and delivered by an Additional Credit Party in accordance with the provisions of Section 5.10.

“LCA Election” shall have the meaning set forth in Section 1.6.

“Lenders” shall mean the Persons listed on Schedule 2.1(a) and any other Person that shall have become party hereto pursuant to an Assignment and Assumption or an Incremental Assumption Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context requires otherwise, the term “Lenders” includes the Swingline Lenders.

“Letter of Credit” shall mean any letter of credit issued by the Issuing Lender pursuant to the terms hereof, as such letter of credit may be amended, modified, restated, extended, renewed, increased, replaced or supplemented from time to time in accordance with the terms of this Agreement.

“Letter of Credit Facing Fee” shall have the meaning set forth in Section 2.5(c).

“Letter of Credit Fee” shall have the meaning set forth in Section 2.5(b).

“LIBOR” shall mean, subject to the implementation of a Replacement Rate in accordance with Section 2.13(b), for any LIBOR Rate Loan for any Interest Period therefor, the rate per annum determined by the Administrative Agent to be the arithmetic average of the London Interbank Offered Rates administered by the ICE Benchmark Administration (or any Person that takes over administration of such rate) for deposits in Dollars for a duration equal to or comparable to the duration of such Interest Period which appear on the relevant Bloomberg page (or such other commercially available source providing quotations of the London Interbank Offered Rates for deposits in Dollars as may be designated by the Administrative Agent from time to time) at or about 11:00 a.m. (London time) on the Quotation Day for such Interest Period; provided that if such rate is not available at such time for any reason, then the “LIBOR Rate” with respect to such Loan for such period shall be the Interpolated Screen Rate, where applicable. If such day is not a Business Day, LIBOR shall be determined on the next preceding day which is a Business Day. Each calculation by the Administrative Agent of LIBOR hereunder shall be conclusive and binding on the parties hereto for all purposes, absent clearly manifest error. Notwithstanding the foregoing, for purposes of this Agreement, LIBOR shall in no event be less than 0.25% at any time.

“LIBOR Lending Office” shall mean, initially, the office(s) of each Lender (or an Affiliate of such Lender) designated as such Lender’s LIBOR Lending Office in such Lender’s Administrative Questionnaire; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office of such Lender at which the LIBOR Rate Loans of such Lender are to be made.

“LIBOR Rate” shall mean a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =                             LIBOR

1.0 - Eurodollar Reserve Percentage

“LIBOR Rate Loan” shall mean Loans the rate of interest applicable to which is based on the LIBOR Rate.

“LIBOR Tranche” shall mean the collective reference to LIBOR Rate Loans whose Interest Periods begin and end on the same day.

“Lien” shall mean any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, fixed or floating charge, lien (statutory or other) or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Acquisition” shall mean any Permitted Acquisition or investment not prohibited hereunder in any assets, business or Person, in each case the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.

“Limited Condition Acquisition Agreement” shall mean the definitive purchase agreement or merger agreement executed in connection with a Limited Condition Acquisition.

“Liquidity” shall mean, as of any date of determination, the aggregate amount of (a) Accessible Borrowing Availability plus (b) Domestic Unrestricted Cash on the balance sheet of the Credit Parties and their Subsidiaries (but excluding any cash received on such date in connection with any Loan or other incurrence of Indebtedness).

“Loan” shall mean a Revolving Loan, the Term Loan and/or a Swingline Loan, as appropriate.

“LOC Commitment” shall mean the commitment of the Issuing Lender to issue Letters of Credit and with respect to each Revolving Lender, the commitment of such Revolving Lender to purchase Participation Interests in the Letters of Credit up to such Lender’s LOC Commitment as specified in Schedule 2.1(a), or in the Assignment and Assumption pursuant to which such Lender became a Lender hereunder, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(b), as such amount may be reduced from time to time in accordance with the provisions hereof.

“LOC Committed Amount” shall have the meaning set forth in Section 2.3(a).

“LOC Documents” shall mean, with respect to each Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or (b) any collateral for such obligations, in each case, as may be reasonably required by the Issuing Lender.

“LOC Obligations” shall mean, at any time, the sum of (a) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (b) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender but not theretofore reimbursed.

“Mandatory LOC Borrowing” shall have the meaning set forth in Section 2.3(e).

“Mandatory Swingline Borrowing” shall have the meaning set forth in Section 2.4(b)(ii).

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, property, assets, financial condition or liabilities (actual or contingent) of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Credit Parties, taken as a whole, to perform their obligations, when such obligations are required to be performed, under this Agreement, any of the Notes or any other Credit Document or (c) the validity or enforceability of this Agreement, any of the Notes or any of the other Credit Documents, the Administrative Agent’s Liens (for the benefit of the Secured Parties) on a substantial portion of the Collateral or the priority of such Liens or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Materials of Environmental Concern” shall mean any substance, material, or waste regulated as hazardous or toxic under Environmental Law, including, without limitation, asbestos, perchlorate, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date” shall mean (a) with respect to the Revolving Facility and the Term Loans, the date that is five (5) years following the Closing Date, and (b) with respect to any Incremental Term Loans, the Incremental Term Loan Maturity Date; provided, however, in each case, if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Minimum Collateral Amount” shall mean, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of all Issuing Lenders with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent and the Issuing Lenders in their sole discretion

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage Instrument” shall mean any mortgage, deed of trust or deed to secure debt executed by a Credit Party in favor of the Administrative Agent, for the benefit of the Secured Parties, as the same may be amended, modified, extended, restated, replaced, or supplemented from time to time.

“Mortgage Policy” shall mean, with respect to any Mortgage Instrument, an ALTA mortgagee title insurance policy issued by a nationally recognized title insurance company (the “Title Insurance Company”) selected by the Administrative Agent in an amount reasonably satisfactory to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent.

“Mortgaged Property” shall mean any owned real property of a Credit Party listed on Schedule 3.16(f)(i) and any other owned real property of a Credit Party that is or will become encumbered by a Mortgage Instrument in favor of the Administrative Agent in accordance with the terms of this Agreement.

“Multiemployer Plan” shall mean an ERISA Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean:

(a) with respect an Asset Disposition, the aggregate cash proceeds received by any Credit Party or any Subsidiary in respect of such Asset Disposition, net of (i) actual, out-of-pocket and customary direct costs (including, without limitation, legal, accounting and investment banking fees, and sales commissions) associated therewith and paid to Persons who are not Credit Parties or their Affiliates, (ii) amounts held in escrow or otherwise set aside in reserve pursuant to the documentation relating to such Asset Disposition (provided that such amounts shall be treated as Net Cash Proceeds upon their release from such escrow account or reserve to the applicable Credit Party), (iii) the principal amount of any Indebtedness that is secured by a Lien (other than a Lien that ranks pari passu with or is subordinated to the Liens securing the Obligations) on the asset subject to such Asset Disposition and that is required to be repaid in connection with such Asset Disposition (other than Indebtedness under the Credit Documents), together with any applicable premium, penalty, interest and breakage costs, (iv) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (v) below) (x) related to any of the applicable assets and (y) retained by the Borrower or any of the Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (provided, however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such Asset Disposition occurring on the date of such reduction) and (v) taxes paid or reasonably estimated to be payable as a result thereof; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received by any Credit Party or any Subsidiary in any Asset Disposition;

(b)         with respect to any Debt Issuance (other than Indebtedness permitted hereunder), the aggregate cash proceeds received by the Borrower or any Subsidiary pursuant to such issuance, net of the reasonable direct costs relating to such issuance (including reasonable sales and underwriter’s commissions); and

(c)         with respect to any Casualty Event, the aggregate cash proceeds received by the Borrower or any Subsidiary, net of (x) the costs relating to the collection or receipt thereof, including incurred with respect to any claim, investigation, controversy, proceeding or collections, (y) in the case of a purchase price adjustment or indemnity, any amounts actually applied promptly after the receipt thereof to rectify the circumstance giving rise to the payment of such purchase price adjustment or indemnity, and (z) the principal amount of any Indebtedness that is secured by a Lien (other than a Lien that ranks pari passu with or is subordinated to the Liens securing the Obligations) on any asset that is the subject of such Casualty Event and that is required to be repaid in connection with such Casualty Event (other than Indebtedness under the Credit Documents), together with any applicable premium, penalty, interest and breakage costs.

“Non-Consenting Lender” shall mean any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all or all affected Lenders in accordance with the terms of Section 9.1 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” or “Notes” shall mean the Revolving Loan Notes, the Term Loan Notes and/or the Swingline Loan Note, collectively, separately or individually, as appropriate.

“Notice of Borrowing” shall mean a request for a Revolving Loan borrowing pursuant to Section 2.1(b)(i) or a request for a Swingline Loan borrowing pursuant to Section 2.4(b)(i), as appropriate. A Form of Notice of Borrowing is attached as Exhibit 1.1(d).

“Notice of Conversion/Extension” shall mean the written notice of conversion of a LIBOR Rate Loan to an Alternate Base Rate Loan or an Alternate Base Rate Loan to a LIBOR Rate Loan, or extension of a LIBOR Rate Loan, in each case substantially in the form of Exhibit 1.1(e).

“Obligations” shall mean, collectively, all of the obligations, Indebtedness and liabilities of the Credit Parties to the Lenders (including the Issuing Lender) and the Administrative Agent, whenever arising, under this Agreement, the Notes or any of the other Credit Documents, including principal, interest, fees, costs, charges, expenses, professional fees, reimbursements, all sums chargeable to the Credit Parties or for which any Credit Party is liable as an indemnitor and whether or not evidenced by a note or other instrument and indemnification obligations and other amounts (including, but not limited to, any interest accruing after the occurrence of a filing of a petition of bankruptcy under the Bankruptcy Code with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code). In no event shall the Obligations include any Excluded Swap Obligations.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Operating Lease” shall mean, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) which is not a Capital Lease.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Revolving Commitments” shall mean the Class of revolving credit commitments hereunder that results from a Refinancing Amendment and replaces the Revolving Commitments.

“Other Revolving Loans” shall mean the Revolving Loans made pursuant to any Other Revolving Commitment.

“Other Term Loans” has the meaning assigned to such term in Section 2.22(a).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Other Term Commitments” shall mean one or more Classes of term loan commitments hereunder that result from a Refinancing Amendment.

“Other Term Loans” shall mean one or more Classes of term loans that result from a Refinancing Amendment.

“Parent” shall mean Fluent, Inc., a Delaware corporation.

“Participant” shall have the meaning specified in Section 9.6(d).

“Participation Interest” shall mean a participation interest purchased by a Revolving Lender in LOC Obligations as provided in Section 2.3(c) and in Swingline Loans as provided in Section 2.4.

“Participant Register” shall have the meaning specified in Section 9.6(d).

“Patent Licenses” shall mean any written agreement providing for the grant by or to a Person of any right to manufacture, use or sell any invention covered by a Patent.

“Patents” shall mean (a) all letters patent of the United States or any other country, now existing or hereafter arising, and all improvement patents, reissues, reexaminations, patents of additions, renewals and extensions thereof and (b) all applications for letters patent of the United States. For the avoidance of doubt, “Patents” shall not include any patent that is not subject to a registration or application with the United States Patent and Trademark Office or in any similar office or agency of the United States.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Payment Event of Default” shall mean an Event of Default specified in Section 7.1(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Perfection Certificate” shall mean a perfection certificate in a form reasonably acceptable to the Administrative Agent.

“Permitted Acquisition” shall mean an acquisition or any series of related acquisitions by a Credit Party or Subsidiary thereof of (a) all or substantially all of the assets or at least a majority of the outstanding Equity Interests of a Person, (b) a Person by a merger, amalgamation or consolidation or any other combination with such Person or (c) any division, line of business or other business unit of a Person (such Person or such division, line of business or other business unit of such Person shall be referred to herein as the “Target”), in each case that is a type of business (or has assets used or useful in a type of business) permitted to be engaged in by the Credit Parties and their Subsidiaries pursuant to Section 6.3, in each case so long as:

(i)         no Default or Event of Default shall then exist or would exist after giving effect thereto;

(ii)         after giving effect to the acquisition on a Pro Forma Basis, (A) the Credit Parties are in compliance with each of the financial covenants set forth in Section 5.9 and (B) the Total Leverage Ratio shall be no greater than the lower of (1) 2.75 to 1.00 and (2) the then applicable level set forth in Section 5.9; provided, that, in the case of any Limited Condition Acquisition, the financial covenants shall be tested on the date on which the Limited Condition Acquisition Agreement in connection therewith is executed and delivered by the parties thereto;

(iii)         the Administrative Agent, on behalf of the Secured Parties, shall have received (or shall receive in connection with the closing of such acquisition) a first priority perfected security interest (subject to Permitted Liens) in all property (including, without limitation, Equity Interests) acquired with respect to the Target in accordance with, and to the extent required by, the terms of Section 5.12, and the Target, if a Person, shall have executed a Joinder Agreement in accordance with, and to the extent required by, the terms of Section 5.10;

(iv)         such acquisition shall not be a “hostile” acquisition and shall have been approved by the Board of Directors (or equivalent) and/or shareholders (or equivalent) of the applicable Credit Party and the Target;

(v)         not later than five (5) Business Days (or such shorter period as may be reasonably practicable, if approved by the Administrative Agent) prior to the consummation of any such acquisition that is not funded solely with equity contributions, and with respect to any such acquisition the cash acquisition consideration of which is greater than or equal to $10,000,000, the Borrower shall have delivered to the Administrative Agent (i) a description of the proposed acquisition, (ii) to the extent obtained and available, a quality of earnings report and (iii) to the extent reasonably requested by the Administrative Agent, (A) satisfactory environmental assessments and (B) financial statements for the Borrower including the acquisition target on a Pro Forma Basis;

(vi)         the Borrower shall have delivered to the Administrative Agent within five (5) Business Days after the acquisition, fully executed copies of the primary acquisition agreements for such acquisition together with all schedules thereto;

(vii)         after giving effect to such acquisition, there shall be at least $17,500,000 of Liquidity; and

(viii)         the aggregate consideration (including, without limitation, Earn-Out Obligations, Seller Notes, deferred compensation, non-competition arrangements and the amount of Indebtedness and other liabilities incurred or assumed by the Credit Parties and their Subsidiaries, but excluding amounts paid with (x) proceeds of a substantially simultaneous equity issuance or contribution or (y) equity interests in the Parent) paid by the Credit Parties and their Subsidiaries with respect to Persons that do not become Guarantors as required pursuant to Section 5.10 (A) in connection with any single acquisition shall not exceed $15,000,000 and (B) for all such acquisitions made during the term of this Agreement shall not exceed $25,000,000.

“Permitted Investments” shall have the meaning set forth in Section 6.5.

“Permitted Liens” shall have the meaning set forth in Section 6.2.

“Permitted Tax Distributions” shall mean so long as the Borrower and/or any of its Subsidiaries are members (or constituent parts) of a consolidated, combined, unitary or similar income or franchise tax return group for U.S. federal and/or applicable state or local income or franchise tax purposes of which a direct or indirect parent of the Borrower is the common parent, or is a disregarded entity for U.S. federal and state income tax purposes owned directly or indirectly by such parent entity, the Borrower and/or such Subsidiaries may make distributions (which may be made in quarterly installments to fund estimated tax payments) to such direct or indirect parent of the Borrower in amounts as are necessary to permit such parent entity to pay U.S. federal, state and local income taxes and franchise taxes to the extent such taxes are attributable to the income (or the applicable franchise tax base) of the Borrower and/or such Subsidiaries; provided that such Permitted Tax Distributions shall not exceed the amount of such taxes that the Borrower and/or such Subsidiaries (as applicable) would have been required to pay if the Borrower and/or such Subsidiaries had paid taxes as a stand-alone corporate taxpayer (or a stand-alone corporate group). To the extent any Credit Party must pay entity level taxes (or pay any administrative, overhead and related expenses (including franchise Taxes)), nothing in this Agreement, including Section 6.9 of this Agreement, shall prohibit a distribution from a Subsidiary to a Credit Party to pay the Subsidiary’s share of such taxes.

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” shall mean Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Pledge Agreement” shall mean the Pledge Agreement dated as of the Closing Date executed by the Credit Parties in favor of the Administrative Agent, for the benefit of the Secured Parties, as the same may from time to time be amended, modified, extended, restated, replaced, or supplemented from time to time in accordance with the terms hereof and thereof.

“Prime Rate” shall have the meaning set forth in the definition of Alternate Base Rate.

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” shall mean, with respect to any Pro Forma Event, that such Pro Forma Event and the following transactions in connection therewith (to the extent applicable) shall be deemed to have occurred as of the first day of the applicable period of measurement for the applicable covenant or requirement: (a) historical income statement items (whether positive or negative) attributable to the property or Person, if any, subject to such Pro Forma Event, (i) in the case of a Disposition of a business unit, division, product line or line of business of the Borrower or a Subsidiary, a Disposition that otherwise results in a Subsidiary ceasing to be a Subsidiary, the cessation of the operations of a business unit, division, product line or line of business of the Borrower or a Subsidiary, shall be excluded, and (ii) in the case of a Permitted Acquisition by the Borrower or a Subsidiary, whether by merger, amalgamation, consolidation or otherwise, or any other Investment that results in a Person becoming a Subsidiary, shall be included and (b) any repayment, retirement, redemption, satisfaction, and discharge or defeasance of Indebtedness; provided that “Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” in respect of any Pro Forma Event shall be calculated in a reasonable and factually supportable manner by Borrower.

“Pro Forma Event” shall mean (a) any incurrence or issuance or repayment, retirement, redemption, satisfaction and discharge or defeasance of Indebtedness (excluding Indebtedness incurred for working capital purposes other than pursuant to this Agreement), (b) any Permitted Acquisition by Borrower or any Subsidiary, whether by merger, amalgamation, consolidation or otherwise, or any other Investment permitted by Section 6.5 that results in a Person becoming a Subsidiary, (c) any Disposition of a business unit, division, product line or line of business of the Borrower or a Subsidiary and any other Disposition that results in a Subsidiary ceasing to be a Subsidiary, in each case, as permitted by Section 6.4, (d) the cessation of the operations of a business unit, division, product line or line of business of the Borrower or a Subsidiary, (e) any other transaction the consummation of which, or the determination of whether such transaction is permitted to be consummated under this Agreement, requires that the financial covenants in Section 5.9 be calculated on a Pro Forma Basis or after giving Pro Forma Effect to such transaction and (f) any operational change or implementation of any initiative (including any cost saving or strategic initiative) not in the ordinary course of business and any material restructuring by the Borrower or a Subsidiary thereof.

“Product” shall mean any item or any service that is designed, created, tested, manufactured, distributed, managed, performed, or otherwise used, offered, or handled by or on behalf of the Borrower and its Subsidiaries.

“Properties” shall have the meaning set forth in Section 3.10(a).

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time such Swap Obligation is incurred or such other person as constitutes an ECP under the Commodity Exchange Act or any regulations promulgated thereunder.

“Quotation Day” shall mean, with respect to any LIBOR Rate Loans and any Interest Period, the day that is two (2) Business Days prior to the first day of such Interest Period.

“Recipient” shall mean (a) the Administrative Agent, (b) any Lender or (c) any Issuing Lender, as applicable.

“Reference Time” shall mean, with respect to any setting of the then-current Benchmark, (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by the Administrative Agent in its reasonable discretion.

“Refinanced Revolver Debt” shall have the meaning set forth in the definition of Revolver Refinancing Indebtedness.

“Refinanced Term Debt” shall have the meaning set forth in the definition of Term Loan Refinancing Indebtedness.

“Refinancing Amendment” shall mean an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Additional Term Loan Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.23.

“Register” shall have the meaning set forth in Section 9.6(c).

“Reimbursement Obligation” shall mean the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 2.3(d) for amounts drawn under Letters of Credit.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” shall mean the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Replacement Rate” shall have the meaning set forth in Section 2.13(b).

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period is waived under PBGC Reg. §4043.

“Required Lenders” shall mean, at any time, Lenders having Total Credit Exposures representing more than fifty percent (50%) of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time. At any time there are two or more Lenders, Required Lenders shall include at least two Lenders (and, with respect to the foregoing, all Affiliates and Approved Funds of a Lender shall, taken together with such Lender, constitute one Lender).

“Required Revolving Lenders” shall mean, at any time, Revolving Lenders holding more than fifty percent (50%) of the sum of the aggregate amount of the Revolving Commitments or, if the Revolving Commitments have been terminated, Revolving Lenders holding more than fifty percent (50%) of the aggregate Extensions of Credit under the Revolving Facility; provided that the Revolving Commitment of, and the portion of the Extensions of Credit under the Revolving Facility, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders. At any time there are two or more Revolving Lenders, Required Revolving Lenders shall include at least two Lenders (and, with respect to the foregoing, all Affiliates and Approved Funds of a Lender shall, taken together with such Lender, constitute one Lender).

“Requirement of Law” shall mean, as to any Person, (a) the articles or certificate of incorporation, by-laws or other organizational or governing documents of such Person, and (b) all international, foreign, Federal, state and local statutes, treaties, rules, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including, in each case, the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of any Governmental Authority (in each case whether or not having the force of law); in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject and having the force of law.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any U.K. Financial Institution, a U.K. Resolution Authority.

“Responsible Officer” shall mean, for any Credit Party, the chief executive officer, the president or chief financial officer of such Credit Party and any additional responsible officer that is designated as such to the Administrative Agent.

“Restricted Payment” shall mean (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interests of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (d) any payment with respect to any Seller Notes or Earnout Obligations, or (e) any payment or prepayment of principal of, premium, if any, or interest on, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Debt of any Credit Party or any of its Subsidiaries.

“Revolver Refinancing Indebtedness” shall mean Indebtedness incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, refund, renew, replace or refinance, in whole or part, existing Revolving Loans or (in the case of Other Revolving Commitments obtained pursuant to a Refinancing Amendment) Revolving Commitments hereunder including any successive Revolver Refinancing Indebtedness (“Refinanced Revolver Debt”); provided that (i) such extending, renewing or refinancing Indebtedness (including, if such Indebtedness includes any Other Revolving Commitments, the unused portion of such Other Revolving Commitments) is in an original aggregate principal amount (or accreted value, if applicable) not greater than the aggregate principal amount of the Refinanced Revolver Debt (and, in the case of Refinanced Revolver Debt consisting, in whole or in part, of unused Revolving Commitments or Other Revolving Commitments, the amount thereof) except by an amount equal to the unpaid accrued interest and premium (if any) thereon and other reasonable and customary fees and expenses (including upfront fees and original issue discount) in connection with such exchange, modification, refinancing, refunding, renewal or replacement, (ii) such Indebtedness has a maturity not earlier than the Refinanced Revolver Debt and does not require mandatory prepayments or commitment reductions prior to the Maturity Date, (iii) the terms and conditions of such Indebtedness (except as otherwise provided in clause (ii) above and with respect to pricing and premiums and optional prepayment or redemption terms) are (taken as a whole) no more favorable to the lenders or holders providing such Indebtedness, than those applicable to the Refinanced Revolver Debt (except for covenants or other provisions applicable only to periods after the Maturity Date) and (iv) such Refinanced Revolver Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid with 100% of the Net Cash Proceeds of the applicable Revolver Refinancing Indebtedness, on the date such Revolver Refinancing Indebtedness is issued, incurred or obtained, and to the extent that such Refinanced Revolver Debt consists, in whole or in part, of Revolving Commitments or Other Revolving Commitments (or Revolving Loans, Swingline Loans or Other Revolving Loans incurred pursuant to any Revolving Commitments or other Revolving Commitments), such Revolving Commitments or Other Revolving Commitments, as applicable, being refinanced by the applicable Revolver Refinancing Indebtedness shall be terminated, and all accrued fees in connection therewith shall be paid, on the date such Revolver Refinancing Indebtedness is issued, incurred or obtained.

“Revolving Commitment” shall mean, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans in an aggregate principal amount at any time outstanding up to an amount equal to such Revolving Lender’s Revolving Commitment Percentage of the Revolving Committed Amount as specified in Schedule 2.1(a), or in the Assignment and Assumption pursuant to which such Lender became a Lender hereunder, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(b), as such amount may be reduced from time to time in accordance with the provisions hereof.

“Revolving Commitment Percentage” shall mean, for any Revolving Lender, the percentage identified as its Revolving Commitment Percentage on Schedule 2.1(a), or in the Assignment and Assumption pursuant to which such Lender became a Lender hereunder, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(b).

“Revolving Committed Amount” shall have the meaning set forth in Section 2.1(a).

“Revolving Credit Exposure” shall mean, as to any Revolving Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Revolving Lender’s participation in LOC Obligations and Swingline Loans at such time.

“Revolving Facility” shall have the meaning set forth in Section 2.1(a).

“Revolving Lender” shall mean, as of any date of determination, a Lender holding a Revolving Commitment, a Revolving Loan or a Participation Interest on such date.

“Revolving Loan” shall have the meaning set forth in Section 2.1.

“Revolving Loan Note” or “Revolving Loan Notes” shall mean the promissory notes of the Borrower provided pursuant to Section 2.1(e) in favor of any of the Revolving Lenders evidencing the Revolving Loan provided by any such Revolving Lender pursuant to Section 2.1(a), individually or collectively, as appropriate, as such promissory notes may be amended, modified, extended, restated, replaced, or supplemented from time to time.

“S&P” shall mean Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw Hill Companies, Inc.

“Sanctioned Person” shall mean any Person (a) named on the list of Specially Designated Nationals maintained by OFAC (b) located, organized or resident in a country, region or territory that is, or whose government is, the subject of Sanctions, (c) with whom dealings are restricted or prohibited under the Consolidated List of Financial Sanctions Targets maintained by Her Majesty’s Treasury or any other the consolidated list of persons, groups and entities subject to financial sanctions maintained by the European Union, and any similar list, each as amended, supplemented or substituted from time to time or (d) that is, in the aggregate, 50% or more owned or controlled by one or more Persons described in the foregoing clauses (a), (b), or (c).

“Sanctions” shall mean sanctions administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Sarbanes‑Oxley” shall mean the Sarbanes‑Oxley Act of 2002.

“Scheduled Funded Debt Payments” shall mean, as of any date of determination for the four (4) consecutive fiscal quarter period ending on such date, the sum of all regularly scheduled payments of principal on Funded Debt of the Credit Parties and their Subsidiaries on a Consolidated basis for the applicable period ending on the date of determination (including the principal component of payments due on Capital Leases during the applicable period ending on the date of determination).

“SEC” shall mean the Securities and Exchange Commission or any successor Governmental Authority.

“Secured Parties” shall mean the Administrative Agent, the Lenders and the Bank Product Providers.

“Securities Act” shall mean the Securities Act of 1933, together with any amendment thereto or replacement thereof and any rules or regulations promulgated thereunder.

“Securities Laws” shall mean the Securities Act, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Security Agreement” shall mean the Security Agreement dated as of the Closing Date executed by the Credit Parties in favor of the Administrative Agent, for the benefit of the Secured Parties, as amended, modified, extended, restated, replaced, or supplemented from time to time in accordance with its terms.

“Security Documents” shall mean the Security Agreement, the Pledge Agreement, any Deposit Account Control Agreement, the Mortgage Instruments, any copyright security agreement, any trademark security agreement, any patent security agreement and all other agreements, documents and instruments relating to, arising out of, or in any way connected with any of the foregoing documents or granting to the Administrative Agent, for the benefit of the Secured Parties, Liens or security interests to secure, inter alia, the Credit Party Obligations whether now or hereafter executed and/or filed, each as may be amended from time to time in accordance with the terms hereof, executed and delivered in connection with the granting, attachment and perfection of the Administrative Agent’s security interests and liens arising thereunder, including, without limitation, UCC financing statements.

“Seller Notes” shall mean any promissory note or notes issued by a Credit Party to the seller in respect of any Permitted Acquisition as whole or partial consideration in connection with such Permitted Acquisition.

“Single Employer Plan” shall mean any ERISA Plan that is not a Multiemployer Plan.

“SOFR” shall mean, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” shall mean the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Subordinated Debt” shall mean any Indebtedness incurred by any Credit Party which by its terms is specifically subordinated in right of payment to the prior payment of the Credit Party Obligations and contains subordination terms reasonably acceptable to the Administrative Agent.

“Subsequent Transaction” shall have the meaning set forth in Section 1.6.

“Subsidiary” shall mean, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Obligations” shall mean, with respect to any Guarantor, an obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of § 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding up to the Swingline Committed Amount, and the commitment of the Revolving Lenders to purchase participation interests in the Swingline Loans as provided in Section 2.4(b)(ii), as such amounts may be reduced from time to time in accordance with the provisions hereof.

“Swingline Committed Amount” shall mean the amount of the Swingline Lender’s Swingline Commitment as specified in Section 2.4(a).

“Swingline Lender” shall mean Citizens, in its capacity as lender of Swingline Loans hereunder, or such other Lender as designated by the Borrower and approved by the Administrative Agent; provided that such Lender has agreed to be a Swingline Lender, together with any successor thereto.

“Swingline Loan” shall have the meaning set forth in Section 2.4(a).

“Swingline Loan Note” shall mean the promissory note of the Borrower in favor of the Swingline Lender evidencing the Swingline Loans provided pursuant to Section 2.4(d), as such promissory note may be amended, modified, extended, restated, replaced, or supplemented from time to time.

“Target” shall have the meaning set forth in the definition of “Permitted Acquisition”.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” shall have the meaning set forth in Section 2.2(a)(i). Unless the context shall otherwise require, the term “Term Loans” shall include any Incremental Term Loans.

“Term Loan Commitment” shall mean, with respect to each Term Loan Lender, the commitment of such Term Loan Lender to make its portion of the Term Loan in a principal amount equal to such Term Loan Lender’s Term Loan Commitment Percentage of the Term Loan Committed Amount. Unless the context shall otherwise require, after the effectiveness of any Incremental Term Loan Commitment, the term “Term Loan Commitment” shall include such Incremental Term Loan Commitment.

“Term Loan Commitment Percentage” shall mean, for any Term Loan Lender, the percentage identified as its Term Loan Commitment Percentage on Schedule 2.1(a), or in the Assignment and Assumption pursuant to which such Lender became a Lender hereunder, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(b).

“Term Loan Committed Amount” shall have the meaning set forth in Section 2.2(a)(i).

“Term Loan Facility” shall have the meaning set forth in Section 2.2(a)(i). Unless the context shall otherwise require, the term “Term Loan Facility” shall include Incremental Term Facilities.

“Term Loan Lender” shall mean a Lender holding a Term Loan Commitment or a portion of the outstanding Term Loan. Unless the context shall otherwise require, the term “Term Loan Lender” shall include each Incremental Term Lender.

“Term Loan Note” or “Term Loan Notes” shall mean the promissory notes of the Borrower (if any) in favor of any of the Term Loan Lenders evidencing the portion of the Term Loan provided by any such Term Loan Lender pursuant to Section 2.2(a)(i), individually or collectively, as appropriate, as such promissory notes may be amended, modified, extended, restated, replaced, or supplemented from time to time.

“Term Loan Refinancing Indebtedness” shall mean Indebtedness incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, refund, renew, replace or refinance, in whole or part, existing Term Loans, (including any successive Term Loan Refinancing Indebtedness) (“Refinanced Term Debt”); provided that (i) such extending, renewing or refinancing Indebtedness is in an original aggregate principal amount (or accreted value, if applicable) not greater than the aggregate principal amount (or accreted value, if applicable) of the Refinanced Term Debt except by an amount equal to unpaid accrued interest and premium thereon and reasonable and customary fees and expenses (including upfront fees and original issue discount) in connection with such exchange, modification, refinancing, refunding, renewal or replacement, (ii) such Indebtedness has a maturity no earlier than, and a weighted average life to maturity equal to or greater than, the Refinanced Term Debt, (iii) the terms and conditions of such Indebtedness (except as otherwise provided in clause (ii) above and with respect to pricing and premiums and optional prepayment or redemption terms) are (taken as a whole) no more favorable to the lenders or holders providing such Indebtedness, than those applicable to the Term Loans being refinanced (except for covenants or other provisions applicable only to periods after the Maturity Date) and (iv) such Refinanced Term Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, with 100% of the Net Cash Proceeds of the applicable Term Loan Refinancing Indebtedness, on the date such Term Loan Refinancing Indebtedness is issued, incurred or obtained.

“Term SOFR” shall mean, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” shall mean a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” shall mean, if the then-current Benchmark is the Applicable Daily SOFR, the occurrence of:

(a)         a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a Term SOFR-based rate as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review); and

(b)         the joint election by the Administrative Agent and the Borrower to trigger a replacement of the Applicable Daily SOFR to Term SOFR and the provision by the Administrative Agent of written notice of such election to the Lenders.

“Title Insurance Company” shall have the meaning set forth in the definition of “Mortgage Policy”.

“Total Credit Exposure” shall mean, as to any Lender at any time, the unused Commitments, Revolving Credit Exposure and outstanding principal amount of the Term Loans of such Lender at such time.

“Total Leverage Ratio” shall mean, as of any date of determination, for the Credit Parties and their Subsidiaries on a Consolidated basis, the ratio of (a) Consolidated Funded Debt on such date to (b) Consolidated EBITDA for the four (4) consecutive quarters ending on such date.

“Trade Date” shall have the meaning specified in Section 9.6(f)(i).

“Trademark License” shall mean any written agreement providing for the grant by or to a Person of any right to use any Trademark.

“Trademarks” shall mean (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, service marks, elements of package or trade dress of goods or services, logos and other source or business identifiers, together with the goodwill associated therewith, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof and (b) all renewals thereof. For the avoidance of doubt, “Trademarks” shall not include any trademark that is not subject to a registration or application with the United States Patent and Trademark Office or in any similar office or agency of the United States.

“Tranche” shall mean the collective reference to (a) LIBOR Rate Loans whose Interest Periods begin and end on the same day and (b) Alternate Base Rate Loans made on the same day.

“Transactions” shall mean the closing of this Agreement and the other Credit Documents and the other transactions contemplated hereby and pursuant to the other Credit Documents (including, without limitation, the initial borrowing under the Credit Documents, and the payment of fees and expenses in connection with all of the foregoing).

“Transfer Effective Date” shall have the meaning set forth in each Assignment and Assumption.

“Type” shall mean, as to any Loan, its nature as an Alternate Base Rate Loan or LIBOR Rate Loan, as the case may be.

“UCC” shall mean the Uniform Commercial Code from time to time in effect in any applicable jurisdiction.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“USD LIBOR” shall mean the London interbank offered rate for U.S. dollars as set forth in the definition of “LIBOR”.

“U.S. Person” shall mean any Person that is a “United States Person” as defined in section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning assigned to such term in Section 2.16(g).

“Voting Stock” shall mean, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote may be or have been suspended by the happening of such a contingency.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wells Fargo Cash Management Collateral Account” shall mean Account #4117952325 of the Borrower held at Wells Fargo Bank, National Association, or any replacement account therefor.

“Wells Fargo Cash Management Documents” shall mean those agreements between or among any Credit Party and Wells Fargo Bank, National Association.

“Winopoly JV” shall mean Winopoly, LLC, a New York limited liability company (and any of its successors or assigns), for so long as the Borrower owns 50% or less of such Person.

“Withholding Agent” shall mean any Credit Party and the Administrative Agent.

“Works” shall mean all works which are subject to copyright protection pursuant to Title 17 of the United States Code.

“Write-Down and Conversion Powers” shall mean, with respect to (a) any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any U.K. Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yield Differential” shall have the meaning specified in Section 2.22(c)(viii).

Section 1.2         Other Definitional Provisions.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, amended and restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.3         Accounting Terms.

(a)         Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the most recently delivered audited Consolidated financial statements of the Parent, except as otherwise specifically prescribed herein. Notwithstanding anything to the contrary contained herein, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Parent and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)         Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, any lease that is treated as an operating lease for purposes of GAAP prior to the effectiveness of FASB ASC 842 shall continue to be accounted for as operating leases (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with FASB ASC 842 (on a prospective or retroactive basis or otherwise) to be treated as Capital Lease Obligations in the financial statements.

(c)         Financial Covenant Calculations. The parties hereto acknowledge and agree that all calculations made in determining compliance for any applicable period with the financial covenants set forth in Section 5.9 and for purposes of determining the Applicable Margin shall be made giving Pro Forma Effect to each Pro Forma Event occurring during the applicable period. For purposes of determining compliance with any provision of this Agreement which requires Pro Forma Compliance (or compliance on a Pro Forma Basis or after giving Pro Forma Effect to any Pro Forma Event) with the financial covenants set forth in Section 5.9, prior to the delivery of financial statements for the fiscal quarter ending March 31, 2021, such compliance shall be determined by reference to the maximum Total Leverage Ratio permitted for the fiscal quarter ending June 30, 2021 and, if no financial statements have been delivered pursuant to Section 5.1(a) or 5.1(b) to the Administrative Agent at such time, such compliance shall be calculated based on Consolidated EBITDA for the four consecutive fiscal quarters of Borrower ended December 31, 2020.

Section 1.4         Time References.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.5         Execution of Documents.

Unless otherwise specified, all Credit Documents and all other certificates executed in connection therewith must be signed by a Responsible Officer.

Section 1.6         Limited Condition Acquisition.

Notwithstanding anything to the contrary herein, to the extent that the terms of this Agreement require (i) compliance with any financial ratio or test (including any Total Leverage Ratio test) or (ii) the absence of a Default or Event of Default (or any type of Default or Event of Default), in each case as a condition to the consummation of any Limited Condition Acquisition or incurrence of Indebtedness in connection therewith (including an Incremental Term Loan), the determination of whether the relevant condition is satisfied may be made, at the election of the Borrower, at the time of (or on the basis of the financial statements as of the last day of the most recently ended fiscal quarter) either (x) the execution of the applicable Limited Condition Acquisition Agreement (such an election under this clause (x), an “LCA Election”) or (y) the consummation of the Limited Condition Acquisition and related incurrence of Indebtedness, in each case, after giving effect to the relevant Limited Condition Acquisition and related incurrence of Indebtedness, on a Pro Forma Basis; provided that notwithstanding the foregoing, the absence of an Event of Default under Section 7.1(a) and (f) shall be a condition to the consummation of any such Limited Condition Acquisition and incurrence of Indebtedness; provided further that if the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any event or transaction (a “Subsequent Transaction”) occurring after the relevant date of determination with respect to such LCA Election but before the consummation or termination of such Limited Condition Acquisition in connection with which a financial ratio or test must be made on a Pro Forma Basis after giving effect to such Subsequent Transaction, for purposes of determining whether such financial ratio or test has been complied with under this Agreement, any such financial ratio or test shall be required to be satisfied on a Pro Forma Basis (A) assuming such Limited Condition Acquisition and other transactions in connection therewith have been consummated and (B) assuming such Limited Condition Acquisition and other transactions in connection therewith have not been consummated.

Section 1.7         Delaware Split LLC.

Notwithstanding anything to the contrary contained in this Agreement, the Borrower will not permit any Subsidiary that is a limited liability company organized under the laws of the State of Delaware to divide itself into two or more limited liability companies or series thereof (pursuant to a “plan of division” as contemplated under the Delaware Limited Liability Company Act or otherwise) without the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed, and in the event that any Credit Party that is a limited liability company organized under the laws of the State of Delaware divides itself into two or more limited liability companies or series thereof (with or without the prior consent of the Administrative Agent as required above), any limited liability companies or series thereof formed as a result of such division shall be required to comply with the obligations set forth in Section 5.10 and the other further assurances obligations set forth in the Credit Documents and become a Guarantor under the Credit Agreement and the other Credit Documents.

Section 1.8         Interest; LIBOR Notification.

The interest rate on LIBOR Rate Loans is determined by reference to LIBOR, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority (the “FCA”) announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administration, the “IBA”) for purposes of the IBA setting the London interbank offered rate. In November 2020, the IBA, in coordination with the FCA, announced that it will consult the market regarding its intention to cease publication of LIBOR settings for most currencies and tenors as of December 31, 2021, while continuing to publish USD LIBOR settings for most tenors until June 30, 2023. As a result, it is possible that, in the future, the London interbank offered rate may become unavailable or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on LIBOR Rate Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 2.13(b), an alternative rate of interest may be selected and implemented in accordance with the mechanism contained in such Section. The Administrative Agent will notify the Borrower, pursuant to Section 2.13(b), in advance of any change to the reference rate upon which the interest rate on LIBOR Rate Loans is based. However, the Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “LIBOR” or with respect to any comparable or successor rate thereto or replacement rate thereof, including, without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 2.13(b), will be similar to, or produce the same value or economic equivalence of, LIBOR or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

Section 1.9         Currency Translation.

For purposes of any determination under Articles VI and VII, amounts incurred or outstanding, or proposed to be incurred or outstanding, in currencies other than Dollars shall be translated into Dollars at the currency exchange rates in effect on the date of such determination; provided that (a) for purposes of any determination under Sections 6.4, 6.5 and 6.9, the amount of each applicable transaction denominated in a currency other than Dollars shall be translated into Dollars at the applicable currency exchange rate in effect on the date of the consummation thereof, which currency exchange rates shall be determined in good faith by Borrower and provided by the Borrower to the Administrative Agent in writing, and (b) for purposes of the financial covenants set forth in Section 5.9 and other financial tests, and the related definitions, amounts in currencies other than Dollars shall be translated into Dollars at the currency exchange rates then most recently used in preparing the Consolidated financial statements of the Parent and provided by the Borrower to the Administrative Agent in writing. Notwithstanding anything to the contrary set forth herein, no Default or Event of Default shall arise as a result of any limitation or threshold expressed in Dollars in Sections 6.1 or 6.2 being exceeded in respect of any transaction solely as a result of subsequent changes in currency exchange rates from those applicable for determining compliance with such Section at the time of such transaction.

ARTICLE II
THE LOANS; AMOUNT AND TERMS

Section 2.1         Revolving Loans.

(a)         Revolving Commitment. During the Commitment Period, subject to the terms and conditions hereof, each Revolving Lender severally, but not jointly, agrees to make revolving credit loans in Dollars (“Revolving Loans”) to the Borrower from time to time in an aggregate principal amount of up to FIFTEEN MILLION DOLLARS ($15,000,000) (as such aggregate maximum amount may be reduced from time to time as provided in Section 2.6, the “Revolving Committed Amount”) for the purposes hereinafter set forth (such facility, the “Revolving Facility”); provided, however, that (i) with regard to each Revolving Lender individually, the sum of such Revolving Lender’s Revolving Commitment Percentage of the aggregate principal amount of outstanding Revolving Loans plus such Revolving Lender’s Revolving Commitment Percentage of outstanding Swingline Loans plus such Revolving Lender’s Revolving Commitment Percentage of outstanding LOC Obligations shall not exceed such Revolving Lender’s Revolving Commitment and (ii) with regard to the Revolving Lenders collectively, the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not exceed the Revolving Committed Amount then in effect. Revolving Loans may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof. LIBOR Rate Loans shall be made by each Revolving Lender at its LIBOR Lending Office and Alternate Base Rate Loans at its Domestic Lending Office.

(b)         Revolving Loan Borrowings.

(i)         Notice of Borrowing. The Borrower shall request a Revolving Loan borrowing by delivering a written Notice of Borrowing (or telephone notice promptly confirmed in writing by delivery of a written Notice of Borrowing, which delivery may be by fax or email) to the Administrative Agent not later than 11:00 A.M. on the Business Day prior to the date of the requested borrowing in the case of Alternate Base Rate Loans, and on the third Business Day prior to the date of the requested borrowing in the case of LIBOR Rate Loans, or such shorter time as the Administrative Agent may agree to. Each such Notice of Borrowing shall be irrevocable and shall specify (A) that a Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed and (D) whether the borrowing shall be comprised of Alternate Base Rate Loans, LIBOR Rate Loans or a combination thereof, and if LIBOR Rate Loans are requested, the Interest Period(s) therefor. If the Borrower shall fail to specify in any such Notice of Borrowing (1) an applicable Interest Period in the case of a LIBOR Rate Loan, then such notice shall be deemed to be a request for an Interest Period of one month, or (2) the Type of Revolving Loan requested, then such notice shall be deemed to be a request for an Alternate Base Rate Loan hereunder. The Administrative Agent shall give notice to each Revolving Lender promptly upon receipt of each Notice of Borrowing, the contents thereof and each such Revolving Lender’s share thereof.

(ii)         Minimum Amounts. Each Revolving Loan that is made as an Alternate Base Rate Loan shall be in a minimum aggregate amount of $100,000 and in integral multiples of $100,000 in excess thereof (or the remaining amount of the Revolving Committed Amount, if less). Each Revolving Loan that is made as a LIBOR Rate Loan shall be in a minimum aggregate amount of $100,000 and in integral multiples of $100,000 in excess thereof (or the remaining amount of the Revolving Committed Amount, if less).

(iii)         Advances. Each Revolving Lender will make its Revolving Commitment Percentage of each Revolving Loan borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in Section 9.2, or at such other office as the Administrative Agent may designate in writing, by 1:00 P.M. on the date specified in the applicable Notice of Borrowing, in Dollars and in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent by crediting the account of the Borrower on the books of such office (or such other account that the Borrower may designate in writing to the Administrative Agent) with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

(c)         Repayment. Subject to the terms of this Agreement, Revolving Loans may be borrowed, repaid and reborrowed during the Commitment Period, subject to Section 2.7(a). The principal amount of all Revolving Loans shall be due and payable in full on the Maturity Date, unless accelerated sooner pursuant to Section 7.2.

(d)         Interest. Subject to the provisions of Section 2.8, Revolving Loans shall bear interest as follows:

(i)         Alternate Base Rate Loans. During such periods as any Revolving Loans shall be comprised of Alternate Base Rate Loans, each such Alternate Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Alternate Base Rate plus the Applicable Margin; and

(ii)         LIBOR Rate Loans. During such periods as Revolving Loans shall be comprised of LIBOR Rate Loans, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus the Applicable Margin.

Interest on Revolving Loans shall be payable in arrears on each Interest Payment Date.

(e)         Revolving Loan Notes; Covenant to Pay. The Borrower’s obligation to pay each Revolving Lender shall be evidenced by this Agreement and, upon such Revolving Lender’s request, by a duly executed promissory note of the Borrower to such Revolving Lender in substantially the form of Exhibit 2.1(e). The Borrower covenants and agrees to pay the Revolving Loans in accordance with the terms of this Agreement.

Section 2.2         Term Loan.

(a)         (i) Term Loan. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Term Loan Lender severally, but not jointly, agrees to make available to the Borrower (through the Administrative Agent) on the Closing Date such Term Loan Lender’s Term Loan Commitment Percentage of a term loan in Dollars (the “Term Loan”) in the aggregate principal amount of FIFTY MILLION DOLLARS ($50,000,000) (the “Term Loan Committed Amount”) for the purposes hereinafter set forth (such facility, the “Term Loan Facility”). Upon receipt by the Administrative Agent of the proceeds of the Term Loan, such proceeds will then be made available to the Borrower by the Administrative Agent by crediting the account of the Borrower on the books of the office of the Administrative Agent specified in Section 9.2, or at such other office as the Administrative Agent may designate in writing, with the aggregate of such proceeds made available to the Administrative Agent by the Term Loan Lenders and in like funds as received by the Administrative Agent (or by crediting such other account(s) as directed by the Borrower). The Term Loan may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Borrower may request in the Notice of Borrowing delivered to the Administrative Agent prior to the Closing Date. LIBOR Rate Loans shall be made by each Term Loan Lender at its LIBOR Lending Office and Alternate Base Rate Loans at its Domestic Lending Office. Amounts repaid or prepaid on the Term Loan may not be reborrowed.

(ii)    Incremental Term Loan Commitments. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Incremental Term Lender agrees, severally and not jointly, if such Incremental Term Lender has so committed pursuant to Section 2.22, to make Incremental Term Loans in Dollars to the Borrower in an aggregate principal amount not to exceed its Incremental Term Loan Commitment and otherwise on the terms and subject to the conditions set forth in the Incremental Assumption Agreement to which such Lender is a party. Incremental Term Loans which are prepaid or repaid, in whole or in part, may not be reborrowed. Incremental Term Loans may be Alternate Base Rate Loans or LIBOR Rate Loans, as further provided herein.

(b)         (i)         Repayment of Term Loan (other than Other Term Loans). The principal amount of the Term Loan (other than Other Term Loans) shall be repaid in consecutive quarterly installments on the last day of each March, June, September and December, commencing with the fiscal quarter ending June 30, 2021, in an amount equal to 2.50% of the original principal amount of the Term Loan (other than Other Term Loans), unless accelerated sooner pursuant to Section 7.2.

The outstanding principal amount of the Term Loan (other than Other Term Loans) and all accrued but unpaid interest and other amounts payable with respect to the Term Loan (other than Other Term Loans) shall be repaid on the Maturity Date.

(ii)         Repayment of Other Term Loans. The Borrower shall pay to the Administrative Agent, for the account of the applicable Incremental Term Lenders with respect to Other Term Loans, on each Incremental Term Loan Repayment Date, a principal amount of the Other Term Loans (as adjusted from time to time pursuant to Section 2.7(a), Section 2.7(b) and Sections 2.22(e)) equal to the amount set forth in the applicable Incremental Assumption Agreement.

(c)         Interest on the Term Loan. Subject to the provisions of Section 2.8, the Term Loan shall bear interest as follows:

(i)         Alternate Base Rate Loans. During such periods as the Term Loan shall be comprised of Alternate Base Rate Loans, each such Alternate Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Alternate Base Rate plus the Applicable Margin; and

(ii)         LIBOR Rate Loans. During such periods as the Term Loan shall be comprised of LIBOR Rate Loans, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus the Applicable Margin.

Interest on the Term Loan shall be payable in arrears on each Interest Payment Date.

(d)         Term Loan Notes; Covenant to Pay. The Borrower’s obligation to pay each Term Loan Lender shall be evidenced by this Agreement and, upon such Term Loan Lender’s request, by a duly executed promissory note of the Borrower to such Term Loan Lender in substantially the form of Exhibit 2.2(d). The Borrower covenants and agrees to pay the Term Loan in accordance with the terms of this Agreement.

Section 2.3         Letter of Credit Subfacility.

(a)         Issuance. Subject to the terms and conditions hereof and of the LOC Documents, if any, during the Commitment Period the Issuing Lender shall issue, and the Revolving Lenders shall participate in, standby Letters of Credit for the account of the Borrower from time to time upon request in a form reasonably acceptable to the Issuing Lender; provided, however, that (i) the aggregate amount of LOC Obligations shall not at any time exceed FIVE MILLION DOLLARS ($5,000,000) (the “LOC Committed Amount”), (ii) the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not at any time exceed the Revolving Committed Amount then in effect, (iii) all Letters of Credit shall be denominated in Dollars and (iv) Letters of Credit shall be issued for any lawful corporate purposes and shall be issued as standby letters of credit, including in connection with workers’ compensation and other insurance programs. Except as otherwise expressly agreed in writing upon by all the Revolving Lenders, no Letter of Credit shall have an original expiry date more than twelve (12) months from the date of issuance; provided, however, so long as no Default or Event of Default has occurred and is continuing and subject to the other terms and conditions to the issuance of Letters of Credit hereunder, the expiry dates of Letters of Credit may be extended automatically annually or periodically from time to time on the request of the Borrower or by operation of the terms of the applicable Letter of Credit for additional consecutive periods of twelve (12) months or less from the date of extension; provided, further, that no Letter of Credit, as originally issued or as extended, shall have an expiry date extending beyond the date that is twenty (20) Business Days prior to the Maturity Date. Each Letter of Credit shall comply with the related LOC Documents. The issuance and expiry date of each Letter of Credit shall be a Business Day. Each Letter of Credit issued hereunder shall be in a minimum original face amount of $100,000 or such lesser amount as approved by the Issuing Lender.

(b)         Notice and Reports. The request for the issuance of a Letter of Credit shall be submitted to the Issuing Lender at least three (3) Business Days prior to the requested date of issuance. The Issuing Lender will promptly upon request provide to the Administrative Agent for dissemination to the Revolving Lenders a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of any prior report, and including therein, among other things, the account party, the beneficiary, the face amount, expiry date as well as any payments or expirations which may have occurred. The Issuing Lender will further provide to the Administrative Agent promptly upon request copies of the Letters of Credit. The Issuing Lender will provide to the Administrative Agent promptly upon request a summary report of the nature and extent of LOC Obligations then outstanding.

(c)         Participations. Each Revolving Lender upon issuance of a Letter of Credit, shall be deemed to have purchased without recourse a risk participation from the Issuing Lender in such Letter of Credit and the obligations arising thereunder and any Collateral relating thereto, in each case in an amount equal to its Revolving Commitment Percentage of the obligations under such Letter of Credit and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Lender therefor and discharge when due, its Revolving Commitment Percentage of the obligations arising under such Letter of Credit; provided that any Person that becomes a Revolving Lender after the Closing Date shall be deemed to have purchased a Participation Interest in all outstanding Letters of Credit on the date it becomes a Lender hereunder and any Letter of Credit issued on or after such date, in each case in accordance with the foregoing terms. Without limiting the scope and nature of each Revolving Lender’s participation in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed as required hereunder or under any LOC Document, each such Revolving Lender shall pay to the Issuing Lender its Revolving Commitment Percentage of such unreimbursed drawing in same day funds pursuant to and in accordance with the provisions of subsection (d) hereof. The obligation of each Revolving Lender to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Lender under any Letter of Credit, together with interest as hereinafter provided.

(d)         Reimbursement. In the event of any drawing under any Letter of Credit, the Issuing Lender will promptly notify the Borrower and the Administrative Agent. The Borrower shall reimburse the Issuing Lender on or before the Business Day immediately following the date on which it has received notice of any drawing under any Letter of Credit (either with the proceeds of a Revolving Loan obtained hereunder or otherwise) in same day funds as provided herein or in the LOC Documents. If the Borrower shall fail to reimburse the Issuing Lender as provided herein, the unreimbursed amount of such drawing shall constitute a Payment Event of Default and automatically bear interest at a per annum rate equal to the Default Rate subject to Section 2.8(b). Unless the Borrower shall promptly notify the Issuing Lender and the Administrative Agent of its intent to otherwise reimburse the Issuing Lender, the Borrower shall be deemed to have requested a Mandatory LOC Borrowing in the amount of the drawing as provided in subsection (e) hereof, the proceeds of which will be used to satisfy the Reimbursement Obligations. The Borrower’s Reimbursement Obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of set-off, counterclaim or defense to payment the Borrower may claim or have against the Issuing Lender, the Administrative Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including, without limitation, any defense based on any failure of the Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit. The Administrative Agent will promptly notify the other Revolving Lenders of the amount of any unreimbursed drawing and each Revolving Lender shall promptly pay to the Administrative Agent for the account of the Issuing Lender, in Dollars and in immediately available funds, the amount of such Revolving Lender’s Revolving Commitment Percentage of such unreimbursed drawing. Such payment shall be made on the Business Day such notice is received by such Revolving Lender from the Administrative Agent if such notice is received at or before 2:00 P.M., otherwise such payment shall be made at or before 12:00 P.M. on the Business Day next succeeding the Business Day such notice is received. If such Revolving Lender does not pay such amount to the Administrative Agent for the account of the Issuing Lender in full upon such request, such Revolving Lender shall, on demand, pay to the Administrative Agent for the account of the Issuing Lender interest on the unpaid amount during the period from the date of such drawing until such Revolving Lender pays such amount to the Administrative Agent for the account of the Issuing Lender in full at a rate per annum equal to, if paid within two (2) Business Days of the date of drawing, the Federal Funds Effective Rate and thereafter at a rate equal to the Alternate Base Rate. Each Revolving Lender’s obligation to make such payment to the Issuing Lender, and the right of the Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the Obligations hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)         Repayment with Revolving Loans. On any day on which the Borrower shall have requested, or been deemed to have requested, a Revolving Loan to reimburse a drawing under a Letter of Credit, the Administrative Agent shall give notice to the Revolving Lenders that a Revolving Loan has been requested or deemed requested in connection with a drawing under a Letter of Credit, in which case a Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans (each such borrowing, a “Mandatory LOC Borrowing”) shall be made (without giving effect to any termination of the Commitments pursuant to Section 7.2) pro rata based on each Revolving Lender’s respective Revolving Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2) and the proceeds thereof shall be paid directly to the Administrative Agent for the account of the Issuing Lender for application to the respective LOC Obligations. Each Revolving Lender hereby irrevocably agrees to make such Revolving Loans on the day such notice is received by the Revolving Lenders from the Administrative Agent if such notice is received at or before 2:00 P.M., otherwise such payment shall be made at or before 12:00 P.M. on the Business Day next succeeding the day such notice is received, in each case notwithstanding (i) the amount of Mandatory LOC Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Section 4.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure for any such request or deemed request for Revolving Loan to be made by the time otherwise required in Section 2.1(b), (v) the date of such Mandatory LOC Borrowing, or (vi) any reduction in the Revolving Committed Amount after any such Letter of Credit may have been drawn upon. In the event that any Mandatory LOC Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the occurrence of a Bankruptcy Event), then each such Revolving Lender hereby agrees that it shall forthwith fund its Participation Interests in the outstanding LOC Obligations on the Business Day such notice to fund is received by such Revolving Lender from the Administrative Agent if such notice is received at or before 2:00 P.M., otherwise such payment shall be made at or before 12:00 Noon on the Business Day next succeeding the Business Day such notice is received; provided, further, that in the event any Lender shall fail to fund its Participation Interest as required herein, then the amount of such Revolving Lender’s unfunded Participation Interest therein shall automatically bear interest payable by such Revolving Lender to the Administrative Agent for the account of the Issuing Lender upon demand, at the rate equal to, if paid within two (2) Business Days of such date, the Federal Funds Effective Rate, and thereafter at a rate equal to the Alternate Base Rate.

(f)         Modification, Extension. The issuance of any supplement, modification, amendment, renewal, or extension to any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder; provided that additional fees shall not be charged for automatic renewals or renewals by operation of the terms of the applicable Letter of Credit.

(g)         ISP98. Unless otherwise expressly agreed by the Issuing Lender and the Borrower, when a Letter of Credit is issued, the rules of the “International Standby Practices 1998,” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit.

(h)         Conflict with LOC Documents. Notwithstanding anything contained in any letter of credit application or other agreement furnished to any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit, (i) all provisions of such letter of credit application or other agreement purporting to grant Liens in favor of the Issuing Lender to secure obligations in respect of such Letter of Credit shall be disregarded, it being agreed that such obligations shall be secured to the extent provided in this Agreement and in the Security Documents, (ii) in the event that such letter of credit application or other agreement includes representations and warranties, covenants and/or events of default that do not contain the materiality qualifiers, exceptions or thresholds that are applicable to the analogous provisions of this Agreement or the other Loan Documents, or are otherwise more restrictive, the relevant qualifiers, exceptions and thresholds contained herein or in the other Loan Documents shall be deemed incorporated therein or, to the extent more restrictive, shall be deemed for purposes of such letter of credit application or other agreement to be the same as the analogous provisions of this Agreement or the other Loan Documents, and (iii) in the event of any other inconsistency or conflict between this Agreement and any LOC Document (including any letter of credit application), this Agreement shall control.

(i)         Designation of Subsidiaries as Account Parties. Notwithstanding anything to the contrary set forth in this Agreement, including, without limitation, Section 2.3(a), a Letter of Credit issued hereunder may contain a statement to the effect that such Letter of Credit is issued for the account of a Subsidiary of the Borrower; provided that, notwithstanding such statement, the Borrower shall be the actual account party for all purposes of this Agreement for such Letter of Credit and such statement shall not affect the Borrower’s Reimbursement Obligations hereunder with respect to such Letter of Credit.

(j)         Cash Collateral. At any point in time in which there is a Defaulting Lender, the Issuing Lender may require the Borrower to Cash Collateralize the LOC Obligations pursuant to Section 2.20.

Section 2.4         Swingline Loan Subfacility.

(a)         Swingline Commitment. During the Commitment Period, subject to the terms and conditions hereof, the Swingline Lender, in its individual capacity, may, in its discretion and in reliance upon the agreements of the other Lenders set forth in this Section, make certain revolving credit loans to the Borrower (each a “Swingline Loan” and, collectively, the “Swingline Loans”) for the purposes hereinafter set forth; provided, however, (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed FIVE MILLION DOLLARS ($5,000,000.00) (the “Swingline Committed Amount”), and (ii) the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not exceed the Revolving Committed Amount then in effect. Swingline Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof.

(b)         Swingline Loan Borrowings.

(i)         Notice of Borrowing and Disbursement. Upon receiving a Notice of Borrowing from the Borrower not later than 12:00 P.M. on any Business Day requesting that a Swingline Loan be made, the Swingline Lender will make Swingline Loans available to the Borrower on the same Business Day such request is received by the Administrative Agent. Swingline Loan borrowings hereunder shall be made in minimum amounts of $100,000 (or the remaining available amount of the Swingline Committed Amount if less) and in integral amounts of $50,000 in excess thereof.

(ii)         Repayment of Swingline Loans. Each Swingline Loan borrowing shall be due and payable on the earlier of (A) the Maturity Date and (B) fifteen (15) days following such borrowing. The Swingline Lender may, at any time, in its sole discretion, by written notice to the Borrower and the Administrative Agent, demand repayment of its Swingline Loans by way of a Revolving Loan borrowing, in which case the Borrower shall be deemed to have requested a Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans in the amount of such Swingline Loans; provided, however, that, in the following circumstances, any such demand shall also be deemed to have been given one Business Day prior to each of (A) the Maturity Date, (B) the occurrence of any Bankruptcy Event, (C) upon acceleration of the Obligations hereunder, whether on account of a Bankruptcy Event or any other Event of Default, and (D) the exercise of remedies in accordance with the provisions of Section 7.2 hereof (each such Revolving Loan borrowing made on account of any such deemed request therefor as provided herein being hereinafter referred to as “Mandatory Swingline Borrowing”). Each Revolving Lender hereby irrevocably agrees to make such Revolving Loans promptly upon any such request or deemed request on account of each Mandatory Swingline Borrowing in the amount and in the manner specified in the preceding sentence on the date such notice is received by the Revolving Lenders from the Administrative Agent if such notice is received at or before 2:00 P.M., otherwise such payment shall be made at or before 12:00 P.M. on the Business Day next succeeding the date such notice is received notwithstanding (1) the amount of Mandatory Swingline Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (2) whether any conditions specified in Section 4.2 are then satisfied, (3) whether a Default or an Event of Default then exists, (4) failure of any such request or deemed request for Revolving Loans to be made by the time otherwise required in Section 2.1(b)(i), (5) the date of such Mandatory Swingline Borrowing, or (6) any reduction in the Revolving Committed Amount or termination of the Revolving Commitments immediately prior to such Mandatory Swingline Borrowing or contemporaneously therewith. In the event that any Mandatory Swingline Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code), then each Revolving Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Swingline Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such Participation Interest in the outstanding Swingline Loans as shall be necessary to cause each such Revolving Lender to share in such Swingline Loans ratably based upon its respective Revolving Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2); provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective Participation Interest is purchased, and (y) at the time any purchase of a Participation Interest pursuant to this sentence is actually made, the purchasing Revolving Lender shall be required to pay to the Swingline Lender interest on the principal amount of such Participation Interest purchased for each day from and including the day upon which the Mandatory Swingline Borrowing would otherwise have occurred to but excluding the date of payment for such Participation Interest, at the rate equal to, if paid within two (2) Business Days of the date of the Mandatory Swingline Borrowing, the Federal Funds Effective Rate, and thereafter at a rate equal to the Alternate Base Rate. The Borrower shall have the right to repay the Swingline Loan in whole or in part from time to time in accordance with Section 2.7(a).

(c)         Interest on Swingline Loans. Subject to the provisions of Section 2.8, Swingline Loans shall bear interest at a per annum rate equal to the Alternate Base Rate plus the Applicable Margin for Revolving Loans that are Alternate Base Rate Loans. Interest on Swingline Loans shall be payable in arrears on each Interest Payment Date.

(d)         Swingline Loan Note; Covenant to Pay. The Swingline Loans shall be evidenced by this Agreement and, upon request of the Swingline Lender, by a duly executed promissory note of the Borrower in favor of the Swingline Lender in the original amount of the Swingline Committed Amount and substantially in the form of Exhibit 2.4(d). The Borrower covenants and agrees to pay the Swingline Loans in accordance with the terms of this Agreement.

Section 2.5         Fees.

(a)         Commitment Fee. Subject to Section 2.21, in consideration of the Revolving Commitments, the Borrower agrees to pay to the Administrative Agent, for the ratable benefit of the Revolving Lenders, a commitment fee (the “Commitment Fee”) in an amount equal to 0.25% per annum on the average daily unused amount of the Revolving Committed Amount. The Commitment Fee shall be calculated quarterly in arrears. For purposes of computation of the Commitment Fee, LOC Obligations shall be considered usage of the Revolving Committed Amount but Swingline Loans shall not be considered usage of the Revolving Committed Amount. The Commitment Fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter.

(b)         Letter of Credit Fees. Subject to Section 2.21, in consideration of the LOC Commitments, the Borrower agrees to pay to the Administrative Agent, for the ratable benefit of the Revolving Lenders, a fee (the “Letter of Credit Fee”) equal to the Applicable Margin for Revolving Loans that are LIBOR Rate Loans per annum on the average daily maximum amount available to be drawn under each Letter of Credit from the date of issuance to the date of expiration. The Letter of Credit Fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter.

(c)         Issuing Lender Fees. In addition to the Letter of Credit Fees payable pursuant to subsection (b) hereof, the Borrower shall pay to the Issuing Lender for its own account without sharing by the other Lenders the reasonable and customary charges from time to time of the Issuing Lender with respect to the amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the “Issuing Lender Fees”). The Issuing Lender may charge, and retain for its own account without sharing by the other Lenders, an additional facing fee (the “Letter of Credit Facing Fee”) of 0.125% per annum on the average daily maximum amount available to be drawn under each such Letter of Credit issued by it. The Issuing Lender Fees and the Letter of Credit Facing Fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter.

(d)         Other Fees. The Borrower agrees to pay to the Administrative Agent the fees as described in the Engagement Letter.

Section 2.6         Commitment Reductions.

(a)         Voluntary Reductions. The Borrower shall have the right to terminate or permanently reduce the unused portion of the Revolving Committed Amount at any time or from time to time upon not less than two (2) Business Days’ prior written notice (or such shorter time as agreed to by the Administrative Agent) to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable) of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction which shall be in a minimum amount of $500,000 or a whole multiple of $100,000 in excess thereof and shall be irrevocable and effective upon receipt by the Administrative Agent; provided that any such notice for the termination of the full Revolving Committed Amount may state that such notice is conditioned upon the effectiveness of other financing arrangements, in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied; provided, further that no such reduction or termination shall be permitted if after giving effect thereto, and to any prepayments of the Revolving Loans made on the effective date thereof, the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations would exceed the Revolving Committed Amount then in effect. Any reduction in the Revolving Committed Amount shall be applied to the Commitment of each Revolving Lender in accordance with its Revolving Commitment Percentage.

(b)         LOC Committed Amount. If the Revolving Committed Amount is reduced below the then current LOC Committed Amount, the LOC Committed Amount shall automatically be reduced by an amount such that the LOC Committed Amount equals the Revolving Committed Amount.

(c)         Swingline Committed Amount. If the Revolving Committed Amount is reduced below the then current Swingline Committed Amount, the Swingline Committed Amount shall automatically be reduced by an amount such that the Swingline Committed Amount equals the Revolving Committed Amount.

(d)         Maturity Date. The Revolving Commitments, the Swingline Commitment and the LOC Commitment shall automatically terminate on the Maturity Date.

Section 2.7         Prepayments.

(a)         Optional Prepayments and Repayments. The Borrower shall have the right to prepay the Term Loans and repay the Revolving Loans and Swingline Loans in whole or in part from time to time; provided, however, that each partial prepayment or repayment of (i) Revolving Loans or Term Loans that are Alternate Base Rate Loans shall be in a minimum principal amount of $100,000 and integral multiples of $100,000 in excess thereof (or the remaining outstanding principal amount), (ii) Revolving Loans or Term Loans that LIBOR Rate Loans shall be in a minimum principal amount of $100,000 and integral multiples of $100,000 in excess thereof (or the remaining outstanding principal amount) and (iii) Swingline Loans shall be in a minimum principal amount of $100,000 and integral multiples of $100,000 in excess thereof (or the remaining outstanding principal amount). The Borrower shall give three Business Days’ irrevocable notice of prepayment in the case of LIBOR Rate Loans (or such shorter time as agreed to by the Administrative Agent) and same-day irrevocable notice on any Business Day in the case of Alternate Base Rate Loans, to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable). To the extent that the Borrower elects to prepay the Term Loans, amounts prepaid under this Section shall be (i) applied to the remaining principal installments thereof as the Borrower may elect and (ii) applied to the Term Loans of the Term Loan Lenders in accordance with their respective Term Loan Commitment Percentages. To the extent the Borrower elects to repay the Revolving Loans and/or Swingline Loans, amounts prepaid under this Section shall be applied to the Revolving Loans and/or Swingline Loans, as applicable of the Revolving Lenders in accordance with their respective Revolving Commitment Percentages. Within the foregoing parameters, prepayments under this Section shall be applied first to Alternate Base Rate Loans and then to LIBOR Rate Loans in direct order of Interest Period maturities. All prepayments under this Section shall be subject to Section 2.15, but otherwise without premium or penalty. Interest on the principal amount prepaid shall be payable on the next occurring Interest Payment Date that would have occurred had such loan not been prepaid or, at the request of the Borrower, interest on the principal amount prepaid shall be payable on any date that a prepayment is made hereunder through the date of prepayment. Notwithstanding anything to the contrary herein, a notice of prepayment for all of the then outstanding Loans may state that such notice is conditioned upon the effectiveness of other financing arrangements, in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(b)         Mandatory Prepayments.

(i)         Revolving Committed Amount. If at any time after the Closing Date, the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall exceed the Revolving Committed Amount, the Borrower shall immediately prepay the Revolving Loans and Swingline Loans in an amount sufficient to eliminate such excess (such prepayment to be applied as set forth in clause (vi) below).

(ii)         Asset Dispositions. Promptly following any Asset Disposition (or related series of Asset Dispositions) and subject to the provisos set forth below, the Borrower shall prepay the Loans in an aggregate amount equal to one hundred percent (100%) of the Net Cash Proceeds derived from such Asset Disposition (or related series of Asset Dispositions) (such prepayment to be applied as set forth in clause (vi) below); provided, however, that, so long as no Event of Default has occurred and is continuing, such Net Cash Proceeds shall not be required to be so applied to the extent the Borrower delivers to the Administrative Agent a certificate stating that the Credit Parties intend to use such Net Cash Proceeds to acquire assets useful to the business of the Credit Parties within 180 days of the receipt of such Net Cash Proceeds, it being expressly agreed that Net Cash Proceeds not so reinvested shall be applied to prepay the Loans immediately thereafter (such prepayment to be applied as set forth in clause (vi) below).

(iii)         Debt Issuances. Immediately upon receipt by any Credit Party or any of its Subsidiaries of proceeds from any Debt Issuance, the Borrower shall prepay the Loans in an aggregate amount equal to one hundred percent (100%) of the Net Cash Proceeds of such Debt Issuance (such prepayment to be applied as set forth in clause (vi) below).

(iv)         [Reserved].

(v)         Casualty Events. Promptly upon receipt by any Credit Party or any of its Subsidiaries of proceeds from any Casualty Event, the Borrower shall prepay the Loans in an aggregate amount equal to one hundred percent (100%) of the Net Cash Proceeds of such Casualty Event (such prepayment to be applied as set forth in clause (vi) below); provided, however, that, so long as no Event of Default has occurred and is continuing, Net Cash Proceeds from Casualty Events shall not be required to be so applied to the extent the Borrower delivers to the Administrative Agent a certificate stating that Credit Parties intend to use such Net Cash Proceeds to acquire assets useful to the business of the Credit Parties (or repair any assets in respect of which such insurance or condemnation proceeds were received) within 180 days of the receipt of such Net Cash Proceeds, it being expressly agreed that any Net Cash Proceeds not so reinvested shall be applied to prepay the Loans immediately thereafter (such prepayment to be applied as set forth in clause (vi) below).

(vi)         Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section shall be applied as follows:

(A)         with respect to all amounts prepaid pursuant to Section 2.7(b)(i), (1) first to the outstanding Swingline Loans, (2) second to the outstanding Revolving Loans and (3) third to Cash Collateralize the LOC Obligations; and

(B)         with respect to all amounts prepaid pursuant to Sections 2.7(b)(ii) through (v), (1) first to the Term Loan in direct order of maturity to the next four amortization payments thereof and thereafter ratably to the remaining amortization payments thereof (including the bullet payment due on the Maturity Date), (2) second to the Swingline Loans (without a simultaneous corresponding reduction of the Swingline Committed Amount) and (3) third to the Revolving Loans (without a simultaneous corresponding reduction of the Revolving Committed Amount). Within the parameters of the applications set forth above, prepayments shall be applied first to Alternate Base Rate Loans and then to LIBOR Rate Loans in direct order of Interest Period maturities. All prepayments under this Section shall be subject to Section 2.15 and be accompanied by interest on the principal amount prepaid through the date of prepayment, but otherwise without premium or penalty.

(vii)         Constraints on Upstreaming. Notwithstanding any other provisions of this Section 2.7 to the contrary, if the Borrower determines in good faith (in consultation with the Administrative Agent) that (i) any Net Cash Proceeds in respect of an Asset Disposition or Casualty Event attributable to a Subsidiary that is CFC or a CFC Holding Company are prohibited, restricted or delayed by applicable local law from being repatriated to the United States of America, then the portion of such Net Cash Proceeds so affected will not be required to be applied to prepay Term Loans at the times provided in this Section but may be retained by the applicable Subsidiary so long as, but only so long as, the applicable local law will not permit repatriation to the United States of America (with the Borrower hereby agreeing to cause such Subsidiary to use commercially reasonable efforts to take actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds is permitted under the applicable local law, such repatriation will be promptly effected and such repatriated Net Cash Proceeds will be promptly (and in any event not later than three Business Days after such repatriation) applied (net of additional Taxes determined by the Borrower in good faith to be payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section to the extent provided herein and (ii) repatriation of any or all of such Net Cash Proceeds would have a material adverse tax cost consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Cash Proceeds, then the Borrower may elect that such Net Cash Proceeds so affected be retained by the applicable Subsidiary, provided that, in the case of this clause (ii), within 365 days of the date on which any Net Cash Proceeds so retained would otherwise have been required to be applied to prepayments or reinvestments pursuant to this Section, (x) the Borrower shall apply an amount otherwise required on account of such Net Cash Proceeds, less the amount of additional Taxes determined by the Borrower in good faith that would have been payable or reserved against if such Net Cash Proceeds had been repatriated, to such prepayments or reinvestments as if such Net Cash Proceeds had been received by the Borrower rather than such Subsidiary or (y) such Net Cash Proceeds shall be applied to the repayment of Indebtedness of a Subsidiary that is a CFC or CFC Holding Company.

(c)         Bank Product Obligations Unaffected. Any repayment or prepayment made pursuant to this Section shall not affect the Borrower’s obligation to continue to make payments under any Bank Product, which shall remain in full force and effect notwithstanding such repayment or prepayment, subject to the terms of such Bank Product.

Section 2.8         Default Rate and Payment Dates.

(a)         If all or a portion of the principal amount of any Loan which is a LIBOR Rate Loan shall not be paid when due or continued as a LIBOR Rate Loan in accordance with the provisions of Section 2.9 (whether at the stated maturity, by acceleration or otherwise), such overdue principal amount of such Loan shall be converted to an Alternate Base Rate Loan at the end of the Interest Period applicable thereto.

(b)         Upon the occurrence and during the continuance of (i) a Bankruptcy Event, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall automatically bear interest at a rate per annum which is equal to the Default Rate and (ii) a Payment Event of Default hereunder the overdue principal owing hereunder shall automatically bear interest, at a per annum rate which is equal to the Default Rate, in each case from the date of such Event of Default until such Event of Default is cured or waived in accordance with Section 9.1. Any default interest owing under this Section 2.8(b) shall be due and payable on the earlier to occur of (x) demand by the Administrative Agent (which demand the Administrative Agent shall make if directed by the Required Lenders) and (y) the Maturity Date.

(c)         Interest on each Loan shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (b) of this Section shall be payable from time to time on demand.

Section 2.9         Conversion Options.

(a)         The Borrower may, in the case of Revolving Loans and the Term Loan, elect from time to time to convert Alternate Base Rate Loans to LIBOR Rate Loans or to continue LIBOR Rate Loans, by delivering a Notice of Conversion/Extension to the Administrative Agent at least three Business Days prior to the proposed date of conversion or continuation. In addition, the Borrower may elect from time to time to convert all or any portion of a LIBOR Rate Loan to an Alternate Base Rate Loan by giving the Administrative Agent irrevocable written notice thereof by 11:00 A.M. one (1) Business Day prior to the proposed date of conversion. If the date upon which an Alternate Base Rate Loan is to be converted to a LIBOR Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were an Alternate Base Rate Loan. LIBOR Rate Loans may only be converted to Alternate Base Rate Loans on the last day of the applicable Interest Period. If the date upon which a LIBOR Rate Loan is to be converted to an Alternate Base Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were an Alternate Base Rate Loan. All or any part of outstanding Alternate Base Rate Loans may be converted as provided herein; provided that (i) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing and (ii) partial conversions shall be in an aggregate principal amount of $100,000 or a whole multiple of $100,000 in excess thereof. All or any part of outstanding LIBOR Rate Loans may be converted as provided herein; provided that partial conversions shall be in an aggregate principal amount of $100,000 or a whole multiple of $100,000 in excess thereof.

(b)         Any LIBOR Rate Loans may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in Section 2.9(a); provided, that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, in which case such Loan shall be automatically converted to an Alternate Base Rate Loan at the end of the applicable Interest Period with respect thereto. If the Borrower shall fail to give timely notice of an election to continue a LIBOR Rate Loan, or the continuation of LIBOR Rate Loans is not permitted hereunder, such LIBOR Rate Loans shall be automatically converted to Alternate Base Rate Loans at the end of the applicable Interest Period with respect thereto.

Section 2.10         Computation of Interest and Fees; Usury.

(a)         Interest payable hereunder with respect to any Alternate Base Rate Loan based on the Prime Rate shall be calculated on the basis of a year of 365 days (or 366 days, as applicable) for the actual days elapsed. All other fees, interest and all other amounts payable hereunder shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a LIBOR Rate on the Business Day of the determination thereof. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate shall become effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change.

(b)         Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the computations used by the Administrative Agent in determining any interest rate.

(c)         It is the intent of the Lenders and the Credit Parties to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders and the Credit Parties are hereby limited by the provisions of this subsection which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including, but not limited to, prepayment or acceleration of the maturity of any Obligation), shall the interest taken, reserved, contracted for, charged, or received under this Agreement, under the Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable law. If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and such interest shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable law and which would, apart from this provision, be in excess of the maximum nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other Indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of such Indebtedness does not exceed the maximum nonusurious amount permitted by applicable law.

Section 2.11         Pro Rata Treatment and Payments.

(a)         Allocation of Payments Prior to Exercise of Remedies. Each borrowing of Revolving Loans and any reduction of the Revolving Commitments shall be made pro rata according to the respective Revolving Commitment Percentages of the Revolving Lenders. Unless otherwise required by the terms of this Agreement, each payment under this Agreement not relating to a specific payment (e.g., each payment not relating to principal, interest, fees or indemnities) shall be applied, first, to any fees then due and owing by the Borrower pursuant to Section 2.5, second, to interest then due and owing hereunder of the Borrower and, third, to principal then due and owing hereunder and under this Agreement of the Borrower. Each payment on account of any fees pursuant to Section 2.5 shall be made pro rata in accordance with the respective amounts due and owing (except as to the Letter of Credit Facing Fees and the Issuing Lender Fees which shall be paid to the Issuing Lender). Each optional repayment and prepayment by the Borrower on account of principal of and interest on the Revolving Loans and on the Term Loan, as applicable, shall be applied to such Loans, as applicable, on a pro rata basis and, to the extent applicable, in accordance with the terms of Section 2.7(a) hereof. Each mandatory prepayment on account of principal of the Loans shall be applied to such Loans, as applicable, on a pro rata basis and, to the extent applicable, in accordance with Section 2.7(b). All payments (including prepayments) to be made by the Borrower on account of principal, interest and fees shall be made without defense, set-off or counterclaim and shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent’s office specified on Section 9.2 in Dollars and in immediately available funds not later than 1:00 P.M. on the date when due. The Administrative Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the LIBOR Rate Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a LIBOR Rate Loan becomes due and payable on a day other than a Business Day, such payment date shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(b)         Allocation of Payments After Exercise of Remedies. Notwithstanding any other provisions of this Agreement to the contrary, after the exercise of remedies (other than the application of default interest pursuant to Section 2.8) by the Administrative Agent or the Lenders pursuant to Section 7.2 (or after the Commitments shall automatically terminate and the Loans (with accrued interest thereon) and all other amounts under the Credit Documents (including, without limitation, the maximum amount of all contingent liabilities under Letters of Credit) shall automatically become due and payable in accordance with the terms of such Section), all amounts collected or received by the Administrative Agent or any Lender on account of the Credit Party Obligations or any other amounts outstanding under any of the Credit Documents or in respect of the Collateral shall be paid over or delivered as follows (irrespective of whether the following costs, expenses, fees, interest, premiums, scheduled periodic payments or Credit Party Obligations are allowed, permitted or recognized as a claim in any proceeding resulting from the occurrence of a Bankruptcy Event):

FIRST, to the payment of all reasonable, documented and out‑of‑pocket costs and expenses (including, without limitation, reasonable and documented attorneys’ fees) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents and any protective advances made by the Administrative Agent with respect to the Collateral under or pursuant to the terms of the Security Documents;

SECOND, to the payment of any fees owed to the Administrative Agent and the Issuing Lender;

THIRD, to the payment of all reasonable, documented and out‑of‑pocket costs and expenses (including, without limitation, reasonable and documented attorneys’ fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Credit Party Obligations owing to such Lender;

FOURTH, to the payment of all of the Credit Party Obligations consisting of accrued fees and interest, and including, with respect to any Bank Product, any fees, premiums and scheduled periodic payments due under such Bank Product and any interest accrued thereon;

FIFTH, to the payment of the outstanding principal amount of the Credit Party Obligations and the payment or cash collateralization of the outstanding LOC Obligations, and including with respect to any Bank Product, any breakage, termination or other payments due under such Bank Product and any interest accrued thereon;

SIXTH, to all other Credit Party Obligations and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (b) each of the Lenders and any Bank Product Provider shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans and LOC Obligations held by such Lender or the outstanding obligations payable to such Bank Product Provider bears to the aggregate then outstanding Loans and LOC Obligations and obligations payable under all Bank Products) of amounts available to be applied pursuant to clauses “THIRD”, “FOURTH”, “FIFTH” and “SIXTH” above; and (c) to the extent that any amounts available for distribution pursuant to clause “FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent in a cash collateral account and applied (i) first, to reimburse the Issuing Lender from time to time for any drawings under such Letters of Credit and (ii) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FIFTH” and “SIXTH” above in the manner provided in this Section. Notwithstanding the foregoing terms of this Section, only Collateral proceeds and payments under the Guaranty (as opposed to ordinary course principal, interest and fee payments hereunder) shall be applied to obligations under any Bank Product.

Section 2.12         Non-Receipt of Funds; Administrative Agent’s Clawback.

(a)         Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received written notice from a Lender prior to the proposed date of any Extension of Credit that such Lender will not make available to the Administrative Agent such Lender’s share of such Extension of Credit, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with this Agreement and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Extension of Credit available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Alternate Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Extension of Credit to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Extension of Credit. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b)         Payments by the Borrower; Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under subsections (a) and (b) of this Section shall be conclusive, absent manifest error.

(c)         Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Extension of Credit set forth in Article IV are not satisfied or waived in accordance with the terms thereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)         Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and Revolving Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 9.5(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any such payment under Section 9.5(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.5(c).

(e)         Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

Section 2.13         Inability to Determine Interest Rate.

(a)    Temporary Unavailability of LIBOR. Notwithstanding any other provision of this Agreement, if (i) the Administrative Agent shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that, by reason of circumstances affecting the relevant market, reasonable and adequate means do not exist for ascertaining the LIBOR Rate for such Interest Period, or (ii) the Required Lenders shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of funding LIBOR Rate Loans that the Borrower has requested be outstanding as a LIBOR Tranche during such Interest Period, the Administrative Agent shall forthwith give telephone notice of such determination, confirmed in writing, to the Borrower and the Lenders at least two (2) Business Days prior to the first day of such Interest Period. Unless the Borrower shall have notified the Administrative Agent upon receipt of such telephone notice that it wishes to rescind or modify its request regarding such LIBOR Rate Loans, any Loans that were requested to be made as LIBOR Rate Loans shall be made as Alternate Base Rate Loans and any Loans that were requested to be converted into or continued as LIBOR Rate Loans shall remain as or be converted into Alternate Base Rate Loans. Until any such notice has been withdrawn by the Administrative Agent, no further Loans shall be made as, continued as, or converted into, LIBOR Rate Loans for the Interest Periods so affected.

(b)    Successor LIBOR Rate.

(i)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Credit Document, if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document with respect to each Class of Loans or Commitments in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document (other than Benchmark Replacement Conforming Changes made in accordance with clause (b) below) so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of such Class.

(ii)    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.

(iii)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period, provided that the failure to give such notice under this clause (v) shall not affect the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.13(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 2.13(b).

(iv)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)    Benchmark Unavailability Period. Upon the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of any Loans to be made, converted or continued with respect to the then-current Benchmark during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Alternate Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, (i) the obligation of the Lenders to make or maintain Loans with respect to such Benchmark shall be suspended, (ii) any request for a borrowing of, conversion to or continuation of Loans with respect to such Benchmark shall be ineffective and will be deemed to have been a request for a Borrowing of or conversion to Alternate Base Rate Loans, and (iii) the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

(vi)    Term SOFR Transition Event. Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (vi) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may do so in its sole discretion.

Section 2.14         Yield Protection.

(a)         Increased Costs Generally. If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the Issuing Lender (other than any such reserve or other requirements with respect to any (x) LIBOR Rate Loan, the interest rate which is determined by the Benchmark after the first Benchmark Replacement Date and (y) Alternate Base Rate Loan, the interest rate which is determined by the Alternate Base Rate);

(ii)          subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)          prior to the first Benchmark Replacement Date, impose on any Lender or the Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Issuing Lender or other Recipient, the Borrower will pay to such Lender, Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)         Capital Requirements. If, before the first Benchmark Replacement Date, any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

(c)         Certificates for Reimbursement. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)         Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date such Lender or Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or Issuing Lender’s intention to claim compensation therefore (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.15         Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it before the first Benchmark Replacement Date as a result of:

(a)         any continuation, conversion, payment or prepayment of any Loan other than an Alternate Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)         any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than an Alternate Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)         any assignment of a LIBOR Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 2.19;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained, but excluding any loss of anticipated profits. The Borrower shall also pay any customary administrative fees charged and documented by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section, each Lender shall be deemed to have funded each LIBOR Rate Loan made by it at the LIBOR Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan was in fact so funded.

Section 2.16         Taxes.

(a)         Defined Terms. For purposes of this Section 2.16, the term “Lender” includes any Issuing Lender and the term “applicable law” includes FATCA.

(b)         Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)         Payment of Other Taxes by the Borrower. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)         Indemnification by the Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable documented expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, that, if the Borrower reasonably believes that such Taxes were not correctly or legally imposed or asserted, such Recipient shall use reasonable efforts to cooperate with the Borrower to obtain a refund of such Taxes (which shall be repaid to the Borrower to the extent required pursuant to Section 2.16(h)) so long as such efforts would not result in any additional out-of-pocket costs or expenses not reimbursed by the Borrower or be otherwise disadvantageous to such Recipient, as determined in good faith by such Recipient. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)         Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.6(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)         Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.16, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)         Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)         Without limiting the generality of the foregoing:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 2.16(a) to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.16(b) or Exhibit 2.16(c), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.16(d) on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Credit Document would be subject to withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) to the extent the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

Section 2.17         Indemnification; Nature of Issuing Lender’s Duties.

(a)         In addition to its other obligations under Section 2.3, the Credit Parties hereby agree to protect, indemnify, pay and save the Issuing Lender and each Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) that the Issuing Lender or such Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit or (ii) the failure of the Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions, herein called “Government Acts”).

(b)         As between the Credit Parties, the Issuing Lender and each Lender, the Credit Parties shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. Neither the Issuing Lender nor any Lender shall be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (vii) for any consequences arising from causes beyond the control of the Issuing Lender or any Lender, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of the Issuing Lender’s rights or powers hereunder.

(c)         In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Lender or any Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in the absence of gross negligence or willful misconduct, shall not put such Issuing Lender or such Lender under any resulting liability to the Credit Parties. It is the intention of the parties that this Agreement shall be construed and applied to protect and indemnify the Issuing Lender and each Lender against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Credit Parties, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any Governmental Authority. The Issuing Lender and the Lenders shall not, in any way, be liable for any failure by the Issuing Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Issuing Lender and the Lenders.

(d)         Nothing in this Section is intended to limit the Reimbursement Obligation of the Borrower contained in Section 2.3(d) hereof. The obligations of the Credit Parties under this Section shall survive the termination of this Agreement. No act or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Lender and the Lenders to enforce any right, power or benefit under this Agreement.

(e)         Notwithstanding anything to the contrary contained in this Section, the Credit Parties shall have no obligation to indemnify the Issuing Lender or any Lender in respect of any liability incurred by the Issuing Lender or such Lender arising out of the gross negligence, bad faith or willful misconduct of the Issuing Lender or such Lender (including action not taken by the Issuing Lender or such Lender), as determined by a court of competent jurisdiction or pursuant to arbitration.

Section 2.18         Illegality.

Notwithstanding any other provision of this Credit Agreement, if any Change in Law shall make it unlawful for such Lender or its LIBOR Lending Office to make or maintain LIBOR Rate Loans as contemplated by this Credit Agreement or to obtain in the interbank eurodollar market through its LIBOR Lending Office the funds with which to make such Loans, (a) such Lender shall promptly notify the Administrative Agent and the Borrower thereof, (b) the commitment of such Lender hereunder to make LIBOR Rate Loans or continue LIBOR Rate Loans as such shall forthwith be suspended until the Administrative Agent shall give notice that the condition or situation which gave rise to the suspension shall no longer exist, and (c) such Lender’s Loans then outstanding as LIBOR Rate Loans, if any, shall be converted on the last day of the Interest Period for such Loans or within such earlier period as required by law as Alternate Base Rate Loans. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its LIBOR Lending Office) to avoid or to minimize any amounts which may otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.15.

Section 2.19         Mitigation Obligations; Replacement of Lenders.

(a)         Designation of a Different Lending Office. If any Lender requests compensation under Section 2.14, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or Section 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)         Replacement of Lenders. If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.19(a), or if any Lender ceases to make any LIBOR Rate Loans as a result of any condition described in Section 2.18, is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.6), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.14 or Section 2.16) and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)         the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.6;

(ii)         such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.15) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)         in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)         such assignment does not conflict with applicable law; and

(v)         in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.20         Cash Collateral.

(a)         Cash Collateral. If the Borrower is obligated to Cash Collateralize any Fronting Exposure of the Issuing Lender pursuant to Section 2.21(a)(v) (determined after giving effect to Section 2.21(b) and any Cash Collateral provided by the Defaulting Lender), the Borrower shall do so within one (1) Business Day in an amount not less than the Minimum Collateral Amount applicable to such Fronting Exposure.

(b)         Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Lenders, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of LOC Obligations, to be applied pursuant to clause (c) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Lenders as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(c)         Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.20 or Section 2.21 in respect of Letters of Credit, shall be applied to the satisfaction of the Defaulting Lender’s obligations to fund participations in respect of LOC Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)         Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.20 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and each Issuing Lender that there exists excess Cash Collateral; provided that, subject to Section 2.21, the Person providing Cash Collateral and each Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Credit Documents.

Section 2.21         Defaulting Lenders.

(a)         Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)         Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 9.1.

(ii)         Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or Swingline Lender hereunder; third, to Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.20; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.20; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lenders or Swingline Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Payment Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans or LOC Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LOC Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LOC Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LOC Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable facility without giving effect to Section 2.21(a) (iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.21(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)         Certain Fees.

(A)         Commitment Fees. No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)         Letter of Credit Fees. Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.20.

(C)         Reallocation of Fees. With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LOC Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Lender and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)         Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LOC Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that such reallocation does not cause the aggregate Committed Funded Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)         Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure that has not been reallocated and (y) second, Cash Collateralize the Issuing Lender’s Fronting Exposure that has not been reallocated in accordance with the procedures set forth in Section 2.20 for so long as such Fronting Exposure is outstanding.

(b)         Defaulting Lender Cure. If the Borrower, the Administrative Agent and each Swingline Lender and Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.21(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)         New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is reasonably satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is reasonably satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.22         Incremental Commitments.

(a)         The Borrower may, from time to time, by written notice to the Administrative Agent, request Incremental Term Loan Commitments, first, from one or more Lenders (in the sole discretion of such Lenders) or second, from Eligible Assignees who will become Lenders, in an aggregate principal amount for all Incremental Commitments not to exceed $15,000,000. Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments being requested (which shall be in minimum increments of $100,000 and a minimum amount of $1,000,000), (ii) the date on which such Incremental Term Loan Commitments are requested to become effective and (iii) whether such Incremental Term Loan Commitments are to be Term Loan Commitments or commitments to make term loans with terms different from the Term Loans (“Other Term Loans”). All Incremental Term Loans shall be made in Dollars.

(b)         The Borrower and each Incremental Term Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Lender. Subject to clause (c) below, each Incremental Assumption Agreement shall specify the terms of the Incremental Term Loans to be made thereunder. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Credit Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitments evidenced thereby and any increase to the Applicable Margins required by the foregoing provisions of this paragraph. Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld or delayed) and furnished to the other parties hereto.

(c)         The terms of each Incremental Term Loan shall be as follows:

(i)         any Incremental Term Loan Commitment ranking pari passu in right of payment and of security shall (A) rank pari passu in right of payment and of security with the existing Term Loans, (B) not be secured by any Lien on any property or asset of the Credit Parties that does not also secure the Secured Obligations and (C) not be guaranteed by any Person other than the Credit Parties;

(ii)         such Incremental Term Loan shall not mature earlier than the Maturity Date;

(iii)         such Incremental Term Loan shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of then existing Term Loans;

(iv)         such Incremental Term Loans, subject to clauses (ii) and (iii) above, shall have amortization determined by the Borrower and the applicable Incremental Term Lenders;

(v)         after giving effect to such Incremental Term Loans, (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (B) on a Pro Forma Basis, the Total Leverage Ratio shall be no greater than the lower of (1) 2.75 to 1.00 and (2) the then applicable level set forth in Section 5.9.

(vi)         such Incremental Term Loans, subject to clause (viii) below, shall have an Applicable Margin determined by the Borrower and the applicable Incremental Term Lenders;

(vii)         such Incremental Term Loans may participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments of the initial Term Loans incurred hereunder, as specified in the applicable Incremental Assumption Agreement; and

(viii)         without the prior written consent of the Lenders, for any Incremental Term Loans made on or prior to the date that is eighteen (18) months following the Closing Date, if the Effective Yield on any Other Term Loans (as reasonably determined by the Administrative Agent) exceeds by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Yield Differential”) the Effective Yield (as reasonably determined by the Administrative Agent) on any then outstanding Class of Term Loans, then the Applicable Margin for such Class of Term Loans shall automatically be increased by the Yield Differential, effective upon the making of such Other Term Loans.

(d)         Other than with respect to any Incremental Term Loan in connection with a Limited Condition Acquisition, no Incremental Term Loan Commitments shall become effective under this Section 2.22 unless, on the date of such effectiveness, (i) the conditions set forth in paragraphs (a) and (b) of Section 4.2 shall be satisfied as if it were a borrowing date and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Borrower; and (ii) the Administrative Agent shall have received (with sufficient copies for each of the Incremental Term Lenders) closing certificates, opinions of counsel and other customary documentation reasonably requested by the Administrative Agent.

(e)         Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans (other than Other Term Loans), when originally made, are included in each borrowing of outstanding Term Loans on a pro rata basis. This may be accomplished at the discretion of the Administrative Agent by requiring each outstanding LIBOR Rate Loan to be converted into an Alternate Base Rate Loan on the date of each Incremental Term Loan, or by allocating a portion of each Incremental Term Loan to each outstanding LIBOR Rate Loan on a pro rata basis, even though as a result thereof such Incremental Term Loan may effectively have a shorter Interest Period than the Term Loans included in the borrowing of which they are a part (and notwithstanding any other provision of this Credit Agreement that would prohibit such an initial Interest Period). Any conversion or prepayment made pursuant to the preceding sentence shall be subject to Section 2.15 (it being understood that, the Administrative Agent shall consult with the Borrower regarding the foregoing and, to the extent practicable, will use commercially reasonable efforts to pursue options that minimize breakage costs). In addition, to the extent any Incremental Term Loans are not Other Term Loans, the scheduled amortization payments under Section 2.2(b)(i) required to be made after the making of such Incremental Term Loans shall be ratably increased in proportion to the aggregate principal amount of such Incremental Term Loans.

(f)         This Section 2.22 shall supersede any provisions in Section 2.11(b), 9.1 or 9.7(b) to the contrary.

Section 2.23         Refinancing Amendments.

(a)         General Terms. Subject to the terms and conditions set forth herein, at any time after the Closing Date, the Borrower shall have the right to obtain on one or more occasions, from any Lender or any Additional Term Loan Lender, Credit Agreement Refinancing Indebtedness in the form (x) of Other Term Loans or Other Term Commitments in respect of all or any portion of the Term Loans then outstanding under this Agreement (which for purposes of this clause (x) will be deemed to include any then outstanding Other Term Loans), or (y) Other Revolving Loans or Other Revolving Commitments in respect of all or any portion of the Revolving Loans (and unused Revolving Commitments) under this Agreement, in each case pursuant to a Refinancing Amendment.

(b)         Terms and Conditions. The following terms and conditions shall apply to any Credit Agreement Refinancing Indebtedness: (A) no Default or Event of Default shall exist immediately prior to or after giving effect to such Credit Agreement Refinancing Indebtedness; provided that if such Credit Agreement Refinancing Indebtedness is incurred in connection with a Limited Condition Acquisition then the condition precedent set forth in this clause (A) may be limited to Defaults described in Section 7.1(a) and (e), (B) such Credit Agreement Refinancing Indebtedness shall constitute Obligations and will be secured and guaranteed with the other Obligations on a pari passu basis by the same Collateral and Guarantors that secure and guaranty the Obligations, (C) the terms and documentation in respect thereof will be substantially identical to, or less favorable to the Lenders providing such Credit Agreement Refinancing Indebtedness than, the Refinanced Term Debt or Refinanced Revolver Debt, as applicable, (D) any Lenders providing such Credit Agreement Refinancing Indebtedness shall be entitled to the same voting rights as the existing Lenders and shall be entitled to receive proceeds of prepayments on the same terms as the existing Term Loan Lenders, (E) any such Credit Agreement Refinancing Indebtedness shall be in a minimum principal amount of $1,000,000 and integral multiples of $500,000 in excess thereof, (F) effectiveness of any Refinancing Amendment with respect thereto shall be subject to the satisfaction of the conditions to Extensions of Credit in Section 4.2; provided that if such Credit Agreement Refinancing Indebtedness is incurred in connection with a Limited Condition Acquisition, then the condition precedent set forth in Section 4.2(a) may be limited to (x) customary “specified representations and warranties” with respect to the Borrower and the Subsidiaries and (y) customary specified acquisition agreement representations with respect to the Person to be acquired, (G) such Credit Agreement Refinancing Indebtedness will have such pricing and optional prepayment terms as may be agreed by the Borrower and the Lenders thereof and (H) with respect to any Other Term Loans or Other Term Commitments, will have a maturity date that is not prior to the maturity date of, and will have a weighted average life to maturity that is not shorter than, the Term Loans being refinanced; provided that the terms and conditions applicable to such Credit Agreement Refinancing Indebtedness may provide for any additional or different financial or other covenants or other provisions that are agreed between the Borrower and the Lenders thereof and applicable only during periods after the Maturity Date that is in effect on the date such Credit Agreement Refinancing Indebtedness is incurred or obtained.

(c)         Participation. Credit Agreement Refinancing Indebtedness will be offered first, on a pro rata basis, to the applicable Lenders of Indebtedness subject to such proposed refinancing, but no such Lender shall have any obligation to provide all or any portion of any such Credit Agreement Refinancing Indebtedness. The Borrower may invite other banks, financial institutions and investment funds reasonably acceptable to the Administrative Agent (such consent not to be unreasonably withheld or delayed) to join this Credit Agreement as Lenders hereunder for any portion of such Credit Agreement Refinancing Indebtedness; provided that such other banks, financial institutions and investment funds shall enter into such lender joinder agreements to give effect thereto as the Administrative Agent may reasonably request.

(d)         Amendments. The Administrative Agent is authorized to enter into, on behalf of the Lenders, any amendment to this Credit Agreement or any other Credit Document as may be necessary to incorporate the terms of any such Credit Agreement Refinancing Indebtedness. In addition, if so provided in the relevant Refinancing Amendment and with the consent of each Issuing Bank, participations in Letters of Credit expiring on or after the Revolver Maturity Date shall be reallocated from Lenders holding Revolving Commitments to Lenders holding extended revolving commitments in accordance with the terms of such Refinancing Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Commitments, be deemed to be participation interests in respect of such Revolving Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly. This Section 2.23 shall supersede any provisions in this Article 2 or Section 9.1 to the contrary.

Section 2.24          MIRE Events.

Each of the parties hereto acknowledges and agrees that, if there are any Mortgaged Properties, any increase, extension or renewal of any of the Commitments or Loans (including any Incremental Term Loan and any additional Revolving Commitment permitted hereby but excluding (i) any continuation or conversion of Loans under Section 2.9, (ii) the making of any Revolving Loans or Swingline Loans or (iii) the issuance, renewal or extension of Letters of Credit) shall, if required by any Lender, be subject to (and conditioned upon) the prior delivery of all flood hazard determination certifications, acknowledgements and evidence of flood insurance and other flood-related documentation with respect to such Mortgaged Properties as required by laws relating to flood insurance and as otherwise reasonably required by the Administrative Agent and any Lender.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Agreement and to make the Extensions of Credit herein provided for, the Credit Parties hereby represent and warrant to the Administrative Agent and to each Lender that:

Section 3.1         Financial Condition.

(a)         (i) The audited Consolidated financial statements of the Parent and its Subsidiaries for the fiscal years ended December 31, 2017, December 31, 2018 and December 31, 2019 together with the related Consolidated statements of income or operations, equity and cash flows for the fiscal years ended on such dates, (ii) the unaudited Consolidated financial statements of the Parent and its Subsidiaries for the year-to-date period ending on October 31, 2020, together with the related Consolidated statements of income or operations, equity and cash flows for the year-to-date period ending on such date and (iii) a pro forma balance sheet of the Parent and its Subsidiaries as of October 31, 2020:

(A)         were prepared in accordance with GAAP (subject, in the case of the unaudited financial statements, to normal year-end adjustments and the absence of footnotes) consistently applied throughout the period covered thereby, except as otherwise expressly noted therein;

(B)         fairly present in all material respects the financial condition of the Parent and its Subsidiaries, as applicable, as of the date thereof and results of operations for the period covered thereby; and

(C)         show all material Indebtedness and other liabilities, direct or contingent, of the Parent and its Subsidiaries, as applicable, as of the date thereof, including liabilities for taxes, material commitments and contingent obligations, to the extent required to disclosed by GAAP.

(b)         The five-year projections of the Credit Parties and their Subsidiaries (prepared quarterly for the year ending December 31, 2021 and annually thereafter during the term of this Agreement) delivered to the Lenders on or prior to the Closing Date have been prepared in good faith based upon reasonable assumptions, it being understood that (i) such projections are subject to uncertainties and contingencies, many of which are beyond control, and no assurance can be given that such projections will be realized and that the actual results during the period or periods covered may differ significantly from the projected results and such difference may be material and (ii) such projections should not be viewed as facts or a guarantee of performance or achievement of any particular results.

Section 3.2         No Material Adverse Effect.

Since December 31, 2020 there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

Section 3.3         Corporate Existence; Compliance with Law; Patriot Act Information.

Each of the Credit Parties (a) is duly organized, incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, (b) has the requisite power and authority and the legal right to own and operate all its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and has taken all actions necessary to maintain all rights, privileges, licenses and franchises necessary or required in the normal conduct of its business, in each case, except to the extent that the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (c) is duly qualified to conduct business and in good standing under the laws of (i) the jurisdiction of its organization or formation and (ii) each other jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to so qualify or be in good standing in any such other jurisdiction could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is, to the extent applicable to such Credit Party, in compliance with all Requirements of Law, organizational documents, government permits and government licenses except to the extent such non-compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 3.3 as of the Closing Date, or as of the last date such Schedule was required to be updated in accordance with Section 5.2, is the following information for each Credit Party: the exact legal name and any former legal names of such Credit Party in the four (4) months prior to the Closing Date, the state of incorporation or organization, the type of organization, the chief executive office, the principal place of business, and the organization identification number or the federal tax identification number (as applicable).

Section 3.4         Corporate Power; Authorization; Enforceable Obligations.

Each of the Credit Parties has full power and authority and the legal right to make, deliver and perform the Credit Documents to which it is party and has taken all necessary limited liability company, partnership or corporate action, as applicable, to authorize the execution, delivery and performance by it of the Credit Documents to which it is party. Each Credit Document to which it is a party has been duly executed and delivered on behalf of each Credit Party. Each Credit Document to which it is a party constitutes a legal, valid and binding obligation of each Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 3.5         No Legal Bar; No Default.

The execution, delivery and performance by each Credit Party of the Credit Documents to which such Credit Party is a party, the borrowings thereunder and the use of the proceeds of the Loans (a) will not violate any Requirement of Law or any Contractual Obligation of any Credit Party, except those as to which waivers or consents have been obtained or those where such violation could not reasonably be expected to have a Material Adverse Effect, (b) will not conflict with, result in a breach of or constitute a default under (i) the articles of incorporation, bylaws, articles of organization, operating agreement or other organization documents of the Credit Parties, (ii) any material Contractual Obligation to which such Person is a party or (iii) any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject, except in the case of clause (b)(ii) and (b)(iii) where such conflict could not reasonably be expected to have a Material Adverse Effect and (c) will not result in, or require, the creation or imposition of any Lien on any Credit Party’s properties or revenues pursuant to any Requirement of Law or Contractual Obligation other than the Liens arising under or contemplated in connection with the Credit Documents or Permitted Liens. No Default or Event of Default has occurred and is continuing.

Section 3.6         No Material Litigation.

No litigation, claim, criminal prosecution, or any other proceeding of or before any arbitrator or Governmental Authority is pending against any Credit Party or any of its Subsidiaries which (a) has a reasonable likelihood of adverse determination and (b) if adversely determined, could have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court of competent jurisdiction or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Credit Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided. Set forth on Schedule 3.6 hereto is a detailed description of all litigation pending or threatened in writing against any Credit Party or Subsidiary as of the Closing Date, in each case with a monetary claim in excess of $250,000.

Section 3.7         Investment Company Act; etc.

No Credit Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

Section 3.8         Margin Regulations.

No part of the proceeds of any Extension of Credit hereunder will be used directly or indirectly for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. The Credit Parties and their Subsidiaries (a) are not engaged, principally or as one of their important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” “margin stock” within the respective meanings of each of such terms under Regulation U and (b) taken as a group do not own “margin stock” with an aggregate value in excess of 25% of the value of their assets.

Section 3.9         ERISA.

Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five‑year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan which could reasonably be expected to result in material liability to any Credit Party, and each Single Employer Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred resulting in any liability that has remained underfunded, and no Lien in favor of the PBGC or an ERISA Plan has arisen, during such five‑year period. Except as could not reasonably expected to have a Material Adverse Effect either individually or in the aggregate: (i) the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) for any Single Employer Plan, if applicable, is not below 80% as of the most recent valuation date and (ii) neither any Credit Party nor any Commonly Controlled Entity has incurred or is subject to any liability for a complete or partial withdrawal (within the meaning of section 4203 or 4205 of ERISA) from a Multiemployer Plan.

Section 3.10         Environmental Matters.

Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)         The facilities and properties owned, leased or operated by the Credit Parties or any of their Subsidiaries (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations which (i) constitute a violation of, or (ii) could give rise to liability on behalf of any Credit Party under, any Environmental Law.

(b)         The Properties and all operations of the Credit Parties and/or their Subsidiaries at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws.

(c)         Neither the Credit Parties nor their Subsidiaries have received any written notice of violation, alleged violation, non-compliance, liability or potential liability on behalf of any Credit Party with respect to environmental matters or Environmental Laws regarding any of the Properties or the business operated by the Credit Parties or any of their Subsidiaries (the “Business”).

(d)         Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or to the knowledge of the Credit Parties, in a manner or to a location that could give rise to liability on behalf of any Credit Party under any Environmental Law, and no Materials of Environmental Concern have been generated, treated, stored, released or disposed of at, on or under any of the Properties in violation of or in a manner that could give rise to liability on behalf of any Credit Party under, any applicable Environmental Law.

(e)         No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Credit Parties and their Subsidiaries, threatened in writing, under any Environmental Law to which any Credit Party or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

Section 3.11         Use of Proceeds.

The proceeds of (a) the Term Loans shall be used by the Borrower on the Closing Date solely (i) to refinance certain existing Indebtedness of the Credit Parties and their Subsidiaries, (ii)  to pay any costs, fees and expenses associated with this Agreement, the other Credit Documents and the Transactions on the Closing Date and (iii) for working capital and other general corporate purposes of the Credit Parties and their Subsidiaries, and (b) the Revolving Loans shall be used by the Borrower after the Closing Date for working capital and other general corporate purposes of the Credit Parties and their Subsidiaries (including, without limitation, the financing of Permitted Acquisitions).

Section 3.12         Subsidiaries; Joint Ventures; Partnerships.

Set forth on Schedule 3.12 is a complete and accurate list of all Subsidiaries, joint ventures and partnerships of the Credit Parties as of the Closing Date. Information on the attached Schedule includes the following as of the Closing Date: (a) the number of shares (or percentage, as applicable) of each class of Equity Interests of each Subsidiary outstanding and (b) the number (if applicable) and percentage of outstanding shares of each class of Equity Interests owned by the Credit Parties and their Subsidiaries. As of the Closing Date, the outstanding Equity Interests of all such Subsidiaries are validly issued, fully paid and, to the extent applicable, non‑assessable and are owned free and clear of all Liens (other than those arising under or contemplated in connection with the Credit Documents and non-consensual Permitted Liens). As of the Closing Date, except as set forth on Schedule 3.12, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of any Subsidiary, except as contemplated in connection with the Credit Documents.

Section 3.13         Ownership.

Each of the Credit Parties and its Subsidiaries is the owner of, and has good and marketable title to or a valid leasehold interest in, all of its respective assets (except in each case as could not reasonably be expected to have a Material Adverse Effect), which, together with assets leased or licensed by the Credit Parties and their Subsidiaries, represents all assets necessary to the conduct of the business of the Credit Parties and their Subsidiaries, taken as a whole, and (after giving effect to the Transactions) none of such assets is subject to any Lien other than Permitted Liens. Each Credit Party and its Subsidiaries enjoys peaceful and undisturbed possession under all of its leases and all such leases are valid and subsisting and in full force and effect, except as could not reasonably be expected to have a Material Adverse Effect.

Section 3.14         Consent; Governmental Authorizations.

No approval, consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with acceptance of Extensions of Credit by the Borrower or the making of the Guaranty hereunder or with the execution, delivery or performance of any Credit Document by the Credit Parties or with the validity or enforceability of any Credit Document against the Credit Parties, in each case other than (a) those which have been obtained, (b) those the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect, and (c) those filings as are necessary in connection with the perfection of the Liens created by the Credit Documents.

Section 3.15         Taxes.

The Borrower is not taxable as a C corporation within the meaning of Section 1361(a)(2) of the Code. Except as set forth on Schedule 3.15, each of the Credit Parties and its Subsidiaries has filed all tax returns and reports required to be filed. Each of the Credit Parties and its Subsidiaries has paid all federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 3.16         Collateral Representations.

(a)         Intellectual Property. Set forth on Schedule 3.16(a), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 5.2, is a list of all registered Intellectual Property (including all applications for registration) owned by each of the Credit Parties (including the name/title, current owner, registration or application number, and registration or application date).

(b)         Instrument, and Tangible Chattel Paper. Set forth on Schedule 3.16(b), as of the Closing Date, is a description of all Instruments (as defined in the UCC) with a face amount in excess of $250,000 and Tangible Chattel Paper (as defined in the UCC) with a face amount in excess of $250,000 of the Credit Parties (including the Credit Party owning such, Instrument and Tangible Chattel Paper).

(c)         Deposit Accounts. Set forth on Schedule 3.16(c), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 5.2, is a description of all Deposit Accounts (other than Excluded Deposit Accounts) of the Credit Parties, including the name of (i) the applicable Credit Party and (ii) the depository institution.

(d)         Commercial Tort Claims. Set forth on Schedule 3.16(d), as of the Closing Date is a description of all Commercial Tort Claims (as defined in the Security Agreement) of the Credit Parties having an amount in excess of $250,000 (detailing such Commercial Tort Claim in such detail as reasonably requested by the Administrative Agent).

(e)         Pledged Equity Interests. Set forth on Schedule 3.16(e), as of the Closing Date is a list of (i) 100% (or, if less, the full amount owned by such Credit Party) of the issued and outstanding Equity Interests owned by such Credit Party of each Domestic Subsidiary (unless such Domestic Subsidiary is owned by a Foreign Subsidiary or is a CFC Holding Company), (ii) 65% (or, if less, the full amount owned by such Credit Party) of each class of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% (or, if less, the full amount owned by such Credit Party) of each class of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) owned by such Credit Party of each first-tier Foreign Subsidiary and (iii) all other Equity Interests required to be pledged to the Administrative Agent pursuant to the Security Documents.

(f)         Properties. Set forth on Schedule 3.16(f)(i), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 5.2, is a list of all Mortgaged Properties (including the Credit Party owning such Mortgaged Property). Set forth on Schedule 3.16(f)(ii) as of the Closing Date is a list of (i) each headquarter location of the Credit Parties (and an indication if such location is leased or owned), (ii)  each other location where the Credit Parties maintain any books or records (electronic or otherwise) (and an indication if such location is leased or owned) and (iii) each location where any personal property Collateral is located at any premises owned or leased by a Credit Party with a Collateral value in excess of $500,000 (and an indication whether such location is leased or owned).

Section 3.17         Solvency.

(a)         On the Closing Date, the Credit Parties and their Subsidiaries, on a consolidated basis, (i) are solvent and are able to pay their debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, and the fair saleable value of the assets of the Credit Parties and their Subsidiaries, on a consolidated basis, measured on a going concern basis, exceeds all of their probable liabilities, including those to be incurred pursuant to this Agreement (ii) do not have unreasonably small capital in relation to the business in which they are or propose to be engaged and (iii) have not incurred, or believe that they will incur debts beyond their ability to pay such debts as they become due.

(b)         In executing the Credit Documents and consummating the Transactions, none of the Credit Parties intends to hinder, delay or defraud either present or future creditors or other Persons to which one or more of the Credit Parties is or will become indebted. On the Closing Date, the foregoing representations and warranties shall be made both before and after giving effect to the Transactions.

Section 3.18         Compliance with FCPA.

Each of the Credit Parties and their Subsidiaries is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto. None of the Credit Parties, their Subsidiaries nor, to the knowledge of the Credit Parties, any agent or other person acting on behalf of the Credit Parties has (a) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (c) failed to disclose fully any contribution made by any Credit Party (or made by any person acting on its behalf of which such Credit Party is aware) which is in violation of law, or (d) violated in any material respect any provision of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto.

Section 3.19         Beneficial Owner Certification.

As of the Closing Date, to the knowledge of the Borrower, the information included in the Beneficial Ownership Certification is true and correct in all material respects.

Section 3.20         [Reserved].

Section 3.21         Labor Matters.

Except as set forth on Schedule 3.21, there are no collective bargaining agreements or Multiemployer Plans covering the employees of the Credit Parties or any of their Subsidiaries as of the Closing Date, and none of the Credit Parties or their Subsidiaries (a) as of the Closing Date, has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years or (b) has knowledge of any potential or pending strike, walkout or work stoppage, except as could not reasonably be expected to have a Material Adverse Effect. No unfair labor practice complaint is pending against any Credit Party or any of its Subsidiaries, except as could not reasonably be expected to have a Material Adverse Effect. There are no strikes, walkouts, work stoppages or other material labor difficulty pending or threatened in writing against any Credit Party, except as could not reasonably be expected to have a Material Adverse Effect.

Section 3.22         Accuracy and Completeness of Information.

All factual information heretofore, contemporaneously or hereafter furnished in writing by or on behalf of any Credit Party or any of its Subsidiaries to the Administrative Agent, the Arranger or any Lender for purposes of or in connection with this Agreement or any other Credit Document, or any of the other Transactions, is, or when furnished, will be, when taken as a whole and after giving effect to modifications, amendments and supplements thereto, true and accurate in all material respects on the date as of which such information is dated or certified and not, when taken as a whole and after giving effect to modifications, amendments and supplements thereto, incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made, in each case, on the date as of which such information is dated or certified (it being recognized by Administrative Agent and Lenders that any projections and forecasts provided by the Borrower are based on good faith estimates and assumptions believed by the Borrower to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

Section 3.23         [Reserved].

Section 3.24         Insurance.

The insurance coverage of the Credit Parties and their Subsidiaries complies with the requirements set forth in Section 5.5(b).

Section 3.25         Security Documents.

The Security Documents create valid and enforceable security interests in, and Liens on, the Collateral purported to be covered thereby (subject to any limitation of enforcement by laws relating to bankruptcy, insolvency, reorganization, and similar laws affecting creditors’ rights). Except as set forth in the Security Documents, such security interests and Liens are currently (or will be, upon (a) the filing of appropriate financing statements with the Secretary of State of the state of incorporation or organization for each Credit Party, the filing of appropriate assignments or notices with the United States Patent and Trademark Office and the United States Copyright Office, and the recordation of the Mortgage Instruments, in each case in favor of the Administrative Agent, on behalf of the Lenders, and (b) the Administrative Agent obtaining control or possession over those items of Collateral in which a security interest is perfected through control or possession) perfected security interests and Liens in favor of the Administrative Agent, for the benefit of the Secured Parties, prior to all other Liens other than Permitted Liens.

Section 3.26         Classification of Senior Indebtedness.

The Credit Party Obligations constitute “Senior Indebtedness”, “Designated Senior Indebtedness” or any similar designation under and as defined in any agreement governing any Subordinated Debt.

Section 3.27         Anti-Terrorism Laws; OFAC Rules and Regulations.

(a)         No Credit Party, none of its Subsidiaries nor, to the knowledge of each Credit Party, the Affiliates or respective officers, directors, brokers or agents of such Credit Party, Subsidiary or Affiliate (i) has violated any Anti-Terrorism Laws or (ii) has engaged in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated by the Organization for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering.

(b)         No Credit Party, none of its Subsidiaries nor, to the knowledge of each Credit Party, the Affiliates or respective officers, directors, employees or agents of such Credit Party, Subsidiary or Affiliate is a Person that is, or is owned or controlled by Persons that are: (i) the subject of any Sanctions, or (ii) located, organized, incorporated or resident in a country, region or territory that is, or whose government is, the subject of Sanctions (which on the Closing Date includes Crimea, Cuba, Iran, North Korea and Syria). Each Credit Party has implemented and maintains in effect (or within sixty (60) days after the Closing Date will implement and maintain in effect) for itself and its Subsidiaries policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries, and their respective officers, employees, directors, and agents with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto and applicable Sanctions.

(c)         No Credit Party, none of its Subsidiaries nor, to the knowledge of each Credit Party, the Affiliates or respective officers, directors or agents of such Credit Party, Subsidiary or Affiliate acting or benefiting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of goods, services or money to or for the benefit of any Person, or in any country or territory, that is the subject of any Sanctions, in violation of Sanctions, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

The foregoing representations in this Section 3.27 will not apply to any party hereto to which Council Regulation (EC) 2271/96 (the “Blocking Regulation”) applies, if and to the extent that such representations are or would be unenforceable by or in respect of that party pursuant to, or would otherwise result in a breach and/or violation of, (i) any provision of the Blocking Regulation (or any law or regulation implementing the Blocking Regulation in any member state of the European Union) or (ii) any similar blocking or anti-boycott law in the United Kingdom.

Section 3.28         [Reserved].

Section 3.29         [Reserved].

Section 3.30         Affected Financial Institution.

No Credit Party is an Affected Financial Institution.

ARTICLE IV
CONDITIONS PRECEDENT

Section 4.1         Conditions to Closing Date.

This Agreement shall become effective upon, and the obligation of each Lender to make the initial Extensions of Credit on the Closing Date is subject to, the satisfaction of the following conditions precedent:

(a)         Execution of Credit Agreement and Credit Documents. The Administrative Agent shall have received (i) counterparts of this Agreement, executed by a duly authorized officer of each party hereto, (ii) for the account of each Revolving Lender requesting a promissory note, a duly executed Revolving Loan Note, (iii) for the account of each Term Loan Lender requesting a promissory note, a duly executed Term Loan Note, (iv) for the account of the Swingline Lender requesting a promissory note, the Swingline Loan Note, (v) counterparts of the Security Agreement and the Pledge Agreement, in each case executed by duly authorized officers of the Credit Parties or other Person, as applicable, (vi) counterparts of a Perfection Certificate with respect to each Credit Party and (vii) counterparts of any other Credit Document, executed by the duly authorized officers of the parties thereto.

(b)         Compliance with Laws. The financings and other Transactions contemplated hereby shall be in compliance with all applicable laws and regulations (including all applicable securities and banking laws, rules and regulations).

(c)         Consents. The Administrative Agent shall have received evidence that all boards of directors, governmental, shareholder and material third party consents and approvals necessary in connection with the Transactions have been obtained.

(d)         Diligence Materials. The Lenders shall have completed due diligence in respect of the Credit Parties in scope, and with results, satisfactory to the Lenders, including, without limitation, a review of (i) the Credit Parties’ five year financial model, (ii) the Credit Parties’ organizational structure and (iii) the internal litigation audit memorandum provided to Grant Thornton LLP in connection with the Borrower’s 2020 audit.

(e)         Structure. The pro forma capital, ownership and management structure and shareholding arrangement of the Credit Parties and their Subsidiaries shall have been provided to the Administrative Agent.

(f)         Litigation. There shall not exist any pending or threatened litigation, investigation, bankruptcy, insolvency, injunction, order or claim with respect to the Borrower or any of its Subsidiaries, in each case which has, or would reasonably be expected to have, a Material Adverse Effect.

(g)         Existing Indebtedness of the Credit Parties. All of the existing Indebtedness for borrowed money of the Credit Parties and their Subsidiaries (other than Indebtedness permitted to exist pursuant to Section 6.1) shall be repaid in full and all security interests related thereto shall be terminated on, prior to or substantially contemporaneously with the Closing Date.

(h)         Financial Statements. The Administrative Agent and the Lenders shall have received copies of (i) the financial statements referred to in Section 3.1, (ii) pro forma Consolidated financial statements of the Parent and its Subsidiaries for which such financial statements are available and (iii) a pro forma balance sheet of the Parent and its Subsidiaries as of the last day of the quarter for which such balance sheet is available, in each case, in form and substance reasonably satisfactory to each of them.

(i)         Personal Property Collateral. The Administrative Agent shall have received:

(i)          (A) to the extent applicable under applicable law with respect to a Credit Party, searches of UCC filings in the jurisdiction of incorporation or formation, as applicable, of each Credit Party and each jurisdiction where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral and copies of the financing statements on file in such jurisdictions and (B) tax lien and judgment searches;

(ii)          searches of ownership of Intellectual Property in the appropriate governmental offices and such patent/trademark/copyright filings as requested by the Administrative Agent in order to perfect the Administrative Agent’s security interest in the Intellectual Property;

(iii)          completed UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iv)          stock or membership interest certificates, if any, evidencing the Equity Interests pledged to the Administrative Agent pursuant to the Pledge Agreement and undated stock or transfer powers duly executed in blank; and

(v)          to the extent required to be delivered pursuant to the terms of the Security Documents, all instruments, documents and chattel paper in the possession of any of the Credit Parties, together with allonges or assignments as may be necessary or appropriate to perfect the Administrative Agent’s and the Lenders’ security interest in the Collateral.

(j)         PATRIOT Act, Beneficial Owner, etc. At least five (5) Business Days prior to the Closing Date, the Administrative Agent shall have received (i) the documentation and other information requested by the Administrative Agent in order to comply with requirements of the PATRIOT Act, applicable “know your customer”, anti-money laundering rules and regulations and Canadian Anti-Money Laundering & Anti-Terrorism Legislation, to the extent requested at least seven (7) Business Days prior to the Closing Date and (ii) with respect to any Credit Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Credit Party.

(k)         Liability, Casualty, Property and Business Interruption Insurance. The Administrative Agent shall have received certificates of insurance evidencing liability, casualty, property and business interruption insurance meeting the requirements set forth herein or in the Security Documents. The Administrative Agent shall be named (i) as lenders’ loss payee, as its interest may appear, with respect to any such insurance providing coverage in respect of any Collateral and (ii) as additional insured, as its interest may appear, with respect to any such insurance providing liability coverage.

(l)         Solvency Certificate. The Administrative Agent shall have received an officer’s certificate prepared by the chief financial officer or other Responsible Officer of the Borrower as to the financial condition, solvency and related matters of the Credit Parties and their Subsidiaries, after giving effect to the Transactions and the initial borrowings under the Credit Documents, in substantially the form of Exhibit 4.1(l) hereto.

(m)         Legal Opinion of Counsel. The Administrative Agent shall have received an opinion or opinions (including, if requested by the Administrative Agent, local counsel opinions) of counsel for the Credit Parties, dated the Closing Date and addressed to the Administrative Agent and the Lenders, in form and substance reasonably acceptable to the Administrative Agent (which shall include, without limitation, customary opinions with respect to the due organization and valid existence of each Credit Party, customary opinions as to perfection of the Liens granted to the Administrative Agent pursuant to the Security Documents and customary opinions as to the non-contravention of the Credit Parties’ organizational documents).

(n)         No Material Adverse Effect. Since December 31, 2020, there shall have been no material adverse change on the business, operations, property, assets, financial condition or liabilities (actual or contingent) of the Borrower and its Subsidiaries taken as a whole.

(o)         Leverage Ratio. The Administrative Agent shall have received evidence that the Total Leverage Ratio is not greater than 2.00 to 1.00, calculated on a Pro Forma Basis after giving effect to the Transactions, for the twelve-month period ending December 31, 2020, such calculations to be reasonably satisfactory to the Administrative Agent.

(p)         Financial Condition Certificate. The Administrative Agent shall have received a certificate or certificates executed by an Responsible Officer of the Borrower as of the Closing Date, substantially in the form of Exhibit 4.1(p) stating that (i) immediately after giving effect to this Agreement, the other Credit Documents, and all the Transactions contemplated to occur on such date, (A) no Default or Event of Default exists and (B) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects and (ii) each of the other conditions precedent in Section 4.1 have been satisfied, except to the extent the satisfaction of any such condition is subject to the judgment or discretion of the Administrative Agent or any Lender.

(q)         Authority Documents. The Administrative Agent shall have received the following:

(i)          Articles of Incorporation/Charter Documents. Certified articles of incorporation or other charter documents, as applicable, of each Credit Party certified (A) by an officer of such Credit Party (pursuant to an officer’s certificate in form and substance reasonably acceptable to the Administrative Agent) as of the Closing Date to be true and correct and in force and effect as of such date, and (B) to be true and complete as of a recent date by the appropriate Governmental Authority of the state of its incorporation or organization, as applicable.

(ii)          Resolutions. Copies of resolutions of the board of directors, shareholders or comparable managing body of each Credit Party approving and adopting the Credit Documents and authorizing execution and delivery thereof, certified by an officer of such Credit Party (pursuant to an officer’s certificate in form and substance reasonably acceptable to the Administrative Agent) as of the Closing Date to be true and correct and in force and effect as of such date.

(iii)          Bylaws/Operating Agreement. A copy of the bylaws or comparable operating agreement of each Credit Party certified by an officer of such Credit Party (pursuant to an officer’s certificate in form and substance reasonably acceptable to the Administrative Agent) as of the Closing Date to be true and correct and in force and effect as of such date.

(iv)          Good Standing. Original certificates of good standing, existence or its equivalent with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state of incorporation or organization and each other state in which the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect.

(v)          Incumbency. An incumbency certificate of each Responsible Officer of each Credit Party certified by an officer (pursuant to an officer’s certificate in form and substance reasonably acceptable to the Administrative Agent) to be true and correct as of the Closing Date.

(r)         Account Designation Notice. The Administrative Agent shall have received the executed Account Designation Notice in the form of Exhibit 1.1(a) hereto.

(s)         Notice of Borrowing; Funding Indemnity Letter. The Administrative Agent shall have received a Notice of Borrowing with respect to the Loans to be made on the Closing Date in accordance with this Agreement; provided, however, the Loans made on the Closing Date may only consist of Alternate Base Rate Loans unless the Borrower delivers a funding indemnity letter, substantially in the form of Exhibit 2.1(a) not less than three (3) Business Days prior to the Closing Date.

(t)         Bankruptcy. There shall be no bankruptcy or insolvency proceedings pending with respect to any Credit Party or any Subsidiary thereof.

(u)         Fees and Expenses. The Administrative Agent and the Lenders shall have received all fees and expenses, if any, owing pursuant to the Engagement Letter and Section 2.5.

Without limiting the generality of the provisions of Section 8.4, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.2         Conditions to All Extensions of Credit.

The obligation of each Lender to make any Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent on the date of making such Extension of Credit:

(a)         Representations and Warranties. The representations and warranties made by the Credit Parties herein, in the other Credit Documents and which are contained in any certificate furnished at any time under or in connection herewith shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects, in each case on and as of the date of such Extension of Credit as if made on and as of such date except for any representation or warranty made as of an earlier date, which representation and warranty shall (x) with respect to representations and warranties that contain a materiality qualification, be true and correct and (y) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects, in each case as of such earlier date.

(b)         No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit to be made on such date unless such Default or Event of Default shall have been waived in accordance with this Agreement.

(c)         Compliance with Commitments. Immediately after giving effect to the making of any such Extension of Credit (and the application of the proceeds thereof), (i) the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not exceed the Revolving Committed Amount then in effect, (ii) the outstanding LOC Obligations shall not exceed the LOC Committed Amount, and (iii) the outstanding Swingline Loans shall not exceed the Swingline Committed Amount.

(d)         Additional Conditions to Loans. If a Loan is requested, the Administrative Agent shall have received a Notice of Borrowing with respect to such Loans in accordance with this Agreement.

(e)         Incremental Term Loans. In the case of a borrowing under an Incremental Term Facility, each of the applicable requirements set forth in Section 2.22 shall have been satisfied.

Each request for an Extension of Credit and each acceptance by the Borrower of any such Extension of Credit shall be deemed to constitute representations and warranties by the Credit Parties as of the date of such Extension of Credit that the conditions set forth above in paragraphs (a) through (e), as applicable, have been satisfied.

ARTICLE V
AFFIRMATIVE COVENANTS

Each of the Credit Parties hereby covenants and agrees that on the Closing Date, and thereafter (a) for so long as this Agreement is in effect, (b) until the Commitments have terminated, and (c) until the Obligations (other than (i) contingent indemnification obligations to the extent no claim giving rise thereto has been asserted, (ii) Bank Product Debt that, at the time of determination, are allowed by the Person to whom such Bank Product Debt are owing to remain outstanding or are not required to be repaid or cash collateralized pursuant to the provisions of any document governing such Bank Product Debt, and (iii) the Letters of Credit so long as such Letters of Credit have been cancelled or returned to the Issuing Lender or the Issuing Lender has received Cash Collateral (or other collateral satisfactory to the Issuing Lender) with respect to such Letters of Credit) are paid in full in cash, such Credit Party shall, and shall cause each of their Subsidiaries, to:

Section 5.1         Financial Statements.

Furnish to the Administrative Agent (which will promptly be distributed to the Lenders):

(a)         Annual Financial Statements. As soon as available and in any event no later than one hundred twenty (120) days after the end of each fiscal year of the Parent (beginning with the fiscal year ending December 31, 2020), a copy of the Consolidated balance sheet of the Parent and its Subsidiaries as of the end of such fiscal year and the related Consolidated statements of income and retained earnings and of cash flows of the Parent and its Subsidiaries for such fiscal year, which shall be audited by Grant Thornton LLP or another firm of independent certified public accountants of nationally recognized standing reasonably acceptable to the Administrative Agent, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification indicating that the scope of the audit was inadequate to permit such independent certified public accountants to certify such financial statements without such qualification (except for (x) qualifications relating to changes in accounting principles or practices reflecting changes in GAAP and required or approved by the Borrower’s independent certified public accountants, (y) a qualification or an exception to the extent related to an upcoming maturity of the Loans or (z) any potential inability to satisfy a financial covenant set forth in Section 5.9 on a future date or in a future period);

(b)         Quarterly Financial Statements. As soon as available and in any event no later than forty-five (45) days after the end of each fiscal quarter of the Parent (beginning with the fiscal quarter ending March 31, 2021), a copy of the Consolidated balance sheet of the Parent and its Subsidiaries as of the end of such period and related Consolidated statements of income and retained earnings and of cash flows for the Parent and its Subsidiaries for such quarterly period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form Consolidated figures for the corresponding period or periods of the preceding fiscal year and including management discussion and analysis of operating results inclusive of operating metrics in comparative form; and

(c)         Annual Operating Budget and Cash Flow. As soon as available, but in any event within sixty (60) days after the end of each fiscal year, a copy of the detailed annual operating budget or plan including cash flow projections of the Parent and its Subsidiaries for the next four fiscal quarter period prepared on a quarterly basis, together with a summary of the material assumptions made in the preparation of such annual budget or plan;

all such financial statements shall be complete and correct in all material respects and be prepared in reasonable detail and, in the case of the annual and quarterly financial statements, provided in accordance with subsections (a) and (b) above, in accordance with GAAP (subject, in the case of interim statements, to normal recurring year‑end audit adjustments and the absence of footnotes) applied consistently throughout the periods reflected therein and further accompanied by a description of, and an estimation of the effect on the financial statements on account of, a change, if any, in GAAP as provided in Section 1.3(b).

Notwithstanding the foregoing, financial statements and reports required to be delivered pursuant to the foregoing provisions of this Section may be delivered electronically and if so, shall be deemed to have been delivered on the date on which the Administrative Agent receives such reports from the Borrower through electronic mail; provided that, upon the Administrative Agent’s request, the Borrower shall provide paper copies of any documents required hereby to the Administrative Agent.

Section 5.2         Certificates; Other Information.

Furnish to the Administrative Agent (which will promptly be distributed to the Lenders):

(a)         Beneficial Ownership. (i) Promptly, but in any event within five (5) Business Days, written notice of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such certification; and (ii) promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act and the Beneficial Ownership Regulation.

(b)         Officer’s Certificate. Concurrently with the delivery of the financial statements referred to in Sections 5.1(a) and 5.1(b) above, a certificate of a Responsible Officer substantially in the form of Exhibit 5.2(b) (an “Officer’s Compliance Certificate”) stating that (i) such financial statements present fairly in all material respects the financial position of the Credit Parties and their Subsidiaries on a consolidated basis for the periods indicated in conformity with GAAP (subject, in the case of interim statements, to normal recurring year‑end audit adjustments and the absence of footnotes) applied on a consistent basis and (ii) such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and such certificate shall include the calculations in reasonable detail required to indicate compliance with Section 5.9 as of the last day of such period.

(c)         Updated Schedules. Concurrently with or prior to the delivery of the financial statements referred to in Sections 5.1(a) above, (i) an updated copy of Schedule 3.3 if the Credit Parties or any of their Subsidiaries has formed or acquired a new Subsidiary since the Closing Date or since such Schedule was last updated, as applicable, (ii) an updated copy of Schedule 3.16(a) if the Credit Parties have registered or applied for registration of, any new Intellectual Property since the Closing Date or since such Schedule was last updated, as applicable, (iii) an updated copy of Schedule 3.16(c) if the Credit Parties maintain any Deposit Accounts, Electronic Chattel Paper (as defined in the UCC) or Letter-of-Credit Rights (as defined in the UCC) to the extent not otherwise set forth on such Schedule as of the Closing Date or since such Schedule was last updated, as applicable and (iv) an updated copy of Schedule 3.16(f)(i) to the extent any Credit Party is obligated to provide a mortgage or deed of trust on any Property in accordance with Section 5.12.

(d)         Reports; SEC Filings; Regulatory Reports; Press Releases; Etc. Promptly upon their becoming available, copies of all reports and all registration statements and prospectuses, if any, which any Credit Party makes to, or files with, the SEC (or any successor or analogous Governmental Authority) or any securities exchange or other private regulatory authority.

(e)         [Reserved].

(f)         [Reserved].

(g)         Changes in Corporate Structure. Promptly, but in any event within five (5) Business Days, notice to the Administrative Agent of any merger, consolidation, dissolution or change in the type of organization (e.g., change from a corporation to a limited liability company) of any Credit Party or any of its Subsidiaries permitted pursuant to the terms hereof.

Section 5.3         Payment of Taxes and Other Obligations.

Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, subject, where applicable, to specified grace periods, (a) all of its Taxes (including federal, state, local and any other Taxes) except when the amount or validity of any such Taxes is being contested in good faith by appropriate proceedings and reserves, if applicable, in conformity with GAAP with respect thereto have been provided on the books of the Credit Parties and (b) all of its other obligations and liabilities of whatever nature in accordance with industry practice, except, in each case for clauses (a) and (b), to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.4         Conduct of Business and Maintenance of Existence.

Except as expressly permitted under Section 6.4, (a) continue to engage in business of the same general type as now conducted by the Credit Parties and their Subsidiaries on the Closing Date and businesses reasonably related thereto, ancillary or complementary thereto, (b) preserve, renew and keep in full force and effect its corporate or other formative existence, (c) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business and to maintain its goodwill, except as could not reasonably be expected to have a Material Adverse Effect, (d) at all times maintain all licenses, permits, permissions and other authorizations necessary to operate the Business except as could not reasonably be expected to have a Material Adverse Effect and (e) comply with all Contractual Obligations and Requirements of Law, in each case except as could not reasonably be expected to have a Material Adverse Effect.

Section 5.5         Maintenance of Property; Insurance.

(a)         Keep all material property useful and necessary in its business in good working order and condition (ordinary wear and tear and obsolescence excepted), except as could not reasonably be expected to have a Material Adverse Effect.

(b)         Maintain with financially sound and reputable insurance companies liability, casualty, property and business interruption insurance (including, without limitation, insurance with respect to its tangible Collateral) in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and promptly furnish to the Administrative Agent, upon the request of the Administrative Agent, full information as to the insurance carried. The Administrative Agent shall be named (i) as lenders’ loss payee, as its interest may appear with respect to any property insurance, and (ii) as additional insured, as its interest may appear, with respect to any such liability insurance, and use commercially reasonable efforts to cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments to be furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days prior written notice (ten (10) days in the case of nonpayment of premium) before any such policy or policies shall be altered or canceled.

Section 5.6         Maintenance of Books and Records.

Keep proper books, records and accounts in which full, true and correct entries sufficient to allow the preparation of financial statements in accordance with GAAP in all material respects shall be made of all dealings and transactions in relation to its businesses and activities.

Section 5.7         Notices.

Give notice in writing to the Administrative Agent (which shall promptly transmit such notice to each Lender):

(a)         promptly, but in any event within three (3) Business Days after any Credit Party knows thereof, the occurrence of any Default or Event of Default;

(b)         promptly, any default or event of default under any Contractual Obligation of any Credit Party or any of its Subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(c)         promptly, any litigation, or any investigation or proceeding known to any Credit Party (i) affecting any Credit Party or any of its Subsidiaries which has a reasonable likelihood of adverse determination and which, if adversely determined, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (ii) affecting or with respect to this Agreement, any other Credit Document or any security interest or Lien created thereunder, (iii) involving an environmental claim or potential liability under Environmental Laws which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iv) by any Governmental Authority relating to any Credit Party or any Subsidiary thereof and alleging fraud, deception or willful misconduct by such Person and could reasonably be expected to have a Material Adverse Effect;

(d)         of any labor controversy that has resulted in a strike or other work action against any Credit Party which could reasonably be expected to have a Material Adverse Effect;

(e)         as soon as possible and in any event within thirty (30) days after any Credit Party knows of: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Single Employer Plan, a failure to make any required contribution to an ERISA Plan, the creation of any Lien in favor of the PBGC (other than a Permitted Lien) or an ERISA Plan or any withdrawal from, or the termination or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or any Credit Party, any Commonly Controlled Entity or any Multiemployer Plan, with respect to the withdrawal from, termination of or Insolvency of any Multiemployer Plan, or the termination of any Single Employer Plan;

(f)         promptly, any notice of any violation received by any Credit Party from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and

(g)         promptly, any other development or event which could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Credit Parties propose to take with respect thereto. In the case of any notice of a Default or Event of Default, the Borrower shall specify that such notice is a Default or Event of Default notice on the face thereof.

Section 5.8         Environmental Laws.

Except as could not reasonably be expected to have a Material Adverse Effect:

(a)         Comply with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws; and

(b)         Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings.

Section 5.9         Financial Covenants.

Comply with the following financial covenants:

(a)         Total Leverage Ratio. The Total Leverage Ratio, calculated as of the last day of each fiscal quarter occurring during the periods set forth below (beginning with the fiscal quarter ending June 30, 2021), shall be less than or equal to the following:

Period	Ratio
Closing Date through and including March 31, 2022	2.75 to 1.00
June 30, 2022 and thereafter	2.50 to 1.00

(b)         Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio, calculated as of the last day of each fiscal quarter (beginning with the fiscal quarter ending June 30, 2021), shall be greater than or equal to 1.20 to 1.00.

(c)         Asset Coverage Ratio.         The Asset Coverage Ratio, calculated as of the last day of each fiscal quarter (beginning with the fiscal quarter ending June 30, 2021), shall be greater than or equal to 1.00 to 1.00.

Section 5.10         Additional Guarantors.

The Credit Parties will cause each of their Domestic Subsidiaries (other than Excluded Subsidiaries), whether newly formed, after acquired or otherwise existing to promptly (and in any event within sixty (60) days after such Subsidiary is formed or acquired (or such longer period of time as agreed to by the Administrative Agent in its reasonable discretion)) become a Guarantor hereunder by way of execution of a Joinder Agreement and to execute and deliver a Perfection Certificate. In connection with the foregoing, the Credit Parties shall comply with the requirements of Section 5.12 and shall deliver to the Administrative Agent, with respect to each new Guarantor to the extent applicable, substantially the same documentation required pursuant to Sections 4.1(c), (i), (k), (m) and (q).

Section 5.11         Compliance with Law.

Comply with all Requirements of Law and orders (including Environmental Laws), and all applicable restrictions imposed by all Governmental Authorities, applicable to it and the Collateral if noncompliance with any such Requirements of Law, order or restriction could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.12         Pledged Assets.

(a)         Equity Interests. Each Credit Party will cause 100% of the Equity Interests in each of its direct or indirect Domestic Subsidiaries (unless such Domestic Subsidiary is owned by a Foreign Subsidiary or is a CFC Holding Company), 65% of the voting Equity Interests and 100% of the non-voting Equity Interests of each first-tier Foreign Subsidiary or CFC Holding Company; in each case to the extent owned by such Credit Party, to be subject at all times to a first priority (subject to Permitted Liens), perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Security Documents.

(b)         Personal Property. Subject to the terms of subsection (c) below, each Credit Party will (except to the extent not required to do so under the Security Documents) cause all of its tangible and intangible personal property now owned or hereafter acquired by it (other than Excluded Property (as defined in the Security Agreement)) to be subject at all times to a first priority, perfected Lien (subject in each case to Permitted Liens) in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Credit Party Obligations pursuant to the terms and conditions of the Security Documents.

(c)         Real Property. To the extent otherwise permitted hereunder, if any Credit Party acquires a fee ownership interest in any real property (“Real Estate”) after the Closing Date and such Real Estate has a fair market value in excess of $5,000,000, it shall provide to the Administrative Agent within ninety (90) days (or such later period of time as agreed to by the Administrative Agent in its sole discretion) of such acquisition (or such extended period of time as agreed to by the Administrative Agent) (i) such security documentation as the Administrative Agent may reasonably request to cause such fee ownership interest in such Real Estate to be subject at all times to a first priority, perfected Lien (subject in each case to Permitted Liens) in favor of the Administrative Agent and (ii) such other documentation as the Administrative Agent or any Lender may reasonably request in connection with the foregoing, including, without limitation, the items set forth on Schedule 5.12, all in form and substance reasonably satisfactory to the Administrative Agent; provided, that no Credit Party shall pledge any Real Estate to the Administrative Agent unless and until each Lender has received at least forty-five (45) days prior written notice that such Real Estate shall become a Mortgaged Property. With respect to each Mortgaged Property that is a Flood Hazard Property, the applicable Credit Party shall deliver to the Administrative Agent the following: (a) the applicable Credit Party’s written acknowledgment of receipt of written notification from the Administrative Agent (i) as to the fact that such Mortgaged Property is a Flood Hazard Property and (ii) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (b) copies of insurance policies or certificates of insurance of the applicable Credit Party evidencing flood insurance in compliance with the laws relating to flood insurance and naming the Administrative Agent as loss payee on behalf of the Lenders. The Credit Parties shall use commercially reasonable efforts for sixty (60) days following the Closing Date to obtain collateral access agreements with respect to the property located at 300 Vesey Street, 9th Floor, New York, New York 10282 (or any successor headquarters for the Credit Parties).

Section 5.13         Use of Proceeds.

The proceeds of the Extensions of Credit shall be used by the Borrower solely in accordance with Section 3.11.

Section 5.14         Cash Management.

Each Credit Party shall maintain their primary cash management and treasury business with Citizens Bank, N.A. within one hundred twenty (120) days of the Closing Date (or such longer period as agreed to by the Administrative Agent at its sole discretion).

Section 5.15         [Reserved].

Section 5.16         [Reserved].

Section 5.17         Further Assurances and Post-Closing Covenants.

(a)         Additional Information. The Credit Parties shall provide such information regarding the operations, business affairs and financial condition of the Credit Parties and their Subsidiaries as the Administrative Agent or any Lender may reasonably request (excluding information subject to attorney-client privilege or a binding written confidentiality agreement of the applicable Credit Party in favor of a Person who is not an Affiliate of a Credit Party so long as such agreement was not entered into for the purpose of evading the terms hereof).

(b)         Visits and Inspections. The Credit Parties shall permit representatives of the Administrative Agent (accompanied by any Lender at such Lender’s sole cost and expense), not more than once per calendar year, or, following the occurrence and during the continuance of an Event of Default, at any time or from time to time, upon prior reasonable notice and at such times during normal business hours, to visit and inspect its properties (including the Collateral); inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants (provided the Borrower is afforded a reasonable opportunity to be present), its business, assets, liabilities, financial condition, results of operations and business prospects. All such inspections or audits by the Administrative Agent shall be at the Borrower’s expense, provided that (i) so long as no Event of Default exists, the Borrower shall not be required to reimburse the Administrative Agent for visits, inspections, examinations, appraisals or audits more frequently than once each calendar year and (ii) the Borrower shall not be required to reimburse any Lender for any visits, inspections, examinations, appraisals and audits.

(c)         Conference Call. Within thirty (30) days after the delivery of any financial statements referred to in subsections 5.1(a) and (b), if requested by the Administrative Agent on or prior to such time, the management of the Borrower shall host a conference call for the Lenders to discuss such financial statements. No fewer than three days prior to each conference call, the Borrower shall notify the Administrative Agent of the time and date of such conference call and shall provide the Administrative Agent (for distribution to the Lenders) with access instructions to the conference call.

(d)         Further Assurances. Upon the reasonable request of the Administrative Agent, promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents for filing under the provisions of the UCC or any other Requirement of Law which are necessary or advisable to maintain in favor of the Administrative Agent, for the benefit of the Secured Parties, Liens on the Collateral that are duly perfected in accordance with the requirements of, or the obligations of the Credit Parties under, the Credit Documents and all applicable Requirements of Law.

(e)         Post-Closing Covenant. The Credit Parties shall execute and deliver the documents and complete the tasks set forth on Schedule 5.17, in each case within the time limits specified on such schedule (or such later period of time as agreed to by the Administrative Agent in its sole reasonable discretion).

ARTICLE VI
NEGATIVE COVENANTS

Each of the Credit Parties hereby covenants and agrees that on the Closing Date, and thereafter (a) for so long as this Agreement is in effect, (b) until the Commitments have terminated, and (c) until the Obligations (other than (i) contingent indemnification obligations to the extent no claim giving rise thereto has been asserted, (ii) Bank Product Debt that, at the time of determination, are allowed by the Person to whom such Bank Product Debt are owing to remain outstanding or are not required to be repaid or cash collateralized pursuant to the provisions of any document governing such Bank Product Debt, and (iii) the Letters of Credit so long as such Letters of Credit have been cancelled or returned to the Issuing Lender or the Issuing Lender has received Cash Collateral (or other collateral satisfactory to the Issuing Lender) with respect to such Letters of Credit) are paid in full in cash, that:

Section 6.1         Indebtedness.

No Credit Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)         Indebtedness arising or existing under this Agreement and the other Credit Documents, including any Incremental Term Loans, Other Term Loans and Credit Agreement Refinancing Indebtedness;

(b)         Indebtedness of the Credit Parties and their Subsidiaries existing as of the Closing Date (and set out more specifically in Schedule 6.1(b) hereto) and any renewals, refinancings or extensions thereof in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension and all accrued and unpaid interest thereon or premium payable with respect thereto and reasonable fees and expenses incurred in connection therewith;

(c)         Indebtedness of the Credit Parties and their Subsidiaries incurred after the Closing Date consisting of Capital Leases or Indebtedness incurred to provide all or a portion of the purchase price or cost of construction of an asset; provided that (i) such Indebtedness when incurred shall not exceed the purchase price or cost of construction of such asset; (ii) no such Indebtedness shall be renewed, refinanced or extended for a principal amount in excess of the principal balance outstanding thereon at the time of such renewal, refinancing or extension (other than by an amount equal to all accrued and unpaid interest thereon, any premium required to be paid in connection therein and all reasonable expenses incurred in connection therewith); and (iii) the total amount of all such Indebtedness shall not exceed $1,500,000 at any time outstanding;

(d)         Unsecured intercompany Indebtedness among the Credit Parties and, to the extent permitted pursuant to Section 6.5(h) or 6.5(l), their Subsidiaries or the Winopoly JV, as applicable; provided that any such Indebtedness shall be, to the extent required by the Administrative Agent, evidenced by the Global Intercompany Note which shall be pledged to the Administrative Agent as Collateral for the Credit Party Obligations or shall otherwise be subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory note or a subordination agreement in form and substance reasonably satisfactory to Administrative Agent;

(e)         Indebtedness and obligations owing under (i) Bank Products and (ii) other Hedging Agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;

(f)         Indebtedness of a Person existing at the time such Person becomes a Subsidiary of a Credit Party in a transaction permitted hereunder in an aggregate principal amount not to exceed $3,500,000 at any time outstanding for all such Persons, and any extension, renewal or refinancing thereof so long as the principal amount is not increased (other than by an amount equal to all accrued and unpaid interest thereon, any premium required to be paid in connection therein and all reasonable expenses incurred in connection therewith); provided that any such Indebtedness was not created in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Subsidiary of a Credit Party;

(g)         Indebtedness arising from (i) agreements providing for indemnification and purchase price adjustment obligations or similar obligations in connection with Dispositions, other than sales of assets or Permitted Acquisitions, or (ii) guaranties or letters of credit, surety bonds or performance bonds or similar instruments securing the performance of any Credit Party or its Subsidiaries pursuant to such agreements;

(h)         Guaranty Obligations of (i) any Credit Party in respect of Indebtedness of any other Credit Party, (ii) any Subsidiary that is not a Credit Party in respect of Indebtedness of any other Subsidiary that is not a Credit Party, (iii) any Subsidiary that is not a Credit Party in respect of Indebtedness of any Credit Party and (iv) any Credit Party in respect of Indebtedness of any Subsidiary that is not a Credit Party, in each case to the extent such Indebtedness is permitted to exist or be incurred pursuant to this Section or Section 6.5(h) or 6.5(l), as applicable;

(i)         other Indebtedness of the Credit Parties and their Subsidiaries in an aggregate principal amount not to exceed $2,500,000; provided that the aggregate principal amount of any such Indebtedness that is secured shall not exceed $1,000,000 at any time outstanding; provided, further that no Event of Default shall exist or result at the time of incurrence thereof;

(j)         unsecured Indebtedness of the Borrower, incurred in connection with the redemption or repurchase of Equity Interests of officers, directors or employees of the Credit Parties or any Subsidiary thereof; provided that such Indebtedness is subordinated to the Credit Party Obligations on terms reasonably acceptable to Administrative Agent;

(k)         Indebtedness consisting of the financing of (i) insurance premiums incurred in the ordinary course of business owing to the applicable insurance companies and insurance brokers of any Credit Party or Subsidiary thereof and (ii) certain vendors of any Credit Party or Subsidiary thereof, in each case, in an aggregate amount not to exceed $2,500,000 at any time outstanding;

(l)         (i) Indebtedness in respect of treasury, depositary, cash management and netting services and other like services, including, without limitation, funds transfer, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and similar arrangements or otherwise in connection with securities accounts, deposit accounts and other similar accounts, in each case, incurred in the ordinary course of business, and (ii) Indebtedness arising from the endorsement of instruments or other payment items for deposit in the ordinary course of business;

(m)         Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within ten (10) Business Days of its incurrence;

(n)         Indebtedness owed to any Person providing worker’s compensation, health, disability or other employee benefits or property, casualty or liability insurance to any Credit Party or any Subsidiary, pursuant to reimbursement or indemnification obligations to such Person;

(o)         any Indebtedness created under the Wells Fargo Cash Management Documents;

(p)         Indebtedness arising from Seller Notes or Earn-Out Obligations; provided that (i) the aggregate principal amount of all Indebtedness outstanding under this Section 6.1(p) shall not at any time exceed $17,500,000 and (ii) the aggregate principal amount of any such Indebtedness in excess of $5,000,000 is subordinated to the Obligations on terms and conditions reasonably acceptable to the Administrative Agent;

(q)         Indebtedness arising from Earn-Out Obligations in connection with the Winopoly JV in an aggregate amount not to exceed $500,000 during the term of this Agreement; and

(r)         to the extent constituting Indebtedness, Permitted Investments.

Section 6.2         Liens.

The Credit Parties will not, nor will they permit any Subsidiary to, create, incur, assume or permit to exist any Lien with respect to any of their respective property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except for the following (the “Permitted Liens”):

(a)         Liens created by or otherwise existing under or in connection with this Agreement or the other Credit Documents;

(b)         Liens in favor of a Bank Product Provider in connection with a Bank Product; provided that such Liens shall secure the Credit Party Obligations on a pari passu basis;

(c)         Liens securing purchase money Indebtedness and Capital Lease Obligations (and refinancings thereof) to the extent permitted under Section 6.1(c); provided, that (i) any such Lien attaches to such property concurrently with or within ninety (90) days after the acquisition thereof and (ii) such Lien attaches solely to the property so acquired in such transaction;

(d)         Liens for taxes, assessments, charges or other governmental levies not yet due or as to which the period of grace, if any, related thereto has not expired or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of any Credit Party or its Subsidiaries, as the case may be, in conformity with GAAP;

(e)         statutory Liens such as carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than ninety (90) days or remain payable without penalty or which are being contested in good faith by appropriate proceedings;

(f)         pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation (other than any Lien imposed by ERISA) and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(g)         deposits to secure the performance of bids, contract bids, government and trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds, return of money bonds, and other obligations of a like nature incurred in the ordinary course of business;

(h)         easements, rights of way, restrictions, zoning ordinances and other similar encumbrances affecting real property which, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the applicable Person;

(i)         Liens existing on the Closing Date and set forth on Schedule 1.1(b); b); provided that (i) no such Lien shall at any time be extended to cover property or assets other than the property or assets subject thereto on the Closing Date and improvements thereon and (ii) such Lien secures Indebtedness permitted by Section 6.1(b);

(j)         any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in this definition (other than Liens set forth on Schedule 1.1(b)); provided that such extension, renewal or replacement Lien shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property);

(k)         Liens arising in the ordinary course of business (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection or (ii) by virtue of any contractual, statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies covering deposit or securities accounts (including funds or other assets credited thereto) or other funds maintained with a depository institution or securities intermediary;

(l)         any zoning, building or similar laws or rights reserved to or vested in any Governmental Authority;

(m)         restrictions on transfers of securities imposed by applicable Securities Laws;

(n)         Liens arising out of judgments, attachments or awards not resulting in an Event of Default;

(o)         Liens on the property of a Person existing at the time such Person becomes a Subsidiary of a Credit Party in a transaction permitted hereunder; provided, that any such Lien (i) may not extend to any other property of any Credit Party or any other Subsidiary that is not a Subsidiary of such Person, (ii) was not created in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Subsidiary of a Credit Party and (iii) secures Indebtedness permitted by Section 6.1(f);

(p)         any interest or title of a lessor, licensor or sublessor or sublicensor under any lease, license or sublease entered into by any Credit Party or any Subsidiary thereof in the ordinary course of its business;

(q)         Liens in favor of the Administrative Agent, Issuing Lender and/or Swingline Lender to Cash Collateralize or otherwise secure the obligations of a Defaulting Lender to fund risk participations hereunder;

(r)         assignments of insurance or condemnation proceeds provided to landlords (or their mortgagees) pursuant to the terms of any lease and Liens or rights reserved in any lease for rent or for compliance with the terms of such lease.

(s)         Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(t)         Liens on unearned insurance premiums securing the financing thereof to the extent permitted under Section 6.1(k);

(u)         Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Credit Parties or any Subsidiary of a Credit Party in the ordinary course of business;

(v)         Liens arising from precautionary uniform commercial code financing statements (or equivalent filings or registrations in foreign jurisdictions) filed under any lease permitted by this Agreement;

(w)         Liens consisting of cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent of a Permitted Acquisition otherwise permitted hereunder;

(x)         Liens relating to set-off rights in connection with repurchase obligations in favor of the counter-party to such obligations and only with respect to such obligations in connection with Investments in Cash Equivalents;

(y)         the rights reserved to or vested in municipalities or governmental or other public authorities or agencies by statutory provisions or by the terms of leases, licenses, franchises, grants or permits, which affect any land to terminate any such leases, licenses, franchises, grants or permits or to require annual or other payments as a condition to the continuance thereof;

(z)         with respect to all real property in which any Credit Party owns less than a fee interest, all Liens which are suffered or incurred by the fee owner, any superior lessor, sublessors or licensor, or any inferior lessee, sublessee or licensee, so long as such Liens do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of any Credit Party or (ii) materially impair the use of the real property subject thereto;

(aa)         licenses or sub-licenses of Intellectual Property in the ordinary course of business;

(bb)         Liens on cash and Cash Equivalents in the Wells Fargo Cash Management Collateral Account in an aggregate amount not to exceed $800,000, plus any interest accruing thereon securing obligations, as provided under the Wells Fargo Cash Management Documents; and

(cc)         other Liens not specifically listed above so long as the amount of Indebtedness secured by such Liens does not exceed $1,000,000 in the aggregate at any time outstanding.

Section 6.3         Nature of Business.

No Credit Party will, nor will it permit any Subsidiary to, engage in any business other than the same general type as now conducted by the Credit Parties and their Subsidiaries on the Closing Date and businesses reasonably related thereto, ancillary or complementary thereto and reasonable extensions thereof.

Section 6.4         Consolidation, Merger, Purchase and Sale of Assets, etc.

The Credit Parties will not, nor will they permit any Subsidiary to,

(a)         dissolve, liquidate or wind up its affairs, or sell, transfer, lease or otherwise dispose of its property or assets (each a “Disposition”) or agree to do so at a future time, except the following, without duplication, shall be expressly permitted:

(i)          (A) the sale, transfer, lease or other disposition of inventory and materials in the ordinary course of business, (B) dispositions of cash or Cash Equivalents in the ordinary course of business made to a Person that is not an Affiliate of any Credit Party and (C) the conversion of cash into Cash Equivalents and Cash Equivalents into cash, in each case under this clause (C) so long as such Disposition is for fair market value;

(ii)          the sale, transfer or other disposition of property or assets to the extent that they are the result of a Casualty Event to the extent Net Cash Proceeds from such Casualty Event are reinvested or used to make mandatory prepayments pursuant to Section 2.7(b)(v);

(iii)          the sale, lease, transfer or other disposition of property in the ordinary course of business that has become obsolete or worn out or is no longer used or useful in the conduct of the business of the Credit Parties and their Subsidiaries;

(iv)          the (A) sale, lease or transfer of property or assets (1) from a Credit Party or a Subsidiary of a Credit Party to a Credit Party or (2) among Subsidiaries that are not Credit Parties, or (3) from a Credit Party to a Subsidiary that is not a Credit Party so long as the aggregate value thereof does not exceed $1,000,000 in the aggregate in any fiscal year of the Borrower or the (B) dissolution of (1) any Credit Party (other than the Borrower) to the extent any and all assets of such Credit Party are distributed to another Credit Party or (2) any Subsidiary that is not a Credit Party to the extent any and all assets of such Subsidiary are distributed to a Credit Party or another Subsidiary that is not a Credit Party;

(v)          the termination of any Hedging Agreement;

(vi)          the sale, lease or transfer of property or assets not to exceed $1,500,000 in the aggregate in any fiscal year of the Borrower; provided, that (A) such Disposition shall be for fair market value (as determined by the management of the Borrower), (B) at least 75% of the consideration received therefor by the Credit Parties or any such Subsidiary shall be in the form of cash or Cash Equivalents and (C) no Event of Default shall exist or shall result therefrom;

(vii)         non-exclusive licenses, sublicenses, leases or subleases granted to third parties in the ordinary course of business not interfering in any material respect with the business of the Credit Parties;

(viii)         sales, forgiveness or discounting, on a non-recourse basis and in the ordinary course of business, of past due accounts in connection with the collection or compromise thereof or the settlement of delinquent accounts or in connection with the bankruptcy or reorganization of suppliers or customers;

(ix)         the lapse, abandonment or other dispositions of intellectual property that is, in the reasonable business judgment of a Credit Party, no longer economically practicable or commercially desirable to maintain or useful in the conduct of the business of the Credit Parties or any of their Subsidiaries;

(x)         sales, transfers and dispositions of property at fair market value to the extent such property is exchanged for credit against the purchase price of substantially concurrently purchased similar replacement property;

(xi)         transactions and payments expressly permitted under Sections 6.2, 6.5 and 6.9;

(xii)         in order to resolve disputes that occur in the ordinary course of business, the Credit Parties and their Subsidiaries may (in their commercially reasonably discretion) discount or otherwise compromise for less than the face value thereof, notes or accounts receivable, in each case, in the ordinary course of business and in a manner consistent with past practice;

(xiii)         nominal issuances of equity of Foreign Subsidiaries to qualifying directors to the extent necessary to comply with legal requirements in the jurisdiction of organization of such Foreign Subsidiary; and

(xiv)         the termination of any intercompany Indebtedness owed (A) by a Credit Party to another Credit Party, (B) by a Subsidiary that is not a Credit Party to a Subsidiary that is not a Credit Party, (C) by a Credit Party to a Subsidiary that is not a Credit Party or (D) by a Subsidiary that is not a Credit Party to a Credit Party;

provided that with respect to sales of assets permitted hereunder only, the Administrative Agent shall be entitled, without the consent of any Lender, to release its Liens relating to the particular assets sold; or

(b)         enter into any transaction of merger or consolidation, except for (i) Investments or acquisitions permitted pursuant to Section 6.5 so long as the Credit Party subject to such merger or consolidation is the surviving entity, (ii) (y) the merger or consolidation of a Subsidiary that is not a Credit Party with and into a Credit Party; provided that such Credit Party will be the surviving entity and (z) the merger or consolidation of a Credit Party with and into another Credit Party; provided that if the Borrower is a party thereto, the Borrower will be the surviving company, (iii) the merger or consolidation of a Subsidiary that is not a Credit Party with and into another Subsidiary that is not a Credit Party and (iv) any merger or consolidation effecting a disposition permitted by Section 6.4(a).

Section 6.5         Advances, Investments and Loans.

The Credit Parties will not, nor will they permit any Subsidiary to, make any Investment except for the following (the “Permitted Investments”):

(a)         cash and Cash Equivalents;

(b)         Investments existing as of the Closing Date as set forth on Schedule 1.1(a), and any extension, replacement, reinvestment, modification or renewal of any such Investment; provided, that the amount of any such Investment may be increased in such extension, replacement, reinvestment, modification or renewal only (i) as required by the terms of such Investment as in existence on the Closing Date and set forth on Schedule 1.1(a) (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay in kind securities or premium payable by the terms of such Investment) or (ii) as otherwise permitted under this Agreement;

(c)         receivables owing to the Credit Parties or any of their Subsidiaries or any receivables and advances to suppliers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(d)         Investments in and loans to any Credit Party;

(e)         loans and advances to officers, directors and employees in an aggregate amount not to exceed $1,000,000 at any time outstanding; provided that such loans and advances shall comply with all applicable Requirements of Law (including Sarbanes-Oxley);

(f)         Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(g)         Permitted Acquisitions;

(h)         Investments in (i) Subsidiaries that are not Credit Parties in an aggregate amount not to exceed $5,000,000 in any fiscal year of the Borrower, (ii) joint ventures in an aggregate amount not to exceed $2,000,000 at any one time outstanding (in addition to Investments expressly permitted under Section 6.5(l)) and (iii) Subsidiaries that are not Credit Parties by other Subsidiaries that are not Credit Parties;

(i)         Investments consisting of (i) Bank Products to the extent permitted hereunder or (ii) Hedging Agreements entered into solely for bona fide hedging purposes and not for speculation;

(j)         Investments consisting of non-cash loans made by the Borrower to officers, directors and employees of the Borrower or any of its Subsidiaries which are used by such Persons to simultaneously purchase equity interests of the Parent;

(k)         Investments consisting of loans or advances to the Borrower in lieu of any Restricted Payments permitted under Section 6.9; provided that such loans or advances shall count against any caps or limitations set forth in the applicable clause of Section 6.9;

(l)         Investments in and loans to the Winopoly JV for working capital purposes in an aggregate amount not to exceed $2,000,000 at any time outstanding;

(m)         Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits, each as entered into in the ordinary course of business;

(n)         Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to Section 6.4(a)(vi);

(o)         (i) Guaranty Obligations permitted pursuant to Section 6.1(h)(i), 6.1(h)(ii) or 6.1(h)(iii), (ii) Guaranty Obligations in respect of obligations of a Credit Party not constituting Indebtedness and (iii) Consolidated Capital Expenditures permitted hereunder;

(p)         to the extent constituting an Investment, acquisitions of property permitted under Section 6.4(x);

(q)         so long as no Event of Default exists, the Borrower may convert any of its accounts (as such term is defined in the UCC) that are in excess of ninety (90) days past due into notes or Equity Interests from the applicable account debtor so long as the Administrative Agent, for the benefit of the Lenders, is granted a first priority security interest in such Equity Interests or notes, which Lien is perfected contemporaneously with the conversion of such account to Equity Interests or notes; and

(r)         additional loan advances and/or Investments of a nature not contemplated by the foregoing clauses hereof; provided that (i) such loans, advances and/or Investments made after the Closing Date pursuant to this clause shall not exceed an aggregate amount of $4,000,000 at any time outstanding and (ii) no Event of Default shall exist or would result at the time such Investment is made.

Section 6.6         Transactions with Affiliates.

The Credit Parties will not, nor will they permit any Subsidiary to, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any Affiliate other than on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s-length transaction with a Person other than an Affiliate; provided that that the foregoing restrictions in this Section 6.6 shall not apply to: (a) transactions solely between or among (i) Credit Parties or (ii) Subsidiaries that are not Credit Parties, (b) investments in Subsidiaries permitted by Section 6.5, (c) any Restricted Payment permitted by Section 6.9, (d) as expressly permitted by this Agreement and the other Credit Documents, (e) employment, director, manager and consulting agreements or, in the case of the Parent, any equity incentive arrangements, with any employee, officer, director, manager, member or consultant of any Credit Party, (i) in effect on the Closing Date or (ii) entered into after the Closing Date in the ordinary course of business and on reasonable terms, (f) payment of directors’ or managers’ fees in an amount not to exceed in the aggregate, $500,000 in any fiscal year of the Borrower, and reimbursement of actual out-of-pocket expenses incurred in connection with attending board of directors (or similar governing body) meetings, (g) equity holder agreements with any equity holder, employee, officer, manager or director with respect to the Equity Interest of the Parent and (h) loans, benefits and incentive arrangements paid or provided to, and any indemnity provided on behalf of, officers, directors, managers or employees of the Parent or any Subsidiary thereof as determined in good faith by the board of directors (or similar governing body) of the Parent and in the ordinary course of business.

Section 6.7         Corporate Changes.

No Credit Party will, nor will it permit any of its Subsidiaries to, (a) change its fiscal year or (b) amend, modify or change its articles of incorporation, constitutional documents, certificate of designation (or corporate charter or other similar organizational document) operating agreement or bylaws (or other similar document) in any respect materially adverse to the interests of the Lenders without the prior written consent of the Required Lenders. No Credit Party shall (a)(i) except as permitted under Section 6.4, alter its legal existence or, in one transaction or a series of transactions, merge into or consolidate with any other entity, or sell all or substantially all of its assets, (ii) change its state of incorporation or organization without providing ten (10) days written notice to the Administrative Agent after such change and without filing (or confirming that the Administrative Agent has filed) such financing statements and amendments to any previously filed financing statements as the Administrative Agent may reasonably require, or (iii) change its registered legal name, without providing ten (10) days written notice to the Administrative Agent after such change and without filing (or confirming that the Administrative Agent has filed) such financing statements and amendments to any previously filed financing statements as the Administrative Agent may require, (b)  have more than one state of incorporation, organization or formation or (c) change its accounting method (except as permitted by GAAP) in any manner materially adverse to the interests of the Lenders without the prior written consent of the Required Lenders.

Section 6.8         Limitation on Restricted Actions.

The Credit Parties will not, nor will they permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Person to (a) pay dividends or make any other distributions to any Credit Party on its Equity Interests, (b) pay any Indebtedness or other obligation owed to any Credit Party, (c) make loans or advances to any Credit Party, (d) sell, lease or transfer any of its properties or assets to any Credit Party, or (e) act as a Guarantor and pledge its assets pursuant to the Credit Documents, except (in respect of any of the matters referred to in clauses (a)‑(d) above) for such encumbrances or restrictions existing under or by reason of (i) this Agreement and the other Credit Documents, (ii) applicable law, (iii) restrictions or conditions imposed by any agreement relating to purchase money Indebtedness, Capital Leases and other secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (iv) any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (v) customary restrictions and conditions contained in agreements relating to the sale of Equity Interests or assets of any Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder, (vi) customary provisions in leases, licenses and other contracts restricting the assignment thereof, (vii) customary provisions in joint venture agreements restricting the assignment thereof or upon the assets of such joint venture, (viii) any agreement in effect at the time any Person becomes a Subsidiary of the Borrower; provided that such agreement was not entered into in contemplation of such Person becoming a Subsidiary of the Borrower, (ix) restrictions, which are not more restrictive in any material respect than those contained in this Agreement or any of the other Credit Documents, contained in any documents governing any Indebtedness or other obligations incurred after the Closing Date in accordance with this Agreement, and (x) customary restrictions entered into in the ordinary course of business with respect to Intellectual Property that limit the ability to grant a security interest in such Intellectual Property.

Section 6.9         Restricted Payments.

The Credit Parties will not, nor will they permit any Subsidiary to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except:

(a)          to make dividends payable solely in the same class of Equity Interests (or if different, common Equity Interests) of such Person;

(b)          to make dividends or other distributions payable to the Credit Parties (directly or indirectly through its Subsidiaries), or, in the case of any Subsidiary that is not a wholly-owned Subsidiary of the Borrower, such Subsidiary may make dividends and distributions ratably to any other holders of such Subsidiary’s Equity Interests with respect to their Equity Interests;

(c)          to make Permitted Tax Distributions;

(d)         for the payment of any earn-out payments in connection with a Permitted Acquisition or Investment permitted pursuant to Section 6.5; provided that no Event of Default is then continuing or would result therefrom;

(e)          so long as (i) no Event of Default exists or would result therefrom, (ii) after giving effect to such Restricted Payment on a Pro Forma Basis, the Credit Parties are in compliance with each of the financial covenants set forth in Section 5.9 and (iii) after giving effect to such Restricted Payment on a Pro Forma Basis, the Credit Parties shall have at least $10,000,000 of Liquidity, the Borrower may pay dividends or make distributions to permit the Parent to redeem or repurchase equity interests of the Parent in an aggregate amount not to exceed $25,000,000 in any fiscal year, provided, that the foregoing limitation shall (x) not apply to any redemption, repurchase or repayment to the extent funded by proceeds of the issuance of equity by the Parent so long as such proceeds are contemporaneously used by the Parent to redeem, repurchase or repay any equity or debt of the Parent held by officers, directors or employees of the Credit Parties and (y) exclude the repayment or prepayment of loans made by the Parent or any of its Subsidiaries in connection with such redemption or repurchase or other acquisition of such equity interests, provided that such prepayment or repayment of loans constitutes a cashless transaction;

(f)          the Borrower may make dividends and distributions to the Parent, to the extent necessary to permit the Parent to maintain its legal existence and to pay reasonable out-of-pocket general administrative costs and expenses (which may include out-of-pocket legal, accounting and filing costs, other reasonable and customary corporate overhead expenses incurred in the ordinary course of business and customary transaction-based fees and expenses of third-party investment bankers and advisers for services rendered to the Parent relating to the Parent and its Subsidiaries not prohibited hereunder), so long as the Parent, as applicable, applies the amount of any such Restricted Payment for any such purpose within 60 days of receipt;

(g)          the Borrower may make distributions to the Parent which are concurrently used by the Parent to pay operating expenses, professional fees, expenses and indemnifications and director’s or manager’s fees, expenses and indemnifications, solely to the extent (x) attributable to the Parent’s ownership relating to the Credit Parties or any Subsidiary thereof, (y) incurred in the ordinary course of business and (z) otherwise permitted hereunder;

(h)          so long as no Event of Default exists or would result therefrom, the Borrower or any Subsidiary thereof may pay, as and when due and payable, amounts owing with respect to Subordinated Debt, solely to the extent permitted under the subordination terms applicable thereto; and

(i)    the Borrower or any Subsidiary may, or the Borrower or any Subsidiary may make distributions to the Parent which are concurrently used by the Parent to, in each case, pay amounts due and owing under Seller Notes and Earn-Out Obligations so long as (i) such Seller Notes and Earn-Out Obligations are otherwise permitted under Section 6.1 and (ii) with respect to the Target being acquired from the issuance of such Seller Notes or the incurrence of such Earn-Out Obligations, the Administrative Agent, on behalf of the Secured Parties, shall have received a first priority perfected security interest (subject to Permitted Liens) in all property (including, without limitation, Equity Interests) acquired with respect to such Target in accordance with, and to the extent required by, the terms of Section 5.12 and the Target, if a Person, shall have executed a Joinder Agreement in accordance with, and to the extent required by, the terms of Section 5.10.

Section 6.10         Sale Leasebacks.

The Credit Parties will not, nor will they permit any Subsidiary to, directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) which any Credit Party or any Subsidiary has sold or transferred or is to sell or transfer to a Person which is not a Credit Party or a Subsidiary or (b) which any Credit Party or any Subsidiary intends to use for substantially the same purpose as any other property which has been sold or is to be sold or transferred by a Credit Party or a Subsidiary to another Person which is not a Credit Party or a Subsidiary in connection with such lease; provided that any Credit Party or Subsidiary may become and remain liable as lessee, guarantor or other surety with respect to any such Capital Lease if and to the extent that such Credit Party or Subsidiary would be permitted to enter into, and remain liable under, such Capital Lease under Section 6.1.

Section 6.11         No Further Negative Pledges.

The Credit Parties will not enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon any of their properties or assets to secure the Credit Party Obligations, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given to secure the Credit Party Obligations, except (a) pursuant to this Agreement and the other Credit Documents or applicable law, (b) restrictions or conditions imposed by any agreement relating to purchase money Indebtedness, Capital Leases and other secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (c) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (d) customary restrictions and conditions contained in agreements relating to the sale of Equity Interests or assets of any Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder, (e) customary provisions in leases, licenses and other contracts restricting the assignment thereof, (f) customary provisions in joint venture agreements restricting the assignment thereof or upon the assets of such joint venture, and (g) any agreement in effect at the time any Person becomes a Subsidiary of the Borrower; provided that such agreement was not entered into in contemplation of such Person becoming a Subsidiary of the Borrower, (h) restrictions, which are not more restrictive in any material respect than those contained in this Agreement or any of the other Credit Documents, contained in any documents governing any Indebtedness or other obligations incurred after the Closing Date in accordance with this Agreement, and (i) customary restrictions entered into in the ordinary course of business with respect to Intellectual Property that limit the ability to grant a security interest in such Intellectual Property.

Section 6.12         Account Control Agreements.

Each of the Credit Parties will not open, maintain or otherwise have any demand, time, savings, passbook, or similar account at any bank, other than Deposit Accounts that are subject to a Deposit Account Control Agreement or are otherwise Excluded Deposit Accounts.

Section 6.13         [Reserved].

Section 6.14         Amendments to Subordinated Debt Documents.

The Credit Parties will not, without the prior written consent of the Required Lenders, amend, modify, waive or extend or permit the amendment, modification, waiver or extension of any term of any document governing or relating to any Subordinated Debt in a manner that is materially adverse to the interests of the Lenders, if such amendment, modification, waiver or extension would violate any subordination and/or intercreditor agreement pertaining thereto.

Section 6.15         Use of Proceeds.

The Borrower will not request any Loan or Letter of Credit, and will not use, and the Borrower will ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., or any foreign counterpart thereto. The Borrower will not, directly or indirectly, use the proceeds of the Loans or any Letter of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, in violation of Sanctions or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise). The foregoing clauses of this Section 6.15 will not apply to any party hereto to which the Blocking Regulation applies, if and to the extent that such representations are or would be unenforceable by or in respect of that party pursuant to, or would otherwise result in a breach and/or violation of, (i) any provision of the Blocking Regulation (or any law or regulation implementing the Blocking Regulation in any member state of the European Union) or (ii) any similar blocking or anti-boycott law in the United Kingdom.

Section 6.16         Additional Covenants Applicable to the Parent.

The Parent will not engage to any extent in any business whatsoever other than the business of owning and managing, directly, beneficially and of record, 100% of the issued and outstanding Equity Interests of the Borrower and activities directly related thereto and, in furtherance and without limitation thereof, will not create or acquire any Subsidiary (other than the Borrower or any Subsidiary of the Borrower).

ARTICLE VII
EVENTS OF DEFAULT

Section 7.1         Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a)         Payment. (i) Any Credit Party shall fail to pay any principal on any Loan or Note when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms hereof or thereof; or (ii) any Credit Party shall fail to reimburse the Issuing Lender for any LOC Obligations when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms hereof; or (iii) any Credit Party shall fail to pay any interest on any Loan or any fee or other amount payable hereunder when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms hereof and such failure shall continue unremedied for three (3) days; or

(b)         Misrepresentation. Any representation or warranty made or deemed made herein, in the Security Documents or in any of the other Credit Documents or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement shall prove to have been (i) with respect to representations and warranties that contain a materiality qualification, incorrect or false on or as of the date made or deemed made and (ii) with respect to representations and warranties that do not contain a materiality qualification, incorrect or false in any material respect on or as of the date made or deemed made; or

(c)         Covenant Default.

(i)          Any Credit Party shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in Sections 5.1, 5.2(b), 5.4 (solely with respect to maintenance of existence), 5.7(a), 5.9, or Article VI hereof; provided that an Event of Default arising solely as a result of a breach of Section 5.7(a) shall be deemed waived automatically without further action if the underlying Default or Event of Default for which notice was required to be delivered is waived or cured; or

(ii)         Any Credit Party shall fail to comply with any other covenant contained in this Agreement or the other Credit Documents (other than as described in Sections 7.1(a) or 7.1(c)(i) above) and, with respect to this clause (ii) only, such breach or failure to comply is not cured within thirty (30) days after the earlier of (i) receipt by the Borrower of notice from the Administrative Agent of such failure to comply or (ii)  actual knowledge of the Borrower or any other Credit Party of such failure to comply; or

(d)         Indebtedness Cross-Default. (i) Any Credit Party or any of its Subsidiaries shall default in any payment of principal of or interest on any Indebtedness (other than the Loans, Reimbursement Obligations and the Guaranty) in a principal amount outstanding of at least $2,500,000 for the Credit Parties and any of their Subsidiaries in the aggregate beyond any applicable grace period, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) any Credit Party or any of its Subsidiaries shall default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Loans, Reimbursement Obligations and the Guaranty) in a principal amount outstanding of at least $2,500,000 in the aggregate for the Credit Parties and their Subsidiaries or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice or passage of time if required, such Indebtedness to become due prior to its stated maturity or to be repurchased, prepaid, deferred or redeemed (automatically or otherwise); or

(e)         Bankruptcy Default. (i) A Credit Party or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding‑up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or a Credit Party or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against a Credit Party or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged, unstayed or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against a Credit Party or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of their assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) a Credit Party or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) a Credit Party or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing their inability to, pay its debts as they become due; or; or

(f)         [Reserved].

(g)         Judgment Default. (i) One or more judgments or decrees shall be entered against a Credit Party or any of its Subsidiaries involving in the aggregate a liability (to the extent not covered by insurance and net of any indemnity payments and reimbursement obligations in favor of the Credit Parties actually received in cash from sellers in respect of an acquisition (including a Permitted Acquisition)) of $2,500,000 or more and all such judgments or decrees shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof or (ii) any injunction, temporary restraining order or similar decree shall be issued against a Credit Party or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect; or

(h)         ERISA Default. The occurrence of any of the following: (i) any Credit Party or Commonly Controlled Entity shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Single Employer Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Single Employer Plan or any Lien in favor of the PBGC or an ERISA Plan (other than a Permitted Lien) shall arise on the assets of the Credit Parties or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such ERISA Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, or (v) a Credit Party, any of its Subsidiaries or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency of, any Multiemployer Plan, which, in each case of (h)(i) through (v), could either individually or in the aggregate reasonably be expected to result in a Material Adverse Effect; or

(i)         Change of Control. There shall occur a Change of Control; or

(j)         Invalidity of Guaranty. At any time after the execution and delivery thereof, any material provision of the Guaranty, for any reason other than the satisfaction in full of all Credit Party Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, or any Credit Party shall contest the validity, enforceability, perfection or priority of the Guaranty, any Credit Document, or any Lien granted thereunder in writing or deny in writing that it has any further liability, including with respect to future advances by the Lenders, under any Credit Document to which it is a party; or

(k)         Invalidity of Credit Documents. Any material provision of any Credit Document shall fail to be in full force and effect or to give the Administrative Agent and/or the Lenders the security interests, liens, rights, powers, priority and privileges purported to be created thereby (except (i) as such documents may be terminated or no longer in force and effect in accordance with the terms thereof, other than those indemnities and provisions which by their terms shall survive or (ii) to the extent resulting from an act or failure to act by the Administrative Agent or any Lender) or any Lien shall fail to be a first priority, perfected Lien (subject to Permitted Liens and except to the extent resulting from an act or failure to act by the Administrative Agent or any Lender) on a material portion of the Collateral; or

(l)         [Reserved]; or

(m)         Classification as Senior Debt. The Credit Party Obligations shall cease to be classified as “Senior Indebtedness,” “Designated Senior Indebtedness” or any similar designation under any Subordinated Debt instrument.

If a Default shall have occurred under the Credit Documents, then such Default will continue to exist until it either is cured in accordance with the Credit Documents or is otherwise expressly waived by Administrative Agent (with the approval of requisite Lenders (in their sole and absolute discretion) as determined in accordance with Section 9.1); and once an Event of Default occurs under the Credit Documents, then such Event of Default will continue to exist until it is either cured in accordance with the Credit Documents or until it is expressly waived by the requisite Lenders or by the Administrative Agent with the approval of the requisite Lenders, as required hereunder in Section 9.1.

Section 7.2         Acceleration; Remedies.

Upon the occurrence and during the continuance of an Event of Default, then, and in any such event, (a) if such event is a Bankruptcy Event, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon), and all other amounts under the Credit Documents (including, without limitation, the maximum amount of all contingent liabilities under Letters of Credit and cash collateral as security for the LOC Obligations for subsequent drawings under then outstanding Letters of Credit an amount equal to the maximum amount of which may be drawn under Letters of Credit then outstanding) shall immediately become due and payable, and (b) if such event is any other Event of Default, any or all of the following actions may be taken: (i) with the written consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; (ii) the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes to be due and payable forthwith and direct the Borrower to pay to the Administrative Agent cash collateral as security for the LOC Obligations for subsequent drawings under then outstanding Letters of Credit an amount equal to the maximum amount of which may be drawn under Letters of Credit then outstanding, whereupon the same shall immediately become due and payable; and/or (iii) with the written consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, exercise such other rights and remedies as provided under the Credit Documents and under applicable law.

ARTICLE VIII
THE ADMINISTRATIVE AGENT

Section 8.1         Appointment and Authority.

Each of the Lenders and the Issuing Lender hereby irrevocably appoints Citizens to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrower nor any other Credit Party (except as provided in Section 8.6) shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 8.2         Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.3         Exculpatory Provisions.

(a)         The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its obligations hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i)          shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)          shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)          shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)         The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.1 and 7.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower, a Lender or an Issuing Lender.

(c)         The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.4         Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.5         Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

Section 8.6         Resignation of Administrative Agent.

(a)         The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with (so long as no Event of Default exists) the written consent of the Borrower (such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)         If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, with (so long as no Event of Default exists) the written consent of the Borrower (such consent not to be unreasonably withheld or delayed), appoint a successor meeting the qualifications specified in clause (a). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)         With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Article and Section 9.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Section 8.7         Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.8         No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the bookrunners or arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder.

Section 8.9         Administrative Agent May File Proof of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or LOC Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)         to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LOC Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Administrative Agent under Sections 2.5 and 9.5) allowed in such judicial proceeding; and

(b)         to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.5 and 9.5.

Section 8.10         Collateral and Guaranty Matters.

(a)         The Lenders and the Bank Product Provider irrevocably authorize and direct the Administrative Agent:

(i)          to release any Lien on any Collateral granted to or held by the Administrative Agent under any Credit Document (A) upon termination of the Commitments and payment in full of all Credit Party Obligations (other than (i) contingent indemnification obligations to the extent no claim giving rise thereto has been asserted, (ii) Bank Product Debt that, at the time of determination, are allowed by the Person to whom such Bank Product Debt are owing to remain outstanding or are not required to be repaid or cash collateralized pursuant to the provisions of any document governing such Bank Product Debt, and (iii) the Letters of Credit so long as such Letters of Credit have been cancelled or returned to the Issuing Lender or the Issuing Lender has received Cash Collateral (or other collateral satisfactory to the Issuing Lender) with respect to such Letters of Credit), (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Credit Documents, or (C) subject to Section 9.1, if approved, authorized or ratified in writing by the Required Lenders;

(ii)          to subordinate any Lien on any Collateral granted to or held by the Administrative Agent under any Credit Document to the holder of any Lien on such Collateral that is permitted by Section 6.2(c); and

(iii)          to release any Guarantor from its obligations under the applicable Guaranty if such Person ceases to be a Guarantor as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Collateral, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section.

(b)         The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

In each case as specified in this Section 8.10, the Administrative Agent will promptly (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as the Borrower may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Security Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Credit Documents and this Section 8.10.

Section 8.11         Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Required Lenders, or all of the Lenders, as the case may be.

Section 8.12         Indemnification.

The Lenders agree to indemnify the Administrative Agent, the Issuing Lender, and the Swingline Lender in its capacity hereunder and their Affiliates and their respective officers, directors, agents and employees (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this Section, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Credit Party Obligations) be imposed on, incurred by or asserted against any such indemnitee in any way relating to or arising out of any Credit Document or any documents contemplated by or referred to herein or therein or the Transactions or any action taken or omitted by any such indemnitee under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from such indemnitee’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction. The agreements in this Section shall survive the termination of this Agreement and payment of the Notes, any Reimbursement Obligation and all other amounts payable hereunder.

Section 8.13         Credit Bidding.

(a)          The Administrative Agent, on behalf of itself and the Secured Parties, shall have the right to credit bid and purchase for the benefit of the Administrative Agent and the Secured Parties all or any portion of Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with Applicable Law.

(b)          Each Lender hereby agrees that, except as otherwise provided in any Credit Documents or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any Credit Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.

ARTICLE IX
MISCELLANEOUS

Section 9.1         Amendments, Waivers, Consents and Release of Collateral.

Neither this Agreement nor any of the other Credit Documents, nor any terms hereof or thereof may be amended, modified, extended, restated, replaced, or supplemented (by amendment, waiver, consent or otherwise) except in accordance with the provisions of this Section, nor may Collateral be released except as specifically provided for herein or in the Security Documents. The Required Lenders may or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive or consent to the departure from, on such terms and conditions as the Required Lenders may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such amendment, supplement, modification, release, waiver or consent shall:

(i)          (A) reduce the amount or extend the scheduled date of maturity of any Loan or Note or any installment thereon, or (B) reduce the stated rate or extend the date for payment of any interest or fee payable hereunder (except in connection with a waiver of the Default Rate, which shall be determined by a vote of the Required Lenders) or (C) extend the scheduled date of any payment of any Loan or Note or any installment thereon or (D) increase the amount or extend the expiration date of any Lender’s Commitment (or reinstate any Commitment terminated pursuant to Section 2.6), in each case without the written consent of each Lender directly affected thereby; provided that, it is understood and agreed that (1) no waiver, reduction or deferral of a mandatory prepayment required pursuant to Section 2.7(b), nor any amendment of Section 2.7(b) or the definitions of Asset Disposition, Debt Issuance or Casualty Event, shall constitute a reduction of the amount of, or an extension of the scheduled date of, the scheduled date of maturity of, or any installment of, any Loan or Note, (2) any reduction in the stated rate of interest on Revolving Loans shall only require the written consent of each Lender holding a Revolving Commitment and (3) any reduction in the stated rate of interest on the Term Loan shall only require the written consent of each Lender holding a portion of the outstanding Term Loan; or

(ii)          amend, modify or waive any provision of this Section or reduce the percentage specified in the definition of Required Lenders, without the written consent of all the Lenders or, with respect to the definition of Required Revolving Lenders, all Revolving Lenders; or

(iii)          release any Guarantor or all or substantially all of the value of the Guaranty, without the written consent of all of the Lenders; provided that the Administrative Agent may release any Guarantor permitted to be released pursuant to the terms of this Agreement; or

(iv)          release all or substantially all of the value of the Collateral without the written consent of all of the Lenders; provided that the Administrative Agent may release any Collateral permitted to be released pursuant to the terms of this Agreement or the Security Documents; or

(v)          except as permitted by Section 8.10, subordinate the Loans to any other Indebtedness without the written consent of all of the Lenders; or

(vi)          permit a Letter of Credit to have an original expiry date more than twelve (12) months from the date of issuance without the consent of each of the Revolving Lenders; provided, that the expiry date of any Letter of Credit may be extended in accordance with the terms of Section 2.3(a); or

(vii)          permit the Borrower to assign or transfer any of its rights or obligations under this Agreement or other Credit Documents without the written consent of all of the Lenders; or

(viii)          amend, modify or waive any provision of the Credit Documents requiring consent, approval or request of all Lenders without the written consent of all the Lenders; or

(ix)          amend, modify or waive (A) the order in which Credit Party Obligations are paid or (B) the pro rata sharing of payments by and among the Lenders, including the provisions set forth in Section 2.11(b) or 9.7(b), without the written consent of each Lender directly affected thereby; or

(x)         except as already expressly permitted pursuant to Section 8.10(a), subordinate any claims or Liens granted to the Administrative Agent (for the benefit of the Secured Partied) under any Credit Document without the consent of all the Lenders; or

(xi)          without the consent of Required Revolving Lenders, (A) amend, modify or waive any provision in Section 4.2 or any other provision of this Agreement, or waive any Default or Event of Default, if the effect of such amendment, modification or waiver is that the Revolving Lenders shall be required to fund Revolving Loans when such Lenders would otherwise not be required to do so, (B) modify the Swingline Committed Amount or (C) modify the amount of the LOC Committed Amount; or

(xii)          amend, modify or waive any provision of Article VIII without the written consent of the then Administrative Agent; or

(xiii)          amend or modify the definition of Credit Party Obligations to delete or exclude any obligation or liability described therein without the written consent of each Lender directly affected thereby; or

(xiv)         amend the definitions of “Hedging Agreement,” “Bank Product,” or “Bank Product Provider” without the consent of any Bank Product Provider that would be adversely affected thereby;

provided, further, that no amendment, waiver or consent affecting the rights or duties of the Administrative Agent, the Issuing Lender or the Swingline Lender under any Credit Document shall in any event be effective, unless in writing and signed by the Administrative Agent, the Issuing Lender and/or the Swingline Lender, as applicable, in addition to the Lenders required hereinabove to take such action.

Any such waiver, any such amendment, supplement or modification and any such release shall apply equally to each of the Lenders and shall be binding upon the Borrower, the other Credit Parties, the Lenders, the Administrative Agent and all future holders of the Notes. In the case of any waiver, the Borrower, the other Credit Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Loans and Notes and other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding any of the foregoing to the contrary, the Credit Parties and the Administrative Agent, without the consent of any Lender, may enter into any amendment, modification or waiver of any Credit Document, or enter into any new agreement or instrument, to (i) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or (ii) correct any obvious error or omission of a technical nature, in each case that is immaterial (as determined by the Administrative Agent), in any provision of any Credit Document, if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (a) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein, (b) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and (c) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except (i) that the Commitment of such Lender may not be increased or extended without the consent of such Lender and (ii) to the extent such amendment, waiver or consent impacts such Defaulting Lender more than the other Lenders.

Section 9.2         Notices.

(a)         Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i)          If to the Borrower or any other Credit Party:

Fluent, LLC

300 Vesey Street, 9th Floor

Attention: Chief Financial Officer

Telephone: 646-669-7272

with a copy to:

Sheppard Mullin Richter & Hampton LLP

30 Rockefeller Plaza

New York, New York 10112-0015

Attention: Bijal Vira

Telephone: 212-653-8174

Email: bvira@sheppardmullin.com

(ii)          If to the Administrative Agent:

Citizens Bank, N.A., as Administrative Agent

28 State Street

Boston, MA 02109

Attention: Harriette Batson

Telephone: 617-994-7062

Fax: 855-212-7546

Email: Harriette.M.Batson@citizensbank.com

with a copy to:

Citizens Bank, N.A., as Administrative Agent

437 Madison Avenue

New York, NY 10022

Attention: John Kendrick

Telephone: 212-895-4038

Fax: 855-212-7546

Email: john.f.kendrick@citizensbank.com

with a copy to:

King & Spalding LLP

300 South Tryon Street, Suite 1700

Charlotte, NC 28202

Attention: Bill Fuller

Telephone: (704) 503-2600

Fax: (704) 503-2622

Email: bfuller@kslaw.com

(iii)       If to the Issuing Lender:

Citizens Bank, N.A., as Administrative Agent

28 State Street

Boston, Massachusetts 02109

Attention: Harriette Batson

Telephone: 617-994-7062

Fax: 855-212-7546

Email: Harriette.M.Batson@citizensbank.com

(iii)          if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)         Electronic Communications. Notices and other communications to the Lenders, the Swingline Lender and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender, the Swingline Lender or the Issuing Lender pursuant to Article II if such Lender, the Swingline Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)         Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d)         Platform.

(i)         Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Lender and the other Lenders by posting the Communications on the Platform.

(ii)         The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Credit Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Credit Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to any Credit Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any Issuing Lender by means of electronic communications pursuant to this Section, including through the Platform.

Section 9.3         No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 9.4         Survival of Representations and Warranties.

All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans; provided that all such representations and warranties shall terminate on the date upon which the Commitments have been terminated and all Obligations have been paid in full.

Section 9.5         Payment of Expenses; Indemnity.

(a)         Costs and Expenses. The Credit Parties shall pay (i) all reasonable and documented out‑of‑pocket expenses incurred by the Administrative Agent and its Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons taken as a whole and, if necessary, of one local counsel in any material jurisdiction to such Persons, taken as a whole) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof, and (ii) all reasonable and documented out‑of‑pocket expenses incurred by the Administrative Agent or any Lender (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons taken as a whole and, if necessary, of one local counsel in any material jurisdiction to such Persons, taken as a whole (and to the extent any Lender determines, after consultation with legal counsel, that an actual or potential conflict may exist, separate legal counsel for all such Lenders that are similarly situated)) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)         Indemnification by the Credit Parties. The Credit Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, the Issuing Lender and the Swingline Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnified Person”) against, and hold each Indemnified Person harmless from, any and all losses, claims, penalties, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnified Person), incurred by any Indemnified Person or asserted against any Indemnified Person by any Person (including the Borrower or any other Credit Party) other than such Indemnified Person and its Related Parties arising out or in connection with any claim, suit, litigation, investigation or proceeding relating to (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned or operated by any Credit Party or any of its Subsidiaries, or any liability under Environmental Law related in any way to any Credit Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Credit Party, and regardless of whether any Indemnified Person is a party thereto, provided that such indemnity shall not, as to any Indemnified Person, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Person, (B) disputes solely between or among Indemnified Persons that does not result from any act or omission by any Credit Party; provided that, if such a dispute involves a claim or proceeding brought against Citizens in its capacity as Administrative Agent or Arranger by other Indemnified Persons, Citizens shall be entitled, subject to the other limitations and exceptions set forth in this Section 9.5(b), to the benefits of the indemnifications provided for in this Section 9.5(b) or (C) result from a claim brought by the Borrower or any other Credit Party against an Indemnified Person for breach of such Indemnified Person’s material obligations hereunder or under any other Credit Document, if the Borrower or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This section (b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. Notwithstanding the foregoing, the Credit Parties shall only be responsible to indemnify the Indemnified Persons (taken as a whole) for one counsel, one local counsel in each material jurisdiction and as selected by the Administrative Agent (and to the extent an Indemnified Person determines, after consultation with legal counsel, that an actual or potential conflict may exist, separate legal counsel for all such Indemnified Persons that is similarly situated).

(c)         Reimbursement by Lenders. To the extent that the Credit Parties for any reason fail to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender, Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender, Swingline Lender or such Related Party, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Issuing Lender or Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), Issuing Lender or Swingline Lender in connection with such capacity.

(d)         Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law (and without limiting the obligations of the Credit Parties under Section 9.5(b)), none of the parties hereto shall assert, and each of the parties hereto hereby waives, any claim against any Indemnified Person or Credit Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnified Person referred to in paragraph (b) above shall be liable for any damages other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Person as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)         Payments. All amounts due under this Section shall be payable promptly/not later than five (5) days after demand therefor.

(f)         Survival. Each party’s obligations under this Section shall survive the termination of the Credit Documents and payment of the obligations hereunder.

Section 9.6         Successors and Assigns; Participations.

(a)         Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)         Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (in each case with respect to any Tranche) any such assignment shall be subject to the following conditions:

(i)          Minimum Amounts.

(A)         in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any Tranche) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignment) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)         in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000 (in the case of Revolving Loans and Revolving Commitments) and $1,000,000 (in the case of Term Loans) unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)          Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Tranches on a non-pro rata basis.

(iii)          Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)         the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B)         the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (x) the Revolving Facility or any unfunded Commitments with respect to the Term Loan Facility if such assignment is to a Person that is not a Lender with a Commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (y) any Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)         the consent of the Issuing Lender and Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Revolving Commitment unless such assignment is to a Lender or an Affiliate of a Lender.

(iv)          Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (to be paid by either the assignor or the assignee); provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)          No Assignment to Certain Persons. No such assignment shall be made to (A) any Credit Party or any Credit Party’s Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its Subsidiaries or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof, (C) any competitor of the Borrower or any of its Subsidiaries identified in writing by the Borrower to the Administrative Agent from time to time or (D) any Person to whom Subordinated Debt is owed or any of such Person’s Affiliates or Subsidiaries.

(vi)          No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii)         Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Lender, each Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.14 and 9.5 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)         Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Boston, Massachusetts a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. This Section 9.6(c) shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations.

(d)         Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any commercial bank or any Affiliate of a commercial bank (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Issuing Lenders and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.5(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.1 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16(g) (it being understood that the documentation required under Section 2.16(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.14 or Section 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7 as though it were a Lender; provided that such Participant agrees to be subject to Section 9.7 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)         Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.7         Right of Set‑off; Sharing of Payments.

(a)         If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing, by such Lender, such Issuing Lender, such Swingline Lender or any such Affiliate, to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Credit Document to such Lender, the Swingline Lender or the Issuing Lender, irrespective of whether or not such Lender, the Swingline Lender or the Issuing Lender shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch, office or affiliate of such Lender, the Swingline Lender or the Issuing Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender, the Swingline Lender and the other Lenders, and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Credit Party Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Swingline Lender, the Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Swingline Lender, the Issuing Lender or their respective Affiliates may have. Each Lender, the Swingline Lender and the Issuing Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

(b)         If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(A)         if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(B)         the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit to any assignee or participant, other than to any Credit Party or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

(c)         Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

Section 9.8         Table of Contents and Section Headings.

The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Agreement.

Section 9.9         Counterparts; Integration; Effectiveness; Electronic Execution.

(a)         Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Credit Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)         Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Credit Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.10         Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.11         Integration.

This Agreement and the other Credit Documents represent the agreement of the Borrower, the other Credit Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Borrower, the other Credit Parties, or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or therein.

Section 9.12         Cashless Settlement.

Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

Section 9.13         Governing Law; Consent to Jurisdiction; Service of Process and Venue.

(a)         Governing Law. This Agreement and the other Credit Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Credit Document (except, as to any other Credit Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b)         Consent to Jurisdiction. The Borrower and each other Credit Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any Issuing Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Credit Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Credit Document shall affect any right that the Administrative Agent, any Lender or any Issuing Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against the Borrower or any other Credit Party or its properties in the courts of any jurisdiction.

(c)         Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

(d)         Waiver of Venue. The Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.14         Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent, the Lenders and the Issuing Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Loans or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender, any Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Credit Documents, and the Commitments.

For purposes of this Section, “Information” shall mean all information received from any Credit Party or any of its Subsidiaries relating to any Credit Party or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender, the Swingline Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by any Credit Party or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.15         Acknowledgments.

The Borrower and the other Credit Parties each hereby acknowledges that:

(a)         it has been advised by counsel in the negotiation, execution and delivery of each Credit Document;

(b)         neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower or any other Credit Party arising out of or in connection with this Agreement and the relationship between the Administrative Agent and the Lenders, on one hand, and the Borrower and the other Credit Parties, on the other hand, in connection herewith is solely that of creditor and debtor; and

(c)         no joint venture exists among the Lenders and the Administrative Agent or among the Borrower, the Administrative Agent or the other Credit Parties and the Lenders.

Section 9.16         Waivers of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.17         Patriot Act Notice.

Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and the other Credit Parties, which information includes the name and address of the Borrower and the other Credit Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and the other Credit Parties in accordance with the Patriot Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender provide any documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

Section 9.18         Resolution of Drafting Ambiguities.

Each Credit Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of this Agreement and the other Credit Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

Section 9.19         [Reserved].

Section 9.20         Continuing Agreement.

This Credit Agreement shall be a continuing agreement and shall remain in full force and effect until all Obligations (other than those obligations that expressly survive the termination of this Credit Agreement) have been paid in full, at which time this Credit Agreement, all Commitments and Letters of Credit shall terminate. Upon termination, the Credit Parties shall have no further obligations (other than those obligations that expressly survive the termination of this Credit Agreement) under the Credit Documents and the Administrative Agent shall, at the request and expense of the Borrower, deliver all the Collateral in its possession to the Borrower and release all Liens on the Collateral; provided that should any payment, in whole or in part, of the Obligations be rescinded or otherwise required to be restored or returned by the Administrative Agent or any Lender, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, then the Credit Documents shall automatically be reinstated and all Liens of the Administrative Agent shall reattach to the Collateral and all amounts required to be restored or returned and all costs and expenses incurred by the Administrative Agent or any Lender in connection therewith shall be deemed included as part of the Obligations.

Section 9.21         Press Releases and Related Matters.

The Credit Parties and their Affiliates agree that they will not in the future issue any press releases using the name of Administrative Agent or any Lender or their respective Affiliates or referring to this Agreement or any of the Credit Documents without the prior written consent of such Person, unless (and only to the extent that) the Credit Parties or such Affiliate is required to do so under law and then, in any event, the Credit Parties or such Affiliate will consult with such Person before issuing such press release. The Credit Parties consent to the publication by Administrative Agent or any Lender of customary advertising material relating to the Transactions using the name, product photographs, logo or trademark of the Credit Parties.

Section 9.22         No Advisory or Fiduciary Responsibility.

In connection with all aspects of each Transaction, each of the Credit Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Credit Parties and their Affiliates, on the one hand, and Citizens (in its capacity as the Administrative Agent and the Arranger), on the other hand, and the Credit Parties are capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the Transactions and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, Citizens (in its capacity as the Administrative Agent and the Arranger) is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any Credit Party or any of their Affiliates, stockholders, creditors or employees or any other Person; (c) Citizens, as either the Administrative Agent or the Arranger, has not assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Credit Party with respect to any of the Transactions or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether Citizens (in its capacity as the Administrative Agent and the Arranger) has advised or is currently advising any Credit Party or any of its Affiliates on other matters) and Citizens, as either the Administrative Agent or the Arranger, does not have any obligation to any Credit Party or any of their Affiliates with respect to the Transactions except those obligations expressly set forth herein and in the other Credit Documents; (d) Citizens and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their Affiliates, and Citizens has no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) Citizens has not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the Transactions (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Credit Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against Citizens with respect to any breach or alleged breach of agency or fiduciary duty.

Section 9.23         Responsible Officers.

The Administrative Agent and each of the Lenders are authorized to rely upon the continuing authority of the Responsible Officers with respect to all matters pertaining to the Credit Documents including, but not limited to, the selection of interest rates, the submission of requests for Extensions of Credit and certificates with regard thereto. Such authorization may be changed only upon written notice to Administrative Agent accompanied by evidence, reasonably satisfactory to Administrative Agent, of the authority of the Person giving such notice.

Section 9.24         Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any party hereto that us an Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)         the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)         the effects of any Bail-in Action on any such liability, including, if applicable:

(i)         a reduction in full or in part or cancellation of any such liability;

(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)         the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any applicable Resolution Authority.

Section 9.25         Certain ERISA Matters.

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arranger and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i)    such Lender is not an Employee Benefit Plan, nor is such Lender using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of any Employee Benefit Plan in connection with the Loans, the Letters of Credit or the Commitments,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement,

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Credit Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)    In addition, unless either (i) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (ii) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Credit Agreement, any Credit Document or any documents related hereto or thereto).

Section 9.26         Acknowledgement Regarding Any Supported QFCs.

To the extent that the Credit Documents provide support, through a guarantee or otherwise, for Swap Obligations or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States.

As used in this Section 9.18, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” shall mean any of the following:

a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b)

a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

ARTICLE X
GUARANTY

Section 10.1         The Guaranty.

In order to induce the Lenders to enter into this Agreement and any Bank Product Provider to enter into any Bank Product and to extend credit hereunder and thereunder and in recognition of the direct benefits to be received by the Guarantors from the Extensions of Credit hereunder and any Bank Product, each of the Guarantors hereby agrees with the Administrative Agent, the Lenders and the Bank Product Provider as follows: each Guarantor hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all Credit Party Obligations. If any or all of the indebtedness becomes due and payable hereunder or under any Bank Product, each Guarantor unconditionally promises to pay such indebtedness to the Administrative Agent, the Lenders, the Bank Product Providers, or their respective order, on demand, together with any and all reasonable expenses which may be incurred by the Administrative Agent or the Lenders in collecting any of the Credit Party Obligations. The Guaranty set forth in this Article X is a guaranty of timely payment and not of collection. The word “indebtedness” is used in this Article X in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of the Borrower, including specifically all Credit Party Obligations, arising in connection with this Agreement, the other Credit Documents or any Bank Product, in each case, heretofore, now, or hereafter made, incurred or created, whether voluntarily or involuntarily, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether or not such indebtedness is from time to time reduced, or extinguished and thereafter increased or incurred, whether the Borrower may be liable individually or jointly with others, whether or not recovery upon such indebtedness may be or hereafter become barred by any statute of limitations, and whether or not such indebtedness may be or hereafter become otherwise unenforceable.

Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).

Section 10.2         Bankruptcy.

Additionally, each of the Guarantors unconditionally and irrevocably guarantees jointly and severally the payment of any and all Credit Party Obligations of the Borrower to the Lenders and any Bank Product Provider whether or not due or payable by the Borrower upon the occurrence of any Bankruptcy Event and unconditionally promises to pay such Credit Party Obligations to the Administrative Agent for the account of the Lenders and to any such Bank Product Provider, or order, on demand, in lawful money of the United States. Each of the Guarantors further agrees that to the extent that the Borrower or a Guarantor shall make a payment or a transfer of an interest in any property to the Administrative Agent, any Lender or any Bank Product Provider, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to the Borrower or a Guarantor, the estate of the Borrower or a Guarantor, a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

Section 10.3         Nature of Liability.

The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Credit Party Obligations of the Borrower whether executed by any such Guarantor, any other guarantor or by any other party, and no Guarantor’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Credit Party Obligations of the Borrower, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to the Administrative Agent, the Lenders or any Bank Product Provider on the Credit Party Obligations which the Administrative Agent, such Lenders or such Bank Product Provider by the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

Section 10.4         Independent Obligation.

The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor or the Borrower and whether or not any other Guarantor or the Borrower is joined in any such action or actions.

Section 10.5         Authorization.

Each of the Guarantors authorizes the Administrative Agent, each Lender and each Bank Product Provider without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Credit Party Obligations or any part thereof in accordance with this Agreement and any Bank Product, as applicable, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any Guarantor or any other party for the payment of this Guaranty or the Credit Party Obligations and exchange, enforce waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their discretion may determine, (d) release or substitute any one or more endorsers, Guarantors, the Borrower or other obligors and (e) to the extent otherwise permitted herein, release or substitute any Collateral.

Section 10.6         Reliance.

It is not necessary for the Administrative Agent, the Lenders or any Bank Product Provider to inquire into the capacity or powers of the Borrower or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any Credit Party Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

Section 10.7         Waiver.

(a)         Each of the Guarantors waives any right (except as shall be required by applicable statute and cannot be waived) to require the Administrative Agent, any Lender or any Bank Product Provider to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party, or (iii) pursue any other remedy in the Administrative Agent’s, any Lender’s or any Bank Product Provider’s whatsoever. Each of the Guarantors waives any defense based on or arising out of any defense of the Borrower, any other guarantor or any other party other than payment in full of the Credit Party Obligations (other than (i) contingent indemnification obligations to the extent no claim giving rise thereto has been asserted, (ii) Bank Product Debt that, at the time of determination, are allowed by the Person to whom such Bank Product Debt are owing to remain outstanding or are not required to be repaid or cash collateralized pursuant to the provisions of any document governing such Bank Product Debt, and (iii) the Letters of Credit so long as such Letters of Credit have been cancelled or returned to the Issuing Lender or the Issuing Lender has received Cash Collateral (or other collateral satisfactory to the Issuing Lender) with respect to such Letters of Credit), including, without limitation, (i) any defense based on or arising out of the disability of the Borrower, any other guarantor or any other party, (ii) the unenforceability of the Credit Party Obligations or any part thereof from any cause, (iii) the cessation from any cause of the liability of the Borrower other than payment in full of the Credit Party Obligations, (iv) the invalidity or unenforceability of any Credit Party Obligations, (v) the amendment or waiver of any term of any Credit Party Obligations, (vi) the non-perfection or release of Collateral, and (vii) any law or regulation of any jurisdiction or any other event affecting any term of any Credit Party Obligations. The Administrative Agent may, at its election, foreclose on any security held by the Administrative Agent or a Lender by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Administrative Agent or any Lender may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Credit Party Obligations have been paid in full (other than (i) contingent indemnification obligations to the extent no claim giving rise thereto has been asserted, (ii) Bank Product Debt that, at the time of determination, are allowed by the Person to whom such Bank Product Debt are owing to remain outstanding or are not required to be repaid or cash collateralized pursuant to the provisions of any document governing such Bank Product Debt, and (iii) the Letters of Credit so long as such Letters of Credit have been cancelled or returned to the Issuing Lender or the Issuing Lender has received Cash Collateral (or other collateral satisfactory to the Issuing Lender) with respect to such Letters of Credit) and the Commitments have been terminated. Each of the Guarantors waives any defense arising out of any such election by the Administrative Agent or any of the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantors against the Borrower or any other party or any security.

(b)         Each of the Guarantors waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Credit Party Obligations. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Credit Party Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Lender shall have any duty to advise such Guarantor of information known to it regarding such circumstances or risks.

(c)         Each of the Guarantors hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the U.S. Bankruptcy Code, or otherwise) to the claims of the Lenders or any Bank Product Provider against the Borrower or any other guarantor of the Credit Party Obligations of the Borrower owing to the Lenders or such Bank Product Provider (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of this Guaranty until such time as the Credit Party Obligations shall have been paid in full (other than (i) contingent indemnification obligations to the extent no claim giving rise thereto has been asserted, (ii) Bank Product Debt that, at the time of determination, are allowed by the Person to whom such Bank Product Debt are owing to remain outstanding or are not required to be repaid or cash collateralized pursuant to the provisions of any document governing such Bank Product Debt, and (iii) the Letters of Credit so long as such Letters of Credit have been cancelled or returned to the Issuing Lender or the Issuing Lender has received Cash Collateral (or other collateral satisfactory to the Issuing Lender) with respect to such Letters of Credit) and the Commitments have been terminated. Each of the Guarantors hereby further agrees not to exercise any right to enforce any other remedy which the Administrative Agent, the Lenders or any Bank Product Provider now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the Credit Party Obligations of the Borrower and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Lenders and/or the Bank Product Providers to secure payment of the Credit Party Obligations of the Borrower until such time as the Credit Party Obligations (other than (i) contingent indemnification obligations to the extent no claim giving rise thereto has been asserted, (ii) Bank Product Debt that, at the time of determination, are allowed by the Person to whom such Bank Product Debt are owing to remain outstanding or are not required to be repaid or cash collateralized pursuant to the provisions of any document governing such Bank Product Debt, and (iii) the Letters of Credit so long as such Letters of Credit have been cancelled or returned to the Issuing Lender or the Issuing Lender has received Cash Collateral (or other collateral satisfactory to the Issuing Lender) with respect to such Letters of Credit) shall have been paid in full and the Commitments have been terminated.

Section 10.8         Limitation on Enforcement.

The Lenders and the Bank Product Providers agree that this Guaranty may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders or such Bank Product Provider (only with respect to obligations under the applicable Bank Product) and that no Lender or Bank Product Provider shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Lenders under the terms of this Agreement and for the benefit of any Bank Product Provider under any Bank Product.

Section 10.9         Confirmation of Payment.

The Administrative Agent and the Lenders will, upon request after payment of the Credit Party Obligations (other than (i) contingent indemnification obligations to the extent no claim giving rise thereto has been asserted, (ii) Bank Product Debt that, at the time of determination, are allowed by the Person to whom such Bank Product Debt are owing to remain outstanding or are not required to be repaid or cash collateralized pursuant to the provisions of any document governing such Bank Product Debt, and (iii) the Letters of Credit so long as such Letters of Credit have been cancelled or returned to the Issuing Lender or the Issuing Lender has received Cash Collateral (or other collateral satisfactory to the Issuing Lender) with respect to such Letters of Credit) which are the subject of this Guaranty and termination of the Commitments relating thereto, confirm to the Borrower, the Guarantors or any other Person that such indebtedness and obligations have been paid and the Commitments relating thereto terminated, subject to the provisions of Section 10.2.

Section 10.10         Eligible Contract Participant.

Notwithstanding anything to the contrary in any Credit Document, no Guarantor shall be deemed under this Article 10 to be a guarantor of any Swap Obligations if such Guarantor was not an “eligible contract participant” as defined in § 1a(18) of the Commodity Exchange Act, at the time the guarantee under this Article 10 becomes effective with respect to such Swap Obligation and to the extent that the providing of such guarantee by such Guarantor would violate the Commodity Exchange Act; provided however that in determining whether any Guarantor is an “eligible contract participant” under the Commodity Exchange Act, the guarantee of the Credit Party Obligations of such Guarantor under this Article 10 by a Guarantor that is also a Qualified ECP Guarantor shall be taken into account.

Section 10.11         Keepwell.

Without limiting anything in this Article 10, each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time to each Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act at the time the guarantee under this Article 10 becomes effective with respect to any Swap Obligation, to honor all of the Obligations of such Guarantor under this Article 10 in respect of such Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.11 for the maximum amount of such liability that can be hereby incurred without rendering its undertaking under this Section 10.11, or otherwise under this Article 10, voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The undertaking of each Qualified ECP Guarantor under this Section 10.11shall remain in full force and effect until termination of the Commitments and payment in full of all Loans and other Credit Party Obligations (other than (i) contingent indemnification obligations to the extent no claim giving rise thereto has been asserted, (ii) Bank Product Debt that, at the time of determination, are allowed by the Person to whom such Bank Product Debt are owing to remain outstanding or are not required to be repaid or cash collateralized pursuant to the provisions of any document governing such Bank Product Debt, and (iii) the Letters of Credit so long as such Letters of Credit have been cancelled or returned to the Issuing Lender or the Issuing Lender has received Cash Collateral (or other collateral satisfactory to the Issuing Lender) with respect to such Letters of Credit). Each Qualified ECP Guarantor intends that this Section 10.11 constitute, and this Section 10.11 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Guarantor that would otherwise not constitute an “eligible contract participant” under the Commodity Exchange Act.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by its proper and duly authorized officers as of the day and year first above written.

BORROWER:	FLUENT, LLC, a Delaware limited liability company By: /s/ Ryan Schulke Name: Ryan Schulke Title: Chief Executive Officer

GUARANTORS:

AMERICAN PRIZE CENTER LLC,

BIG PUSH MEDIA, LLC,

DELIVER TECHNOLOGY LLC,

EASE WINS, LLC,

FIND DREAM JOBS, LLC,

FLUENT MEDIA LABS, LLC,

HUNT FOR JOBS, LLC,

HVGUS, LLC,

INBOX PAL, LLC,

MAIN SOURCE MEDIA, LLC,

REWARD ZONE USA LLC,

REWARDSFLOW LLC,

SAMPLES & SAVINGS, LLC,

SEA OF SAVINGS, LLC,

SEARCH WORKS MEDIA, LLC

By:  /s/ Ryan Schulke

Name: Ryan Schulke

Title: Chief Executive Officer

ADPARLOR, LLC

VESEY STUDIOS, LLC

By: Fluent, LLC, its member

By:   /s/ Ryan Schulke

Name: Ryan Schulke

Title: Chief Executive Officer

[Signature Page to Credit Agreement]

CLICKGEN, LLC,

a Delaware limited liability company

By: Vesey Studios, LLC, its member

By: Fluent, LLC, its member

By:   /s/ Ryan Schulke

Name: Ryan Schulke

Title: Chief Executive Officer

BXY VENTURES LLC,

NETCREATIONS, LLC,

By: Vesey Studios, LLC, its member

By: Fluent, LLC, its member

By:   /s/ Ryan Schulke

Name: Ryan Schulke

Title: Chief Executive Officer

[Signature Page to Credit Agreement]

ADMINISTRATIVE AGENT:

CITIZENS BANK, N.A., as a Lender, Issuing Lender, Swingline Lender and as Administrative Agent on behalf of the Lenders

By:   /s/ Anthony M. Selvaggio

Name: Anthony M. Selvaggio

Title: Senior Vice President

[Signature Page to Credit Agreement]

LENDER:

BANKUNITED, N.A.,

as a Lender

By:   /s/ John S. Wamboldt

Name: John S. Wamboldt

Title: Senior Vice President

SILICON VALLEY BANK,

as a Lender

By:   /s/ Ryan Aberdale

Name: Ryan Aberdale

Title: Vice President

[Signature Page to Credit Agreement]